UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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APACHE CORPORATION

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FROM OUR CHAIRMAN OFTHE BOARD

Dear Fellow Shareholders,

This year we continued on our multi-year journey to transform Apache and execute on our strategy to create long-term value for our shareholders. Management and the Board remained focused on continuing to strategically balance and streamline our portfolio, maintaining our disciplined financial approach, and ensuring our investments and capital allocation generate meaningful full-cycle returns.

Building on this foundation, we made significant progress on our strategic priorities in 2018 that will position us for long-term value creation and returns to shareholders going forward; we:

▶

Continued to invest in our top-tier Permian Basin position including the establishment of Altus Midstream in partnership with Kayne Anderson Acquisition Corp., which leverages our midstream capabilities and long-term investment in Alpine High to create a premier midstream enterprise to service Alpine High and other Permian assets,

▶

Drove outstanding operational results across our portfolio, including 13 percent adjusted production growth, 17 percent Permian oil production growth year-over-year, and 152 percent reserve replacement; achieved substantial reductions in drilling, completion and equipment costs at Alpine High while significantly ramping production; and initiated our next growth phase in Egypt where we’re conducting seismic testing that has already identified new leads on both existing and newly acquired concessions,

▶

Continued to leverage the high margins, high returns, and significant free cash flow from our international assets in Egypt and the North Sea, driven by higher Brent oil price exposure, to facilitate development of the Permian Basin while maintaining financial flexibility,

▶

Accelerated initial production at Garten in the North Sea from first-quarter 2019 to fourth-quarter 2018, which was only seven months after its discovery and which is expected to exceed 7.4 million barrels of recoverable light oil plus associated natural gas,

▶

Promoted the optimization of our portfolio through the strategic review of organic growth opportunities, acreage acquisitions, and asset sales, while continuing to progress our testing and technical evaluations in growth areas such as Suriname and Alpine High,

▶	Continued our focus on improving long-term returns, achieving a cash return on invested capital that exceeded our plan target of 18 percent, and

▶

Reinforced our commitment to living within cash flow from operations while also returning capital to shareholders by purchasing 7.8 million shares and authorizing the repurchase of up to an additional 40 million shares, representing over 10 percent of shares outstanding. Our returns focused approach is driving our commitment to return at least 50 percent of cash flow in excess of plan, inclusive of asset sale proceeds, to investors before increasing planned activity levels. This builds on the shareholder-focused approach we have consistently demonstrated throughout the downturn, by not cutting the dividend or issuing equity to fund asset acquisitions.

Engagement remains paramount to our Board and management as a means to gather feedback and to ensure accountability and responsiveness to our various stakeholders. During 2018, management and the Board met with a broad range of investors and other stakeholders to discuss our business strategy, corporate governance, executive compensation program, sustainability practices, and oversight. Shareholder feedback is communicated to our full Board, and the input we received directly informed recent enhancements to our executive compensation program and expanded disclosure in this year’s proxy statement.

Our Board also continues to focus on its role of engaging with management and stakeholders to ensure alignment with Apache’s vision, mission, and strategy. Consistently taking the lead in advancing Apache’s corporate culture of integrity and adhering to our core values, including safety, respect, honesty, and environmental responsibility, is a critical aspect of our Board’s governance and oversight functions. Further engagement on these issues with shareholders, management, employees, and other stakeholders in the communities in which we operate remains a top priority.

Moving into 2019, we remain keenly aware of the need to maintain capital and financial discipline in the face of oil, gas, and natural gas liquids price volatility.

On behalf of the entire Board, I would like to thank all of our shareholders for your ongoing support and investment in Apache as we continue on our transformation. I look forward to continuing to make progress on our strategic priorities and generating significant value for our shareholders for years to come.

Sincerely,

John E. Lowe

CHAIRMAN OF THE BOARD

Apache Corporation

April 9, 2019

FROM OUR MANAGEMENT DEVELOPMENT & COMPENSATION COMMITTEE

Dear Fellow Shareholders,

As the independent Management Development & Compensation Committee of Apache Corporation, our most important mandate is to structure our executive compensation programs to create close alignment with our shareholders’ interests, while continuing to attract and retain talented executives to execute the Company’s strategy and create long-term value.

Shareholder Feedback:

We regularly seek feedback from our shareholders regarding our compensation practices. Over the course of the past year:

▶

Prior to our 2018 Annual Meeting, we reached out directly to shareholders representing 70 percent of shares outstanding. Shareholders representing 63 percent of shares outstanding either met with us or indicated that a meeting would not be necessary.

▶

After our 2018 Annual Meeting and during our annual comprehensive review of the Company’s compensation practices, we considered our shareholders’ feedback as we identified opportunities to strengthen our compensation practices.

▶

After completing our annual comprehensive review, we offered to meet once again with our shareholders to obtain their feedback regarding the changes we were contemplating. We reached out directly to shareholders representing 78 percent of shares outstanding. We then met with shareholders representing 53 percent of shares outstanding, with the others indicating that a meeting would not be necessary.

We made our independent chairman and chair of the MD&C Committee available for these discussions unless a shareholder preferred to speak with one or the other, or with management, directly.

As a result of this holistic shareholder engagement process, we have introduced many positive changes to our disclosures and compensation practices that appear to have widespread shareholder support. The changes, as well as the elements of our programs that remain unchanged, reflect the MD&C Committee’s response to the feedback we have received from our shareholders. Our response to shareholder feedback includes the following changes:

Annual Incentive Compensation Plan Changes:

▶

Implemented a scorecard approach for the MD&C Committee’s strategic goal assessment to promote transparency and differentiate between quantitative and qualitative metrics, answering the question “How did the MD&C Committee weight and score each goal?” – see page 45

▶	Explained the business rationale for each strategic goal, answering the question “How does each goal advance the Company’s long-term strategy?” – see page 38

▶

Placed greater emphasis on the Company’s returns focus by introducing a cash return on invested capital (CROIC) metric with a weighting of 20 percent in the 2018 program, and increasing the weighting to 25 percent in the 2019 program – see pages 38 and 51

▶	Considered reduction in methane emissions intensity and fresh water usage in the assessment of the health, safety, security, and environment (HSSE) operational goal – see pages 28 and 38

2019 Long-Term Incentive Compensation Plan Changes:

▶

Increased the weighting of long-term performance awards for all executives from 50 percent to 55 percent, so that our performance-based plan now constitutes a majority of the long-term incentive compensation program – see pages 28, 46, and 51

▶

Introduced a cap at target in the relative TSR portion of the performance share program in the event of negative absolute TSR, which supplements the negative discretion held by the MD&C Committee – see pages 28, 30, and 52

▶

Replaced the current non-TSR metrics in the performance share program with a long-term CROIC metric that is linked to the corporate plan, set at the beginning of the period, and measured over three years – see pages 27, 47, and 51

▶	Replaced stock options with cash-based RSU awards tied to Altus Midstream Company, Apache’s majority-owned midstream enterprise established in 2018 – see pages 28 and 52

▶	Enhanced disclosure around the 2016-2018 performance share program payout, including specifics regarding the overall TSR rank and quantitative measures – see pages 28, 48, and 49

Other Compensation Program Changes:

▶

Increased the stock ownership requirement of the CEO and President from 6x base salary to 10x base salary in order to ensure ongoing alignment with our shareholders’ interests – see pages 28, 31, and 52

▶

Identified differentiated peer groups: (1) a compensation peer group that takes into account our competition for executive talent among oil and gas exploration and production companies that, like Apache, operate in the United States and internationally, and (2) a TSR performance peer group that takes into account a balanced view of market competition for the production and sale of crude oil, natural gas, and natural gas liquids from conventional and unconventional resources – see pages 29 and 53

▶	For the second straight year, held flat the CEO and President’s base salary, target bonus, and target equity – see pages 28 and 36

The changes outlined above are in addition to the enhancements that were put into place in 2017 for our 2018 compensation program. The 2018 program changes were based on direct feedback we obtained from our shareholders in 2017 and early 2018 and include:

▶	Increased the weighting of the operational goals within the annual incentive compensation plan from 50 to 60 percent, which has been maintained in the 2019 program – see pages 28 and 36

▶	As noted above, added a CROIC metric to the annual incentive compensation plan weighted at 20 percent, which has been increased to 25 percent in the 2019 program – see pages 38 and 51

▶	Added a strategic goal focused on a plan for realizing long-term, double-digit return on capital employed (ROCE) – see pages 27 and 38

▶	Reduced the CEO and President’s enhanced life insurance benefit by 75 percent to align with market practices – see page 50

▶	Held flat the CEO and President’s base salary, target bonus, and target equity – see pages 28 and 36

The MD&C Committee is dedicated to ensuring that our compensation programs motivate long-term value creation. We believe the changes to our compensation programs help advance that prime objective. Taking into account shareholder feedback, we assess changes, and indeed all elements of the program, against the Company’s strategic focus:

▶	Operate safely and environmentally responsibly

▶	Generate competitive returns

▶	Maintain cash flow neutrality, production and reserves growth, and a balanced portfolio

▶	Return value to shareholders in the form of dividend payments, share repurchases, and debt reduction

▶	Focus on high-impact exploration opportunities

▶	Employ leading technology strategies

During the period 2015 to 2018, for example, we reduced methane emissions intensity and fresh water usage, maintained our dividend payments, repurchased shares, reduced our debt, avoided shareholder dilution, increased our Permian Region production, sustained robust free cash flow from our Egypt and North Sea regions, developed differential exploration opportunities in the U.S. and Suriname, created a new U.S. midstream entity anchored by our Alpine High assets, and strategically balanced our portfolio through the divestment of noncore assets. In addition, Apache is on track to achieve long-term, sustainable double-digit CROIC, as well as steady reserves and production growth utilizing enhanced technology strategies. In all of these ways, the period 2015 to 2018 has truly been transformative.

While the market absorbs the full import of this strategic transformation, we want to ensure that our compensation programs align with our shareholders’ experience. This is reflected in our CEO and President’s realized pay (including equity that vested during this period valued as of the vest date). During this pivotal 2015 to 2018 period, our CEO and President’s realized compensation was 48.5 percent lower than reported pay for the period. This compares to the Company’s stock price performance during that same period of -58.1 percent, excluding dividends. This strong alignment is now further reinforced by the CEO and President’s new stock ownership requirement of 10x his base salary, evidencing an unwavering commitment to long-term value creation.

We believe that our compensation programs will continue to help us attract and retain talented executives capable of leading and managing a multidimensional, multinational exploration and production company. In the spirit of Apache’s longstanding core values, which include seeking relentless improvement in all facets, we look forward to receiving your continuous feedback.

Sincerely,

Members of the Management Development and

Compensation Committee

William C. Montgomery, Chairman

Annell R. Bay

Rene R. Joyce

Daniel W. Rabun

April 9, 2019

One Post Oak Central, 2000 Post Oak Boulevard,

Suite 100, Houston, Texas 77056-4400

Notice of Annual Meeting of Shareholders

Thursday, May 23, 2019

10:00 a.m. Houston Time,

Hilton Houston Post Oak,

2001 Post Oak Boulevard, Houston, Texas 77056-4401

The 2019 annual meeting of shareholders of Apache Corporation, a Delaware corporation, will be held on Thursday, May 23, 2019, at 10:00 a.m. (Houston time), at the Hilton Houston Post Oak, 2001 Post Oak Boulevard, Houston, Texas 77056-4401, for the following purposes:

1.	Election of the ten directors named in the attached proxy statement to serve until the Company’s annual meeting in 2020;
2.	Ratification of appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal year 2019;
3.	Advisory vote to approve the compensation of the Company’s named executive officers; and
4.	Transaction of any other business that may properly come before the meeting or any adjournment thereof.

Holders of record of the Company’s common stock as of the close of business on March 25, 2019, are entitled to notice of, and to vote at, the annual meeting.

Your vote is important. Whether or not you plan to attend the meeting, we encourage you to vote as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail, the section titled “How to Vote” beginning on page 2 of this proxy statement, or, if you requested to receive printed proxy materials, your enclosed proxy card.

Houston, Texas

April 9, 2019

By order of the Board of Directors

Rajesh Sharma

Corporate Secretary

APACHE CORPORATION

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to be held on May 23, 2019:

This proxy statement, along with the Company’s Annual Report on Form 10-K for the fiscal year ended

December 31, 2018, are available free of charge at

http://www.proxydocs.com/APA

Information on our website and any other website referenced herein is not incorporated by reference into, and does not constitute a part of, this proxy statement.

APACHE CORPORATION - 2019 Proxy Statement	1

PROXY STATEMENT

GENERAL

This proxy statement contains information about the 2019 annual meeting of shareholders of Apache Corporation. In this proxy statement both “Apache” and the “Company” refer to Apache Corporation. This proxy statement and the enclosed proxy card are being made available to you by the Company’s Board of Directors starting on or about April 9, 2019.

PURPOSE OF THE ANNUAL MEETING

At the Company’s annual meeting, shareholders will vote on the following matters:

•	Proposals 1-10: election of directors;

•	Proposal 11: ratification of appointment of Ernst & Young LLP as the Company’s independent auditors;

•	Proposal 12: advisory vote to approve the compensation of the Company’s named executive officers; and

•	Transaction of any other business that properly comes before the meeting. As of the date of this proxy statement, the Company is not aware of any other business to come before the meeting.

There are no rights of appraisal or similar rights of dissenters arising from matters to be acted on at the meeting.

WHO CAN VOTE

Only shareholders of record holding shares of Apache common stock at the close of business on the record date, March 25, 2019, are entitled to receive notice of the annual meeting and to vote the shares of Apache common stock they held on that date. The Company’s stock transfer books will not be closed. A complete list of shareholders entitled to vote at the annual meeting will be available for examination by any Apache shareholder at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400, for purposes relating to the annual meeting, during normal business hours for a period of ten days before the meeting.

As of February 28, 2019, there were 375,906,962 shares of Apache common stock issued and outstanding. Holders of Apache common stock are entitled to one vote per share and are not allowed to cumulate votes in the election of directors.

HOW TO VOTE

If your shares of Apache common stock are held by a broker, bank, or other nominee (in “street name”), you will receive instructions from them on how to vote your shares. If your shares are held by a broker and you do not give the broker specific instructions on how to vote your shares, your broker may vote your shares at its discretion on “routine” matters to be acted upon at the annual meeting. However, your shares will not be voted on any of the “non-routine” matters described below. An absence of voting instructions on any “non-routine” matters will result in a “broker non-vote.”

The only “routine” matter to be acted upon at the annual meeting is Proposal No. 11: ratification of appointment of Ernst & Young LLP as the Company’s independent auditors. All other matters to be acted upon at the annual meeting are “non-routine” matters and, as such, if you hold all or any portion of your shares in street name and you do not give your broker or bank specific instructions on how to vote your shares, your shares will not be voted on any of the following “non-routine” matters:

•	Proposals 1-10: election of directors; and

•	Proposal 12: advisory vote to approve the compensation of the Company’s named executive officers.

If you hold shares of Apache common stock in your own name (as a “shareholder of record”), you may instruct the Company on how to vote your shares:

(1)	over the internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials; or

(2)

if you requested to receive printed proxy materials, by scanning the QR code on the enclosed proxy card with your mobile device (specific directions for using the mobile voting system are shown on the proxy card); or

2	APACHE CORPORATION - 2019 Proxy Statement

(3)

if you requested to receive printed proxy materials, by using the toll-free telephone number listed on the enclosed proxy card (specific directions for using the telephone voting system are included on the proxy card); or

(4)	if you requested to receive printed proxy materials, by marking, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided.

When using internet, mobile device, or telephone voting, the voting systems will verify that you are a shareholder through the use of a company number for Apache and a unique control number for you.

Whichever method you use to transmit your instructions, your shares of Apache common stock will be voted as you direct. If you designate the proxies named on the proxy card to vote on your behalf, but do not specify how to vote your shares, they will be voted:

•	FOR the election of the nominees for director,

•	FOR the ratification of appointment of Ernst & Young LLP as the Company’s independent auditors,

•	FOR the advisory vote to approve the compensation of the Company’s named executive officers, and

•	In accordance with the judgment of the persons voting the proxy on any other matter properly brought before the meeting.

If you vote in advance using one of these methods, you may still attend and vote at the meeting. See “Revoking a Proxy” below.

VOTING 401(K) SAVINGS PLAN SHARES

If you are an employee or former employee of the Company participating in the Apache 401(k) Savings Plan and have shares of Apache common stock credited to your plan account as of the record date, you will receive printed proxy materials, including a proxy card, in respect of such shares. You have the right to direct the plan trustee regarding how to vote the shares credited to your plan account as of the record date. The trustee for the 401(k) Savings Plan is Fidelity Management Trust Company.

The trustee will vote the shares in your plan account in accordance with your instructions. If you do not send instructions (in the manner described under “How to Vote” above) or if your proxy card is not received by May 20, 2019, the shares credited to your account will be voted by the trustee in the same proportion as it votes shares for which it did receive timely instructions.

REVOKING A PROXY

You may revoke a proxy before it is voted by submitting a new proxy with a later date by internet, mobile device, telephone, or mail (if applicable), by voting at the meeting, or by filing a written revocation with Apache’s corporate secretary. Your attendance at the annual meeting alone will not automatically revoke your proxy.

QUORUM

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of Apache common stock outstanding on the record date will constitute a quorum, permitting the business of the meeting to be conducted.

VOTES NEEDED

Election of Directors

The affirmative vote of a majority of the votes cast at the annual meeting is required for the election of directors. You may vote FOR or AGAINST any or all director nominees or you may ABSTAIN as to one or more director nominees. As set forth in our bylaws, only votes FOR or AGAINST the election of a director nominee will be counted. Abstentions and broker non-votes count for quorum purposes, but not for purposes of the election of directors. A vote to ABSTAIN is not treated as a vote FOR or AGAINST and will have no effect on the outcome of the vote.

APACHE CORPORATION - 2019 Proxy Statement	3

Ratification of the Appointment of Independent Auditors

The affirmative vote of a majority of the votes cast at the annual meeting is required for ratification of appointment of Ernst & Young LLP as the Company’s independent auditors. You may vote FOR or AGAINST the ratification of appointment of Ernst & Young LLP as the Company’s independent auditors or you may ABSTAIN. Votes cast FOR or AGAINST and ABSTENTIONS with respect to this matter will be counted as shares entitled to vote on the matter. Broker non-votes will also be counted as shares entitled to vote on this matter. A vote to ABSTAIN will have the effect of a vote AGAINST ratification of the appointment of our independent registered public accounting firm.

Advisory Vote to Approve the Compensation of Our Named Executive Officers

You may vote FOR or AGAINST the advisory vote to approve the compensation of our named executive officers or you may ABSTAIN. A majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote must be voted FOR approval of the advisory proposal in order for it to pass. Votes cast FOR or AGAINST and ABSTENTIONS with respect to the proposal will be counted as shares entitled to vote on the proposal. Broker non-votes will not be counted as shares entitled to vote on the proposal. A vote to ABSTAIN will have the effect of a vote AGAINST the proposal.

Other Business

The affirmative vote of a majority of the votes cast at the annual meeting is required for approval of any other business that may properly come before the meeting or any adjournment thereof. Only votes FOR or AGAINST approval of any other business will be counted. Abstentions and broker non-votes count for quorum purposes, but not for the voting on the approval of such other business.

WHO COUNTS THE VOTES

Representatives of EQ Shareowner Services will tabulate the votes and act as inspectors of the election.

4	APACHE CORPORATION - 2019 Proxy Statement

ELECTION OF DIRECTORS

(PROPOSAL NOS. 1 – 10)

The current terms of directors Annell R. Bay, John J. Christmann IV, Chansoo Joung, Rene R. Joyce, George D. Lawrence, John E. Lowe, William C. Montgomery, Amy H. Nelson, Daniel W. Rabun, and Peter A. Ragauss will expire at the annual meeting. Each of Ms. Bay, Mr. Christmann, Mr. Joung, Mr. Joyce, Mr. Lowe, Mr. Montgomery, Ms. Nelson, Mr. Rabun, and Mr. Ragauss has been recommended by the Company’s Corporate Governance and Nominating Committee and nominated by the Board of Directors for election by the shareholders to an additional one-year term. In addition, Juliet S. Ellis has been recommended by the Company’s Corporate Governance and Nominating Committee and nominated by the Board of Directors for election by the Company’s shareholders to a one-year term. If elected, Ms. Bay, Mr. Christmann, Ms. Ellis, Mr. Joung, Mr. Joyce, Mr. Lowe, Mr. Montgomery, Ms. Nelson, Mr. Rabun, and Mr. Ragauss will serve beginning upon their election until their respective successors shall have been duly elected and qualified at the annual meeting of shareholders in 2020.

On February 8, 2018, Rodman D. Patton, who reached Apache Corporation’s mandatory director retirement age of 75 in June 2018, notified the Company’s Board of Directors of his intention not to stand for re-election to the Board at the Company’s annual meeting of shareholders in May 2018. On February 4, 2019, George D. Lawrence, who served as a director since 1996, notified the Company’s Board of Directors of his intention not to stand for re-election to the Board at the Company’s annual meeting of shareholders in May 2019.

Unless otherwise instructed, all proxies will be voted in favor of these nominees. If one or more of the nominees is unwilling or unable to serve, the proxies will be voted only for the remaining named nominees. Proxies cannot be voted for more than ten nominees. The Board of Directors knows of no nominee for director who is unwilling or unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES AS DIRECTORS.

APACHE CORPORATION - 2019 Proxy Statement	5

Nominees for Election as Directors

Biographical information as of April 9, 2019, including principal occupation and business experience during the last five years, of each nominee for director, is set forth below. Unless otherwise stated, the principal occupation of each nominee has been the same for the past five years. In addition, each nominee’s experience, qualifications, attributes, or skills to serve on our Board are set forth below.

Annell R. Bay

Board tenure and responsibilities:

Ms. Bay, 63, joined the Company’s Board of Directors in May 2014. She chairs the Corporate Governance and Nominating Committee and is a member of the Management Development and Compensation Committee.

Experience:

From July 2011 to April 2014, Ms. Bay served as vice president, Global Exploration, of Marathon Oil Corporation, having previously held the position of senior vice president, Exploration, since June 2008.

Prior to joining Marathon, Ms. Bay served as vice president, Americas Exploration of Shell Exploration and Production Company from 2004-2008.

Prior to joining Shell, Ms. Bay was vice president, Worldwide Exploration, and vice president, North America Exploration, of Kerr-McGee Oil and Gas Corporation, having been with Oryx Energy prior to its merger with Kerr-McGee.

Ms. Bay serves as a director of Hunting PLC, a London-based energy service provider, and Verisk Analytics, Inc., a global data analytics provider. She also serves on the advisory boards for the Jackson School of Geosciences at the University of Texas at Austin and the Independent Petroleum Association of America Energy Education Center.

Skills and qualifications:

With her extensive executive experience in the oil and gas industry, and as a result of her service on the advisory boards of educational and industry organizations, Ms. Bay brings to the Board a wealth of oil and gas exploration and operations, civic, and educational experience.

As a member of public company boards in two countries having significantly different governance regulatory regimes, Ms. Bay also brings unique governance skills and experience to the Board. She is a highly regarded speaker at major governance events on both sides of the Atlantic. She has hosted individual and small group meetings with large and environmental-, social- and governance- (ESG) focused shareholders. As chair of the CG&N Committee, she has overseen the updating of the Company’s governance principles and the adoption of a committee calendar formalizing oversight of key ESG subjects.

6	APACHE CORPORATION - 2019 Proxy Statement

John J. Christmann IV

Board tenure and responsibilities:

Mr. Christmann, 52, was appointed the Company’s chief executive officer and president, and joined the Company’s Board of Directors effective January 20, 2015.

Experience:

Mr. Christmann previously served as the Company’s executive vice president and chief operating officer, North America, since January 2014.

From January 2010 through December 2013, he served as region vice president, Permian Region. From January 2004 through December 2009, he served as vice president, Business Development, and from April through December 2003, he served as production manager for the Gulf Coast Region. Prior to that, Mr. Christmann held various positions of increasing responsibility in the business development area since joining the Company in 1997.

Previously, Mr. Christmann was employed by Vastar Resources/ARCO Oil and Gas Company in business development, crude oil marketing, and various production, operational, and reservoir engineering assignments.

Mr. Christmann received his bachelor’s degree in petroleum engineering from the Colorado School of Mines and Master of Business Administration from Southern Methodist University.

Skills and qualifications:

With over 30 years in the oil and gas industry, including over 21 years at the Company leading both operational and staff functions and most recently serving as chief executive officer, Mr. Christmann has the proficiency and depth to manage and operate a large-scale oil and gas exploration and production company.

Mr. Christmann’s extensive experience in the oil and gas industry has provided him with an in-depth understanding of successful execution and operational management in the field, an appreciation and talent for value-added merger and acquisition activity, and the expertise to oversee the strategic direction of a large, publicly traded company.

His experience, coupled with his thorough knowledge and understanding of the Company’s assets and unique operations, complement Mr. Christmann’s management strengths and enable him to lead the Company through the complexities of day-to-day operations as well as the macro-economic impact of commodity prices.

Juliet S. Ellis

Experience:

Ms. Ellis, 59, served as a managing director and senior portfolio manager for Invesco Ltd. (Invesco) and as the chief investment officer for Invesco’s US Growth Equities Investment Management Unit until her retirement in March 2019. Ms. Ellis previously served as the chief investment officer for Invesco’s Small Cap Growth Fund and Small Cap Equity Fund between 2004 and 2017.

Prior to joining Invesco in 2004, Ms. Ellis was employed by JPMorgan Chase & Co. (JPMorgan), including its predecessor, Fleming Asset Management, where she held increasingly senior positions, starting from an equity analyst position in 1987 to a senior portfolio manager in 1993 and a managing director in 2000, where she served as senior portfolio manager of JPMorgan's small-cap equity and small-cap growth strategies. She began her investment career in 1981 with Merrill Lynch.

Ms. Ellis has been a member of the board of directors for Donnelley Financial Solutions, Inc. since 2018 and serves on its audit committee.

Skills and qualifications:

Ms. Ellis brings a variety of financial and executive experiences and perspectives to the Board. Her extensive experience in portfolio management, strategy, and risk oversight, along with her institutional-investor perspective, will enhance her contributions to the Board.

APACHE CORPORATION - 2019 Proxy Statement	7

Chansoo Joung

Board tenure and responsibilities:

Mr. Joung, 58, joined the Company’s Board of Directors in February 2011. He chairs the Audit Committee and is a member of the Corporate Governance and Nominating Committee.

Experience:

From 2005 to 2015, Mr. Joung was a partner and then senior advisor at Warburg Pincus LLC. He was responsible for making and monitoring investments in all sectors of the energy industry, including upstream, gas and gas liquids processing and transportation, and electric power. He was also responsible for global coordination of the firm’s renewables activities, including wind, solar, biofuels, and grid storage.

From 1987 to 2004, Mr. Joung was employed by Goldman Sachs where he held increasingly senior positions, culminating his 17-year career as head of the Americas Natural Resources Group in the investment banking division. His other leadership responsibilities in the investment banking division included stints as co-head of recruiting and co-head of women’s and diversity recruitment and development.

Prior to joining Apache’s Board, Mr. Joung served as a director on two other NYSE-listed company boards: Targa Resources Partners LP from 2007 to 2011, and Targa Resources Corporation from 2010 to 2011. He also served as a director on a number of private company boards during his tenure at Warburg Pincus.

Currently, Mr. Joung is an advisory director on the advisory board of TPH Asset Management LLC, an affiliate of Tudor, Pickering, Holt & Co.

Skills and qualifications:

Mr. Joung has spent almost his entire career in the finance industry working with energy companies. Through his experiences in private equity and as an investment banker, Mr. Joung gained significant experience with energy companies, the energy industry, and energy-related capital markets and mergers and acquisitions activity, which enhance his contributions to the Board. Those experiences have also given Mr. Joung the ability to identify, assess, and manage risk that can affect a large energy company like Apache.

Rene R. Joyce

Board tenure and responsibilities:

Mr. Joyce, 71, joined the Company’s Board of Directors in May 2017. He is a member of the Management Development and Compensation Committee.

Experience:

He currently serves as a director of midstream company Targa Resources Corporation (Targa Resources). Mr. Joyce previously served as executive chairman of the board of Targa Resources between 2012 and 2014 and as chief executive officer of Targa Resources between 2005 and 2011. Mr. Joyce also served as a member of the supervisory directors of Core Laboratories N.V. (Core Labs) from 2000 until May 2013.

In addition to his leadership roles with Targa Resources, several of its subsidiaries, and Core Labs, Mr. Joyce previously served as president of onshore pipeline operations of Coral Energy, LLC, a subsidiary of Shell Oil Company, and as president of energy services of Coral Energy Holding, LP, also a subsidiary of Shell and the gas and power marketing joint venture between Shell and Tejas Gas Corporation, a natural gas pipeline company.

Prior to Shell’s acquisition of Tejas in 1998, he served as president of various operating subsidiaries of Tejas. Mr. Joyce holds a Bachelor of Science degree in mechanical engineering from Louisiana State University and a law degree from Loyola University.

Skills and qualifications:

As a current director and former executive chairman and chief executive officer of Targa Resources, Mr. Joyce has gained extensive experience in the midstream sector of the oil and gas business. Given the corporation’s focus on midstream processing and takeaway capacity for its recent discovery at Alpine High, Mr. Joyce brings much needed midstream experience to the Board. Mr. Joyce’s understanding of this important area of focus for the Company enhances his contributions to the Board.

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John E. Lowe

Board tenure and responsibilities:

Mr. Lowe, 60, joined the Company’s Board of Directors in July 2013 and became non-executive chairman as of May 2, 2015.

Experience:

Mr. Lowe enjoyed a 30-year career with ConocoPhillips and Phillips Petroleum Company, serving in positions of increasing responsibility during that time. Most recently, he served as assistant to the chief executive officer of ConocoPhillips, a position he held from 2008 until Phillips 66 was spun-off from ConocoPhillips in 2012.

Previously, Mr. Lowe held a series of executive positions in the exploration and production, commercial, and planning areas of ConocoPhillips, including executive vice president, exploration and production from 2007 to 2008; executive vice president, Commercial from 2006 to 2007; and executive vice president, planning, strategy, and corporate affairs from 2002 to 2006, as a part of which his responsibilities included government relations, public affairs, and corporate technology.

Mr. Lowe is a member of the board of directors for Phillips 66, Houston, Texas, and TransCanada Corporation, Calgary, Alberta. He is a senior executive advisor to Tudor, Pickering, Holt & Co. He is a former board member of Agrium Inc., Chevron Phillips Chemical Co. LLC, DCP Midstream LLC, and DCP Midstream GP LLC, the general partner of DCP Midstream Partners LP.

Skills and qualifications:

With over 30 years of experience in the oil and gas industry, and as an executive of ConocoPhillips, a director of Phillips 66, a director of TransCanada, a senior executive advisor to Tudor, Pickering, Holt & Co., and a former director of Agrium, Chevron Phillips Chemical Co. LLC, DCP Midstream LLC, and DCP Midstream GP, Mr. Lowe brings valuable experience to the Board, including experience identifying, assessing, and minimizing risks faced by oil and gas companies.

William C. Montgomery

Board tenure and responsibilities:

Mr. Montgomery, 57, joined the Company’s Board of Directors in September 2011. He chairs the Management Development and Compensation Committee.

Experience:

From October 2002 to April 2011, Mr. Montgomery was a partner in the investment banking division of Goldman, Sachs & Co., where he headed the firm’s Americas Natural Resources Group as well as its Houston office and was a member of the Investment Banking Services Leadership Group. Over the span of 22 years as an investment banker, Mr. Montgomery focused globally on large-cap energy companies, primarily in the upstream, integrated, and oil service sectors.

Since July 2011, Mr. Montgomery has served as a partner of Quantum Energy Partners, a private equity firm that focuses on investments in the energy and power industries. He is a member of Quantum Energy’s executive and investment committees. In October 2015, Mr. Montgomery was elected a director of Enterprise Products Holdings LLC, the general partner of Enterprise Products Partners L.P., and serves on its audit and conflicts committee.

Mr. Montgomery has been an active civic leader, chairing the boards of the Houston Museum of Natural Science and the St. Francis Episcopal Day School. He currently serves on the board of trustees of The Kinkaid School, the Episcopal Health Foundation, and the Board of Visitors of the MD Anderson Cancer Center.

Skills and qualifications:

Mr. Montgomery has spent almost his entire career working in the finance industry focusing on large-cap energy companies. Formerly as an investment banker and now in private equity, Mr. Montgomery has gained significant experience with the energy industry and energy-related capital markets. The company also benefits from the extensive relationships that Mr. Montgomery has formed throughout his career serving various global energy companies. Mr. Montgomery’s contributions to the Board are aided by the knowledge and experience he gained from his current and former roles, which have involved broad and deep exposure to key issues impacting the upstream, midstream, and oil services sectors.

APACHE CORPORATION - 2019 Proxy Statement	9

Amy H. Nelson

Board tenure and responsibilities:

Ms. Nelson, 50, joined the Company’s Board of Directors in February 2014. She is a member of the Audit Committee and the Corporate Governance and Nominating Committee.

Experience:

Ms. Nelson is the president of Greenridge Advisors, LLC, which she founded in 2007 as an energy services and equipment consulting firm focused on the development, execution, and financing of growth strategies. Ms. Nelson advises her clients on strategy development, capital allocation, acquisition evaluation, and infrastructure development. Her clients span a broad range of oilfield service, product, and geographic markets.

From 2000 to 2007, Ms. Nelson served as a vice president of SCF Partners, an oilfield service and equipment-focused private equity firm, where she concentrated on investment strategy, investment execution, and portfolio company management.

She has also served on several private company boards during her tenure at SCF Partners and Greenridge Advisors. Since 2018, Ms. Nelson has served on the NACD TriCities Chapter Board of Directors.

From 1992 to 1998, Ms. Nelson worked for Amoco Production Company in planning, project management, and engineering roles.

Skills and qualifications:

Ms. Nelson has devoted her career to serving companies in the oil and gas industry. Ms. Nelson’s experiences have provided her with valuable insight into corporate strategy, capital allocation, and the assessment and management of risks faced by oil and gas companies.

Over the past decade, Ms. Nelson has also developed substantial water-related expertise in unconventional field development water cycle, including treatment technologies, water delivery and take-away temporary and permanent infrastructure, frac-water sources, containment and salt water disposal, management of access rights to ground, surface, industrial, and municipal water sources, and management of regulatory and compliance issues. Ms. Nelson’s understanding of this important environmental subject enhances her contributions to the Board.

Daniel W. Rabun

Board tenure and responsibilities:

Mr. Rabun, 64, joined the Company’s Board of Directors in May 2015. He is a member of the Management Development and Compensation Committee and the Corporate Governance and Nominating Committee.

Experience:

From 2007 to his retirement in May 2015, Mr. Rabun served as the chairman of Ensco plc, an offshore drilling services company, based in London. He retired as president and chief executive officer of Ensco in June 2014, having held the office of chief executive officer for more than seven years and president for more than eight years.

From 1986 through 2005, prior to joining Ensco, Mr. Rabun was a partner with the international law firm of Baker & McKenzie LLP, where he provided legal advice to oil and gas companies.

Mr. Rabun is a non-executive director of Golar LNG Ltd. and the Chairman of the Board of Apergy Corporation. During 2012, he served as chairman of the International Association of Drilling Contractors. Mr. Rabun has also been a certified public accountant since 1976.

Skills and qualifications:

Mr. Rabun brings a variety of experiences to our Board, including service as chairman of the board, president, and chief executive officer of Ensco. During Mr. Rabun’s term at Ensco, Ensco drilled some of the most complex wells for super majors, national oil companies, and independent operators in nearly every strategic oil and gas area in the world, from the North Sea to the “golden triangle” of the Gulf of Mexico, Brazil, and West Africa, and from the Middle East and the Mediterranean to Asia and Australia. Mr. Rabun’s experience as non-executive director of Golar LNG Ltd. gives him invaluable insight into the global liquid natural gas business, which will be beneficial to the corporation in its efforts to market natural gas from the Alpine High discovery in the Delaware Basin. In addition, Mr. Rabun’s experience as chairman of the board of Apergy Corporation gives him good insight into new technologies used to drill and produce oil and gas.

Mr. Rabun’s international experience, global perspective, experience with strategic acquisitions, and financial acumen from having served as a public company’s chairman, president and chief executive officer assist the Board in the assessment and management of risks faced by oil and gas companies.

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Peter A. Ragauss

Board tenure and responsibilities:

Mr. Ragauss, 61, joined the Company’s Board of Directors in December 2014. He is a member of the Audit Committee.

Experience:

In November 2014, Mr. Ragauss retired from Baker Hughes after serving eight years as senior vice president and chief financial officer.

From 2003 to 2006, prior to joining Baker Hughes, Mr. Ragauss was controller, Refining and Marketing, for BP p.l.c. From 2000 to 2003, he was chief executive officer for Air BP. From 1998 to 2000, he was assistant to group chief executive for BP Amoco. He was vice president of Finance and Portfolio Management for Amoco Energy International when Amoco Corporation merged with BP.

From 1996 to 1998, Mr. Ragauss served as vice president of Finance for El Paso Energy International. He held positions of increasing responsibility at Tenneco Inc. from 1993 to 1996, and Kidder, Peabody & Co. Incorporated from 1987 to 1993.

Mr. Ragauss was elected a director of The Williams Companies, Inc. in September 2016.

Skills and qualifications:

Mr. Ragauss brings a wealth of accounting, financial, and executive experience to the Board, having held senior positions, including as chief executive officer, chief financial officer, controller and vice president finance. His wide and varied experiences in the oil and gas industry, including in the area of finance, have provided him with a unique understanding and insight concerning the risks faced by oil and gas companies.

APACHE CORPORATION - 2019 Proxy Statement	11

Director Independence

During 2018 and the first two months of 2019, the Board of Directors evaluated all business and charitable relationships between the Company and the Company’s non-employee directors (all directors other than Mr. Christmann) and all other relevant facts and circumstances. As a result of the evaluation, the Board of Directors determined, as required by the Company’s Governance Principles, that each non-employee director is an independent director as defined by the standards for director independence established by applicable laws, rules, and listing standards including, without limitation, the standards for independent directors established by The New York Stock Exchange, Inc. (“NYSE”), The NASDAQ National Market (“NASDAQ”), and the Securities and Exchange Commission (“SEC”). The Company’s Governance Principles are available on the Company’s website (www.apachecorp.com).

The Company’s Governance Principles require that the independent directors meet in executive session at least twice each year; in 2018, they met five times in executive session. These executive sessions are chaired by a non-executive chairman or a lead director. Pursuant to the Company’s Governance Principles, the non-executive chairman or lead director is an independent director who is elected from time to time, but not less than annually, by the affirmative vote of a majority of the independent directors. In addition to chairing the executive sessions, the non-executive chairman or lead director discusses management’s proposed meeting agenda with the other independent directors and reviews the approved meeting agenda with our chief executive officer, leads the discussion with our chief executive officer following the independent directors’ executive sessions, ensures that the Board’s individual group and committee self-assessments are done annually, leads periodic discussions with other Board members and management concerning the Board’s information needs, and is available for discussions with major shareholders. John E. Lowe has served as the Company’s non-executive chairman since May 2015. The role and responsibilities of the non-executive chairman or lead director and the method established for communication of concerns to the independent directors are included in the Company’s Governance Principles.

Reporting of Concerns to Independent Directors

Anyone who has concerns about the Company may communicate those concerns to the independent directors. Such communication should be mailed to the Company’s corporate secretary at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400, and the corporate secretary will forward such communications to the independent directors.

Board Leadership Structure and Risk Oversight

Board Leadership Structure

At different times in the Company’s history the positions of chair and chief executive officer have been split or combined as circumstances have warranted. Consistent with good governance practices, the Company took the opportunity presented by the retirement of our former chief executive officer and president to create a position for an independent non-executive chairman. Independent director John E. Lowe was appointed non-executive chairman effective May 2, 2015. The Board regularly reviews all aspects of its governance profile, including the Board leadership structure, and will make changes as appropriate.

Risk Oversight

The goal of the Company’s risk management process is to understand and manage risk; management is responsible for identifying and managing the risks, while directors provide oversight to management in this process. Management identifies the significant risks facing the Company and the approaches to mitigate such risks. The Company’s Governance Principles state that in addition to its general oversight of management, the Board of Directors is responsible for a number of specific functions, including assessing major risks facing the Company and reviewing options for their mitigation.

Our Board of Directors has three standing independent committees: Audit, Corporate Governance and Nominating, and Management Development and Compensation. Our Audit Committee is primarily responsible for overseeing the Company’s financial risk management processes on behalf of the Board. The Audit Committee charter provides that the Audit Committee should review and discuss with management (and, if appropriate, the Auditor) risks related to financial matters, including, but not limited to, credit ratings, derivatives and hedging strategies, counterparties to financial instruments, debt, leases, and other balance sheet items and financial risks. In addition, the Audit Committee reports to the Board of Directors, which also considers the Company’s entire risk profile. The Audit Committee and the Board of Directors obtain input from management regarding the most significant risks facing the Company and the Company’s risk management strategy including financial, operational, and cybersecurity risks.

The Audit Committee and the Board endeavor to ensure that the risks undertaken are consistent with the Board’s tolerance for risk. While the Board is responsible for setting, monitoring, and maintaining the Company’s risk management

12	APACHE CORPORATION - 2019 Proxy Statement

policies and practices, the Company’s executive officers and members of our management team are responsible for implementing and overseeing our day-to-day risk management processes. Additionally, the Board has created a Corporate Risk Management Committee composed of certain members of our management team. The Corporate Risk Management Committee monitors and manages risks and is tasked with, among other things, ensuring sound policies, procedures, and practices are in place to address corporate-wide management of risks including financial, operational, and cybersecurity risks. The Company believes that this division of responsibility is the most effective way to monitor and control risk.

In addition to the oversight provided by our full Board of Directors, Audit Committee, executive officers and the members of our management team, including our Corporate Risk Management Committee, our independent directors hold regularly scheduled executive sessions as often as they deem appropriate, but in any event at least twice each year. These executive sessions provide an additional avenue through which we monitor the Company’s risk exposure and policies regarding risk management.

For risk considerations in our compensation programs, please see “Compensation Discussion and Analysis – Risk Considerations in Compensation Programs” included in this proxy statement.

Standing Committees and Meetings of the Board of Directors

The Board of Directors has an Audit Committee, a Corporate Governance and Nominating (“CG&N”) Committee, and a Management Development and Compensation (“MD&C”) Committee. Actions taken by these committees are reported to the Board of Directors at the next Board meeting. During 2018, each of the Company’s continuing directors attended at least 75 percent of all meetings of the Board of Directors and committees of which he or she was a member. All directors attended the Company’s 2018 annual meeting of shareholders held on May 24, 2018.

Name	Board	Audit	CG&N	MD&C
Annell R. Bay
John J. Christmann IV

Chansoo Joung

Rene R. Joyce

George D. Lawrence*

John E. Lowe

William C. Montgomery

Amy H. Nelson

Daniel W. Rabun

Peter A. Ragauss
No. of Meetings in 2018	6	9	8	6

Independent Non-Executive Chairman of the Board

Committee Chairman

*

On February 4, 2019, Mr. Lawrence notified the Board of his intention not to stand for re-election at the 2019 annual meeting of shareholders, which would mark the expiration of his current term as a director of the Company.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibility relating to (i) the integrity of the Company’s consolidated financial statements, accounting and financial reporting processes, and systems of internal controls over accounting and financial reporting; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications, independence, and performance, including sole authority for appointment, compensation, oversight, evaluation, and termination; (iv) the performance of the Company’s internal audit function; (v) the report of the Audit Committee required by the rules of the SEC, as included in this proxy statement; and (vi) the fulfillment of the other responsibilities set out in its charter. The Audit Committee charter, as adopted by the Board of Directors and which reflects applicable SEC, NYSE, and NASDAQ rules and regulations, is available on the Company’s website (www.apachecorp.com).

APACHE CORPORATION - 2019 Proxy Statement	13

As described more fully above in “Board Leadership Structure and Risk Oversight,” the Audit Committee is also tasked with overseeing the guidelines, policies, and controls governing the process by which management of the Company assesses and manages the Company’s exposure to risk.

The Board of Directors has determined that all members of the Audit Committee qualify as financial experts, as defined in Item 407 of Regulation S-K under the Securities Act of 1933, as amended, and each are considered “financially literate” under NYSE rules. During 2018 and the first two months of 2019, the Board of Directors reviewed the composition of the Audit Committee pursuant to the rules of the SEC, NYSE, and NASDAQ governing audit committees. Based on this review, the Board of Directors confirmed that all members of the Audit Committee are “independent” under the SEC, NYSE, and NASDAQ rules.

CG&N Committee

The duties of the CG&N Committee include recommending to the Board of Directors the slate of director nominees submitted to the shareholders for election at each annual meeting and proposing qualified candidates to fill vacancies on the Board of Directors. The CG&N Committee is also responsible for developing corporate governance principles for the Company, reviewing related party transactions, and overseeing the evaluation of the Board of Directors. During 2018 and the first two months of 2019, the Board of Directors reviewed the composition of the CG&N Committee pursuant to the rules of the NYSE and NASDAQ governing nominating and governance committees. Based on this review, the Board of Directors confirmed that all members of the CG&N Committee are “independent” under the NYSE and NASDAQ rules. The CG&N Committee charter, as adopted by the Board of Directors, is available on the Company’s website (www.apachecorp.com).

The CG&N Committee considers director nominee recommendations from executive officers of the Company, independent members of the Board, and shareholders of the Company, as well as recommendations from other interested parties. The CG&N Committee may also retain an outside search firm to assist it in finding appropriate nominee candidates. Shareholder recommendations for director nominees received by Apache’s corporate secretary (at the address for submitting shareholder proposals and nominations set forth under the heading “Future Shareholder Proposals and Director Nominations” below) are forwarded to the CG&N Committee for consideration.

MD&C Committee

The MD&C Committee reviews the Company’s management resources and structure and administers the Company’s compensation programs and retirement, stock purchase, and similar plans. During 2018 and the first two months of 2019, the Board of Directors reviewed the composition of the MD&C Committee pursuant to the rules of the NYSE and NASDAQ governing compensation committees. Based on this review, the Board of Directors confirmed that all members of the MD&C Committee are “independent” under the NYSE and NASDAQ rules. All members of the Committee are also “outside directors,” as defined by applicable federal tax law or regulations of the Internal Revenue Service. The MD&C Committee charter, as adopted by the Board of Directors, is available on the Company’s website (www.apachecorp.com).

Committee Charters

You can access electronic copies of the charters of the Audit Committee, CG&N Committee, and MD&C Committee of the Board of Directors on the Company’s website (www.apachecorp.com). Our Governance Principles and our Code of Business Conduct, which meet the requirements of a code of ethics under applicable SEC regulations and NYSE and NASDAQ standards, each document as amended from time to time, are also available on the Company’s website. You may request printed copies of any of these documents by writing to Apache’s corporate secretary at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400.

Board and Committee Evaluations

Our Board of Directors recognize that a thorough evaluation process is an important element of corporate governance and enhances our Board’s effectiveness. Therefore, each year, the independent non-executive chairman of the Board oversees the evaluation process to ensure that the full Board and each committee conduct an assessment of their performance and solicit feedback for areas of improvement. With respect to the full Board, our chairman interviews each Board member individually in a wide ranging interview to solicit Board performance feedback. In turn, the chairwoman of the CG&N Committee interviews each Board member to solicit feedback on the non-executive chairman’s performance. Each committee also conducts a thorough annual self-evaluation in each committee’s executive session. These evaluations are then shared with the full Board during the Board’s executive session.

In 2019, the Board also engaged the National Association of Corporate Directors (“NACD”), which administered an independent board evaluation through individual interviews with each director and an online survey completed by each director. After discussion with the independent non-executive chairman and the chairwoman of the CG&N Committee, NACD facilitated a discussion of the results with the full Board.

14	APACHE CORPORATION - 2019 Proxy Statement

Criteria for New Board Members and Re-Election of Board Members

The CG&N Committee considers the following criteria in recommending new nominees or the re-election of directors to the Company’s Board of Directors and its committees:

•

Expertise and perspective needed to govern the business and strengthen and support senior management; for example: strong financial expertise, knowledge of international operations, or knowledge of the petroleum industry and/or related industries.

•	Sound business judgment and a sufficiently broad perspective to make meaningful contributions.

•	Interest and enthusiasm in the Company and a commitment to become involved in its future.

•	The time and energy to meet Board of Directors commitments.

•	Ability to constructively participate in discussions, with the capacity to quickly understand and evaluate complex and diverse issues.

•	Dedication to the highest ethical standards.

•	Dedication to the highest health, safety, and environmental standards.

•	Supportive of management, but independent, objective, and willing to question and challenge both openly and in private exchanges.

•	An awareness of the dynamics of change and a willingness to anticipate and explore opportunities.

All decisions to recommend the nomination of a new nominee for election to the Board of Directors or for the re-election of a director are within the sole discretion of the CG&N Committee.

The above criteria and guidelines, together with the section of the Company’s Governance Principles entitled “Qualifications of Board Members,” constitute the policy of the CG&N Committee regarding the recommendation of new nominees or the re-election of directors to the Company’s Board of Directors or its committees. The Company’s Governance Principles are available on the Company’s website (www.apachecorp.com).

Diversity

Company policy precludes directors and employees from discriminating against any protected group. As such, all director candidates are evaluated, and the decision of whether or not to nominate a particular candidate is made, based solely on Company- and work-related factors and not with regard to a candidate’s or director’s inclusion in any protected class or group identified in the Company’s anti-discrimination policy. The Company’s approach to Board diversity complements this policy as we believe that Board diversity in all its aspects is essential to our business. We believe that Board diversity in all its aspects is essential to our business. Our criteria for Board selection, summarized above, operates as our diversity policy.

APACHE CORPORATION - 2019 Proxy Statement	15

Report of the Audit Committee

The following report of the Audit Committee of the Company shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall this report be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Audit Committee is operated under a charter that specifies the scope of the Committee’s responsibilities. The charter, which is reviewed annually and available on the Company’s website (www.apachecorp.com), was last amended and restated effective May 24, 2018.

The Board of Directors has determined that all four members of the Committee are independent based upon the standards adopted by the Board, which incorporate the independence requirements under applicable laws, rules, and regulations, including the listing standards of the New York Stock Exchange and the NASDAQ National Market and Rule 10A-3 of the Securities Exchange Act of 1934, as amended.

The Company’s management has the primary responsibility for preparing the Company’s financial statements, managing the accounting and financial reporting processes, devising and maintaining the systems of internal controls over financial reporting, and assessing the effectiveness of internal controls over financial reporting. Ernst & Young LLP, Apache’s independent registered public accounting firm (the “independent auditors”), is responsible for the integrated audit of the consolidated financial statements and auditing the Company’s internal controls over financial reporting. The Committee’s responsibility is to monitor and oversee these processes and procedures on behalf of the Board of Directors.

The Audit Committee held nine meetings during fiscal year 2018, including the five in-person meetings referenced below. The meetings of the Audit Committee are designed to facilitate and encourage communication among the Audit Committee, the Company, the Company’s internal audit function, and the Company’s independent auditors. Meeting agendas are set based upon the Audit Committee Charter and also include suggested topics from Committee members and/or other relevant topics. At four of the five Audit Committee meetings held in person during 2018, the Committee met with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, including internal controls over financial reporting, and the overall quality of the Company’s financial reporting.

The Committee is responsible for oversight of the qualifications, performance, and independence of the Company’s independent auditors and annually determines whether to retain the Company’s current independent auditors or retain another auditor. In doing so, the Audit Committee takes into consideration a number of factors, including the historical and recent performance of the independent auditors and lead partner, its global capabilities, its knowledge of the Company’s operations and industry, external data relating to audit quality and performance, including recent Public Company Accounting Oversight Board (United States) (“PCAOB”) reports, and independence. The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent auditors, in both fact and appearance.

The Audit Committee discussed with the Company’s internal auditors and the independent auditors the overall scope and plans for their respective audits. In addition, the Audit Committee reviewed with the independent auditors, which is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the standards of the PCAOB, including PCAOB Auditing Standard No. 1301, Communications With Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with the independent auditors the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the independent auditors’ independence.

The Audit Committee also reviewed and discussed together with management, the internal auditors, and the independent auditors the Company’s audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, including the clarity of disclosures in the financial statements, the results of management’s assessment of the effectiveness of the Company’s internal controls over financial reporting, and the internal and independent auditors’ audits of the Company’s internal controls over financial reporting.

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In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2018, filed by the Company with the Securities and Exchange Commission.

February 26, 2019	Members of the Audit Committee

Chansoo Joung, Chairman George D. Lawrence Amy H. Nelson Peter A. Ragauss

APACHE CORPORATION - 2019 Proxy Statement	17

Director Compensation

Summary of 2018 Director Compensation

Under the terms of the Company’s Non-Employee Directors’ Compensation Plan, as amended and restated on July 13, 2017 (the “Directors’ Compensation Plan”), and the Company’s Non-Employee Directors’ Restricted Stock Units Program (the “RSU Program”), each non-employee director receives an annual retainer, paid one-third in cash and two-thirds in stock.

The equity component of the annual Board retainer for the Company’s non-employee directors is not paid out until the non-employee director retires or otherwise leaves the Board of Directors.

The retirement plan for the Company’s non-employee directors limits participation to those members first elected to the Board of Directors on or before June 30, 2014.

Non-Employee Directors’ Cash Compensation

During 2018, under the terms of the Directors’ Compensation Plan, each non-employee director received an annual cash retainer of $100,000 for service on the Board of Directors, the non-executive chairman of the Board received an additional annual cash retainer of $100,000, and the chair of each committee and members of the Audit Committee received an additional cash retainer. There were no separate meeting attendance fees.

Under the terms of the Directors’ Compensation Plan, non-employee directors can defer receipt of all or any portion of their cash retainers. Deferred cash amounts accrue interest equal to the Company’s rate of return on its short-term marketable securities. Once each year, participating directors may elect to transfer all or a portion of their deferred cash amounts into the form of shares of Apache common stock. After such election, amounts deferred in the form of Apache common stock accrue dividends as if the stock were issued and outstanding when such dividends were payable. All deferred amounts, as well as accrued interest and dividends, are maintained in a separate memorandum account for each participating non-employee director. Amounts are paid out in cash and/or shares of Apache common stock, as applicable, upon the non-employee director’s retirement or other termination of his or her directorship, or on a specific date, in a lump sum or in annual installments over a ten-year (or shorter) period.

Non-Employee Directors’ Restricted Stock Units Program

During 2018, pursuant to the RSU Program, all non-employee directors were eligible to receive grants of restricted stock units (“RSUs”) at the end of each calendar quarter, with the number of RSUs calculated by dividing $50,000 by the fair market value of a share of Apache common stock on the date of grant, rounded down to the nearest whole number. Pursuant to the RSU Program, the Company’s non-executive chairman of the Board was also eligible to receive additional grants of RSUs at the end of each calendar quarter, with the number of RSUs calculated by dividing $25,000 by the fair market value of a share of Apache common stock on the date of grant, rounded down to the nearest whole number.

Grants under the RSU Program were made pursuant to the Company’s 2016 Omnibus Compensation Plan.

Each RSU is equivalent to one share of Apache common stock. If applicable, the grant is prorated for the non-employee director’s or non-executive chairman’s service during the calendar quarter.

The RSUs vest as of the grant date, with 100 percent automatic, mandatory deferral into the Outside Directors’ Deferral Program (the “Deferral Program”) established pursuant to the Company’s 2016 Omnibus Compensation Plan. Deferrals are invested in stock units with each stock unit being equivalent to one share of Apache common stock. Stock units accrue dividends as if the stock was issued and outstanding when such dividends were payable, and all dividend amounts are invested in additional stock units. All stock units are maintained in a separate memorandum account for each non-employee director. Stock units in the Deferral Program will be converted to shares of Apache common stock and paid out upon the non-employee director’s retirement or other termination of his or her directorship.

Annual Review of Director Compensation

In our annual review of director compensation, the benchmarking analysis provided to the Board for 2018 indicated that the average director compensation was just above the 25th percentile of our Compensation Peer Group (as defined in the Compensation Discussion and Analysis section) at that time.

Director Share Ownership Requirement

The Company has a minimum share ownership requirement for non-employee directors that requires each non-employee director to directly own shares and/or share equivalents the total value of which is equal to or greater than six times the

18	APACHE CORPORATION - 2019 Proxy Statement

annual Board retainer paid in cash, excluding additional retainers for service as a committee chair or as non-executive chairman. Based on an annual Board cash retainer of $100,000, each non-employee director is required to own shares and/or share equivalents the total value of which is at least $600,000 based on the value as of the acquisition date.

Non-employee directors must meet the ownership requirement within three years of the later of (i) July 16, 2014 or (ii) the date of his or her appointment to the Board of Directors. Once achieved, each non-employee director must continue to meet the minimum share ownership requirement for the duration of his or her service on the Board. As of February 28, 2019, each non-employee director, other than Mr. Joyce, directly owned shares of the Company’s common stock and/or share equivalents with total value equal to or greater than $600,000 (six times the annual cash Board retainer). Mr. Joyce has until May 2020 to meet the requirement. See beneficial ownership information under the heading “Securities Ownership and Principal Holders” below.

Pledging and Hedging Policies

The Company has a pledging policy that prohibits non-employee directors and executive officers from holding Apache securities in a margin account or pledging any Apache securities as collateral for a loan. The Company also has a hedging policy that prohibits non-employee directors and executive officers from entering into any hedge, or other transaction (such as puts, calls, options, or other derivative securities) in Apache securities that has the effect of limiting the risk of ownership of Apache common stock or stock options. As of the date of this proxy statement, each non-employee director was in compliance with the Company’s pledging and hedging policies.

Outside Directors’ Retirement Plan

An unfunded retirement plan for non-employee directors was established in December 1992. The Outside Directors’ Retirement Plan was most recently amended on July 16, 2014, effective as of June 30, 2014, to (i) limit participation to those members first elected to the Board of Directors on or before June 30, 2014 and (ii) specify that the amount of benefits will be determined as of the earlier of the date the non-employee director ceases to be a member of the Board of Directors or June 30, 2014, at which date the annual cash Board retainer was $150,000.

The plan is administered by the MD&C Committee and generally pays an annual benefit equal to 100 percent of the retired director’s annual cash Board retainer for a period based on length of service. Payments are made either (i) on a quarterly basis, for a maximum of ten years, or (ii) in a single lump sum equal to the net present value of the quarterly payments to which the director is entitled, and are paid from the general assets of the Company. In the event of the director’s death prior to receipt of all benefits payable under the plan, the remaining benefits are payable to the director’s surviving spouse or designated beneficiary until the earlier of the termination of the payment period or the death of the surviving spouse or designated beneficiary. During 2018, benefits were paid under this plan to five former directors who retired from the Company’s Board of Directors in 2013, 2014, 2015, or 2017.

Prior Plan for Directors’ Equity Compensation

The Equity Compensation Plan for Non-Employee Directors, originally established in February 1994, was terminated in January 2007. The original expiration date for this plan was July 1, 2009, with a maximum of 50,000 shares of common stock (115,500 shares after adjustment for the Company’s 2002 and 2003 stock dividends and 2004 stock split) for awards granted during the term of the plan. However, in February 2007, the plan was amended to provide that no new awards would be granted subsequent to January 1, 2007, and no awards have been made since that date. The plan continues in existence solely for the purpose of governing still-outstanding awards made prior to January 1, 2007.

Awards were made from shares of common stock held in the Company’s treasury and were automatic and non-discretionary. All shares awarded under the plan have vested, have full dividend and voting rights, and are not eligible for sale while the non-employee director is still serving as a member of the Board of Directors.

APACHE CORPORATION - 2019 Proxy Statement	19

Director Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2018:

Name(1) (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards(2) ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)(3)	All Other Compensation ($) (g)	Total ($) (h)
Annell R. Bay	115,000	199,899	—	—	—	—	314,899
Chansoo Joung	120,000	199,899	—	—	—	—	319,899
Rene R. Joyce	100,000	199,899	—	—	—	—	299,899
George D. Lawrence(4)	105,000	199,899	—	—	—	—	304,899
John E. Lowe	200,000	299,806	—	—	—	—	499,806
William C. Montgomery	120,000	199,899	—	—	—	—	319,899
Amy H. Nelson	105,000	199,899	—	—	—	—	304,899
Rodman D. Patton(4)	41,858	—	—	—	—	1,902,357(5)	1,944,216
Daniel W. Rabun	100,000	199,899	—	—	—	—	299,899
Peter A. Ragauss	105,000	199,899	—	—	—	—	304,899

(1)

Employee directors do not receive additional compensation for serving on the Board of Directors. John J. Christmann IV, the Company’s chief executive officer and president, is not included in this table as he was an employee of the Company during 2018. The compensation he received as an employee of the Company is shown in the Summary Compensation Table.

(2)

Grant date fair value, as computed in accordance with FASB ASC Topic 718, of RSUs granted during 2018 to each non-employee director based on the per share closing price of the Company’s common stock on the date of grant.

None of the non-employee directors had unvested RSUs or restricted Apache common stock at year-end 2018.

(3)	Earnings not included in column (f) of the Director Compensation Table as they are not above-market or preferential earnings.

(4)

On February 4, 2019, Mr. Lawrence notified the Board of his intention not to stand for re-election at the 2019 annual meeting of shareholders. On February 8, 2018, Mr. Patton notified the Board of his intention not to stand for re-election at the 2018 annual meeting of shareholders.

(5)

Benefits paid pursuant to the Outside Directors’ Retirement Plan. Includes $593,084 in previously reported stock awards that were deferred pursuant to the Non-Employee Directors’ Compensation Plan and the Outside Directors’ Deferral Program.

20	APACHE CORPORATION - 2019 Proxy Statement

Securities Ownership and Principal Holders

The following tables set forth, as of February 28, 2019, the beneficial ownership of the Company’s common stock, par value $0.625 per share, of (i) each director or nominee for director of the Company, (ii) the principal executive officer, the principal financial officer, and the three other most highly compensated executive officers who served as officers of the Company during 2018, and (iii) all directors and executive officers of the Company as a group. The table also presents the ownership of shares of Class A common stock of Altus Midstream Company (“Altus”) owned of record or beneficially owned as of the record date. The Company owns an approximately 79 percent interest in Altus. As of February 28, 2019, there were 74,929,305 shares of Class A common stock of Altus outstanding. All ownership information is based upon filings made by those persons with the SEC and upon information provided to the Company.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership in Apache (1)		Percent of Class	Amount and Nature of Beneficial Ownership in Altus (1)	Percent of Class
Annell R. Bay	19,714	(3)	*	20,000	*
Juliet S. Ellis	—			—
Chansoo Joung	65,603	(3)	*	25,000	*
Rene R. Joyce	18,374	(3)	*	—
George D. Lawrence (8)	75,174	(2)(3)	*	20,000	*
John E. Lowe	48,719	(3)	*	50,000	*
William C. Montgomery	40,465	(3)	*	20,000	*
Amy H. Nelson	22,660	(3)	*	10,000	*
Daniel W. Rabun	16,689	(3)	*	25,000	*
Peter A. Ragauss	18,175	(3)	*	25,000	*
John J. Christmann IV	976,737	(4)(5)(6)(7)	*	25,000	*
Stephen J. Riney	287,584	(5)(6)(7)	*	25,000	*
P. Anthony Lannie	341,822	(5)(6)(7)	*	25,000	*
Timothy J. Sullivan	225,517	(4)(5)(6)(7)	*	25,000	*
Grady L. Ables	146,076	(5)(6)(7)	*	25,000	*
All directors, nominees, and executive officers as a group (including the above named persons)	2,579,256	(4)(5)(6)(7)	*	320,000	*

*	Represents less than one percent of outstanding stock of common stock of the Company or Class A common stock of Altus, as applicable.

(1)

All ownership is sole and direct unless otherwise noted. Inclusion of any common stock not owned directly shall not be construed as an admission of beneficial ownership. Fractional stock have been rounded to the nearest whole share.

(2)	Includes vested restricted common stock awarded under the Company’s Equity Compensation Plan for Non-Employee Directors.

(3)

Includes the following common share equivalents related to retainer fees deferred under the Company’s Non-Employee Directors’ Compensation Plan and/or the Company’s Outside Directors’ Deferral Program: Ms. Bay – 19,714; Mr. Joung – 20,318; Mr. Joyce – 8,374; Mr. Lawrence – 30,899; Mr. Lowe – 28,719; Mr. Montgomery – 20,318; Ms. Nelson – 20,160; Mr. Rabun – 16,689; and Mr. Ragauss – 18,175.

(4)	Includes the following common stock equivalents held through the Company’s Deferred Delivery Plan: Mr. Christmann – 58,136; Mr. Sullivan – 6,751; and all executive officers as a group – 67,681.

(5)

Includes the following shares of common stock issuable upon the exercise of outstanding employee stock options, which are exercisable within 60 days: Mr. Christmann – 276,183; Mr. Riney – 73,534; Mr. Lannie – 133,863; Mr. Sullivan – 78,118; Mr. Ables – 31,357; and all executive officers as a group – 678,252.

(6)

Includes the following shares of common stock held by the trustee of the Company’s 401(k) Savings Plan and/or Non-Qualified Retirement/Savings Plan: Mr. Christmann – 88,224; Mr. Riney – 18,972; Mr. Lannie – 31,712; Mr. Sullivan – 12,907; Mr. Ables – 17,645; and all executive officers as a group – 201,487.

APACHE CORPORATION - 2019 Proxy Statement	21

(7)

Includes the following RSUs granted under the Company’s 2011 Omnibus Equity Compensation Plan and the 2016 Omnibus Compensation Plan: Mr. Christmann – 285,238; Mr. Riney – 116,518; Mr. Lannie – 86,364; Mr. Sullivan – 64,151; Mr. Ables – 55,462; and all executive officers as a group – 700,174.

(8)	On February 4, 2019, Mr. Lawrence notified the Board of his intention not to stand for re-election at the 2019 annual meeting of shareholders.

The following table sets forth the only persons known to the Company to be the owners of more than five percent (5%) of the outstanding shares of the Company’s common stock as of December 31, 2018, based on the information available as of February 28, 2019, according to reports filed with the SEC:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock par value $0.625	Dodge & Cox 555 California Street, 40th Floor San Francisco, California 94104	52,383,637 (a)	13.80
Common Stock par value $0.625	The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	40,538,777 (b)	10.68
Common Stock par value $0.625	BlackRock, Inc. 55 East 52nd Street New York, New York 10055	27,130,392 (c)	7.10
Common Stock par value $0.625	Baillie Gifford & Co Calton Square 1 Greenside Row Edinburgh EH1 3AN Scotland, UK	24,364,479 (d)	6.42
Common Stock par value $0.625	Davis Selected Advisers, L.P. 2949 East Elvira Road, Suite 101 Tucson, Arizona 85756	22,882,206 (e)	6.00
Common Stock par value $0.625	State Street Corporation State Street Financial Center One Lincoln Street Boston, Massachusetts 02111	20,623,888 (f)	5.40
Common Stock par value $0.625	Harris Associates L.P. 111 S. Wacker Drive, Suite 4600 Chicago, Illinois 60606	19,644,841 (g)	5.20

(a)	Per Schedule 13G/A filed by Dodge & Cox on February 14, 2019.
(b)	Per Schedule 13G/A filed by The Vanguard Group on February 11, 2019.
(c)	Per Schedule 13G/A filed by BlackRock, Inc. on February 4, 2019.
(d)	Per Schedule 13G filed by Baillie Gifford & Co on January 9, 2019.
(e)	Per Schedule 13G/A filed by Davis Selected Advisors, L.P. on February 13, 2019.
(f)	Per Schedule 13G filed by State Street Corporation on February 11, 2019.
(g)	Per Schedule 13G filed by Harris Associates L.P. on February 14, 2019.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and officers, as well as beneficial owners of ten percent or more of the Company’s common stock, to report their holdings and transactions in the Company’s securities. Based on information furnished to the Company and contained in reports provided pursuant to Section 16(a), as well as written representations that no other reports were required for 2018, the Company’s directors and officers timely filed all reports required by Section 16(a).

22	APACHE CORPORATION - 2019 Proxy Statement

Equity Compensation Plan Information

The following table summarizes information as of December 31, 2018, relating to the Company’s equity compensation plans, under which grants of stock options, RSUs, and other rights to acquire shares of Apache common stock may be granted from time to time.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)
Equity compensation plans approved by security holders(1)(5)	9,478,035	75.95(3)	16,159,233(4)
Equity compensation plans not approved by security holders(2)(5)	246,895	—	565,921
TOTAL	9,724,930	75.95(3)	16,725,154
(1)	Includes the Company’s 2007 Omnibus Equity Compensation Plan, 2011 Omnibus Equity Compensation Plan, and 2016 Omnibus Compensation Plan.

(2)	Includes the Directors’ Compensation Plan and Deferred Delivery Plan.

The Company’s Deferred Delivery Plan allows officers and certain key employees to defer income from RSUs granted under the 2007 Omnibus Equity Compensation Plan, the 2011 Omnibus Equity Compensation Plan, and the 2016 Omnibus Compensation Plan in the form of deferred units. Each deferred unit is equivalent to one share of Apache common stock. Distributions from the plan are made, at the election of the participant, beginning five years from deferral or upon termination of employment.

(3)	Weighted-average exercise price of outstanding stock options; excludes RSUs, performance-based stock units, and deferred stock units.

(4)	Available for grant under the 2016 Omnibus Compensation Plan, as of December 31, 2018.

(5)

See Note 11 of the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for the year ended December 31, 2018, for the material features of the 2007 Omnibus Equity Compensation Plan, 2011 Omnibus Equity Compensation Plan, and 2016 Omnibus Compensation Plan.

Executive Officers of the Company

Biographical information, as of April 9, 2019, for the executive officers of the Company is set forth below. Biographical information for John J. Christmann IV is set forth above under the caption “Nominees for Election as Directors.”

GRADY L. ABLES, 57, was appointed senior region vice president – North Sea, Egypt, and Houston Operations in February 2018, having been senior region vice president – North Sea Operations, HSSE, and Global Technical Services since July 31, 2017; senior region vice president – North Sea and Canada since June 2016; region vice president – Canada region and president of Apache Canada since June 2015, and region vice president – Central Region since July 2014. Prior to joining the Company in 2007 as drilling manager for joint venture Khalda Petroleum Company in Egypt, his experience included 17 years with Total Fina Elf and its predecessor company.

REBECCA A. HOYT, 54, was appointed senior vice president, chief accounting officer, and controller in August 2014, having been vice president, chief accounting officer, and controller since November 2010. She previously served as the Company’s vice president and controller since November 2006, assistant controller since 2003, and held positions of increasing responsibility within the accounting area since joining the Company in 1993. Previously, Ms. Hoyt was an audit manager with Arthur Andersen LLP, an independent public accounting firm, from 1992 to 1993.

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P. ANTHONY LANNIE, 65, was appointed executive vice president and general counsel in August 2009, and was interim chief financial officer from October 9, 2014 through March 2, 2015. Mr. Lannie served as senior vice president and general counsel since May 2004, and vice president and general counsel since March 2003. Prior to joining the Company, he was president of Kinder Morgan Power Company, Houston, Texas, from 2000 through February 2003, and president of Coral Energy Canada in 1999. Mr. Lannie was senior vice president and general counsel of Coral Energy, an affiliate of Shell Oil Company and Tejas Gas Corporation, from 1995 through 1999, and of Tejas Gas Corporation from 1994 until its combination with Coral Energy in 1998.

W. MARK MEYER, 55, was named executive vice president – Energy Technology, Data Analytics & Commercial Intelligence effective Jan. 2019, having previously been senior vice president – Energy Technology, Data Analytics & Commercial Intelligence since Sept. 2018 and senior vice president – Energy Technology Strategies since March 2018. In the three years prior to joining Apache, he was managing director and, most recently, head of securities and research with Tudor, Pickering, Holt & Co., a Houston-based energy-focused investment and merchant bank. From 2005 to 2015, Mr. Meyer managed a variety of energy portfolios for institutional clients, most notably as president of RR Advisors, LLC from 2007 to 2015 where he was co-founder of its upstream-oriented public and private equity strategies. From 1999 to 2005, he was the lead equity research analyst at Simmons & Company International and Goldman Sachs. Prior to his equity research and institutional investing career, Mr. Meyer served from 1985 to 1999 in a variety of management consulting and oil & gas industry managerial, technical and operational roles, both domestically and internationally with AT Kearney, Union Texas Petroleum, Exxon and Chevron.

DAVID A. PURSELL, 54, is executive vice president of Planning, Reserves and Fundamentals. Before joining Apache in early 2018, Pursell served as managing director of Investment Banking for Tudor, Pickering, Holt & Co. (TPH). Before that, he served as head of Macro Research and was one of the founders of Pickering Energy Partners, Inc. in 2004. Prior to TPH, Mr. Pursell was director of Upstream Research at Simmons & Company International. Earlier in his career, he worked in various production and reservoir engineering assignments at S.A. Holditch and Associates, which is now part of Schlumberger. While at Holditch, Mr. Pursell’s focus was on unconventional gas development in the US and India as well as international field studies in Mexico, Egypt, Venezuela, Indonesia, and Russia. He began his career at ARCO Alaska in Anchorage with production and operations engineering assignments in South Alaska and the North Slope.

DOMINIC J. RICOTTA, 54, was appointed senior vice president – Human Resources in September 2016, having been vice president and associate general counsel since July 2010, and assistant general counsel since May 2007. Prior to joining the Company in 1998, he was a partner in the law firm of Holme, Roberts & Owen LLP.

STEPHEN J. RINEY, 58, was appointed executive vice president on February 18, 2015, and chief financial officer effective March 3, 2015. Prior to joining the Company, he served as chief financial officer for BP Exploration and Production from July 2012 to January 2015, and global head of mergers and acquisitions for BP p.l.c. from January 2007 to June 2012.

TIMOTHY J. SULLIVAN, 63, was appointed executive vice president – Operations Support effective January 1, 2016, having been senior vice president – Operations Support since June 2015. In this role, he supports the Company’s CEO in operational strategy, goal setting, capital allocation, market intelligence, and marketing. Previously, he served as region vice president – Canada, and president of Apache Canada from January 2013 through May 2015, reservoir engineering manager for the Central region from January 1997 to January 2013, and senior reservoir engineer from 1986 through 1996. Prior to joining the Company, Mr. Sullivan worked in various engineering roles for Cotton Petroleum Corporation and Texaco Inc.

24	APACHE CORPORATION - 2019 Proxy Statement

EXECUTIVE COMPENSATION

APACHE CORPORATION - 2019 Proxy Statement	25

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Discussion and Analysis (CD&A) section describes the compensation program for our Chief Executive Officer and President (referred to throughout as our CEO and President) and the other Named Executive Officers (together, the NEOs):

Named Executive Officer	Title
John J. Christmann IV	Chief Executive Officer and President
Stephen J. Riney	Executive Vice President and Chief Financial Officer
P. Anthony Lannie	Executive Vice President and General Counsel
Timothy J. Sullivan	Executive Vice President, Operations Support
Grady L. Ables	Senior Region Vice President, North Sea, Egypt, and Houston Operations

2018 Compensation Program Overview

Element	Objective	Detail
Base Salary	Recruit and retain executive talent with experience in oil and gas exploration and production (E&P) companies operating in the United States and internationally	▶ Target base pay at peer median ▶ Review base salaries annually
Annual Incentive Compensation	Motivate and reward our NEOs and employees to create long-term value by achieving key business objectives in 2018

▶  Base achievement against pre-determined corporate objectives, 83 percent of which are quantitative and 17 percent qualitative in 2018 as follows:

•  20 percent quantitative cash return on invested capital (CROIC)[1] goal in response to shareholder feedback asking that the Company focus on generating competitive returns

•   10 percent goal related to health, safety, security and the environment (HSSE), including methane emissions intensity and fresh water usage

•  30 percent quantitative operational goals related to key aspects of the business, including cost management, production, and economic reserve replacement, and drilling program rate of return (removed for 2019 in favor of greater emphasis on CROIC)

•   23 percent quantitative/binary strategic goals related to midstream optimization, return on capital employed (ROCE)[2], and free cash flow

•  17 percent qualitative strategic goals related to an Alpine High development plan, portfolio management, and technology strategies

▶  Establish targets for each objective at the beginning of the year based on our corporate plan for allocating capital (the “plan”)

▶  Set aggressive targets at or above plan to support execution of our corporate objectives in any commodity price environment

[1]

CROIC is calculated with the numerator as cash flow from operations before changes in working capital, excluding Egypt noncontrolling interests, with financing costs added back, and the denominator as average debt plus average Apache shareholders’ equity.

[2]	ROCE is calculated with the numerator as adjusted earnings plus financing costs and taxes (excluding Egypt taxes) and the denominator as average debt plus average Apache shareholders’ equity

26	APACHE CORPORATION - 2019 Proxy Statement

Element	Objective	Detail
Long-Term Incentive Compensation	Align the long-term interests of our NEOs and employees with the long-term interests of our shareholders

▶  Base awards on 50 percent performance shares (increased to 55 percent for 2019), 35 percent restricted stock units, and 15 percent options (for 2019, replaced with 10 percent cash-based restricted stock unit awards tied to the Altus Midstream Company stock price)

▶  Vest half of the performance shares at the end of a three-year performance period, and the remaining half at the end of the fourth year

▶  Incorporate relative and absolute metrics in the performance share program to provide a balanced assessment of long-term performance (including the introduction of a long-term CROIC metric and negative TSR modifier for 2019)

▶  Require the CEO and President to hold 10x his base salary in Company stock beginning in 2019 (an increase from 6x); maintain stock ownership requirements for all officers

Shareholder Feedback

Prior to our 2018 Annual Meeting of Shareholders, we reached out to shareholders representing 70 percent of shares outstanding regarding our compensation practices. Shareholders representing 63 percent of shares outstanding either met with us or indicated that a meeting would not be necessary. At our 2018 Annual Meeting, our say on pay proposal received support from 79 percent of our shareholders who voted on the proposal. The Board is encouraged that a substantial majority of our shareholders supported our compensation program as designed. Nevertheless, the MD&C Committee recognized that there is room for relentless improvement in all facets, an Apache core value. As a result, we proactively sought to understand our shareholders’ preferences and address any significant areas of concern through improvements to our disclosures and compensation programs.

We then offered to meet with shareholders holding 78 percent of shares outstanding to solicit feedback on our proposed changes, as well as to discuss environmental, social, and governance (ESG) issues. We met with shareholders holding 53 percent of shares outstanding, with the others indicating that a meeting would not be necessary. Our independent chairman and chair of the MD&C Committee were available for all of our shareholder meetings throughout 2018 unless a shareholder preferred to speak with one or the other, or with management, directly. Members of management participated in every meeting. Shareholder feedback was relayed directly to the MD&C Committee and the full Board, which considered the feedback before making the following changes to the compensation programs:

Shareholder Feedback	Our Response
Our shareholders expressed a concern with the lack of a return metric in the compensation programs of exploration and production (E&P) companies.

✓ For our 2018 annual incentive compensation plan, we added a quantitative operational metric for CROIC weighted at 20 percent. For 2019, we increased the weight to 25 percent.

✓ Also for our 2018 annual incentive compensation plan, we added a quantitative (binary) strategic goal relating to ROCE.

✓ For our 2019 long-term incentive compensation plan, we introduced a long-term (three-year) CROIC measure set at the beginning of the performance period tied to 50 percent of the performance shares. The other half remains tied to relative TSR. To further enhance the weight of the long-term CROIC measure in 2019, we increased the long-term performance share award weighting from 50 to 55 percent of the overall mix.

APACHE CORPORATION - 2019 Proxy Statement	27

Shareholder Feedback	Our Response
Our shareholders requested additional disclosure regarding the achievement of the strategic goals portion of the annual cash incentive plan, as well as payouts under the performance share programs.

✓ Starting with the 2018 annual incentive compensation plan, we have implemented a scorecard approach for the MD&C Committee’s strategic goal assessment to promote transparency and differentiate between quantitative and qualitative metrics, answering the question “How did the MD&C Committee weight and score each goal?”

✓ To provide additional context, we have explained the business rationale for each strategic goal, answering the question “How does each goal advance the Company’s long-term strategy?”

✓ In the 2018 annual incentive compensation plan, we increased the weighting of our operational goals to 60 percent, a level we have maintained in the 2019 plan (from 50 percent in the 2017 plan); in addition, in the 2018 annual incentive compensation plan we explain that 83 percent of the overall performance measures are quantifiable.

✓ We have enhanced disclosure around the 2016-2018 performance share program payout (and will do so again for future performance share program payouts), including specifics on the overall TSR rank and quantitative measures.

Our shareholders reinforced their view that the compensation for our NEOs should be aligned with performance.

✓ We have maintained strong alignment between the CEO and President’s realized pay and our stock price performance.

✓ We have reinforced that strong alignment by increasing the CEO and President’s holding requirement from 6x his base salary to 10x his base salary, while retaining the requirement that he hold until retirement a minimum of 15 percent of all shares from vesting of restricted stock units and realization of performance-based awards.

✓ We have also held flat our CEO and President’s base salary, target bonus, and target equity in 2018 and 2019.

Our shareholders expressed a preference for a payout cap in the event of negative absolute TSR performance.

✓ We introduced a 1x target cap for the 50 percent TSR portion of the 2019 performance share program in the event the Company’s absolute TSR for the three-year performance period is negative, supplementing the negative discretion currently held by the MD&C Committee; in other words, even if the cap applies, the MD&C Committee can still exercise negative discretion.

✓ We established a payout schedule that ensures no payout at or above target in the TSR portion of the 2019 performance share program unless the Company clearly finishes in the top half of its peers with respect to relative TSR performance.

Our shareholders expressed a keen interest in ESG issues.

✓ Commencing with our 2018 annual incentive compensation plan, we began to link compensation directly to the reduction of methane emissions intensity and fresh water usage as part of our assessment of the health, safety, security, and environment goal.

✓ For our 2019 annual incentive compensation plan, we have added a strategic goal relating to diversity and inclusion in science, technology, engineering, and math disciplines, building on the Company’s successful efforts in these areas.

We received mixed feedback from shareholders regarding the use of stock options in the long-term compensation plan.

✓ We created Altus Midstream Company in 2018, the success of which is very important to Apache; therefore, for 2019, we replaced stock options (then weighted at 15 percent of the long-term compensation plan) with cash-based restricted stock unit awards tied to the midstream company’s stock price (weighted at 10 percent of the plan).

✓ Concurrently, for 2019 we sought to ensure that the performance share program constitutes a majority of the long-term compensation plan (increased from 50 to 55 percent).

28	APACHE CORPORATION - 2019 Proxy Statement

Shareholder Feedback	Our Response
We held candid discussions with shareholders on the appropriate peer groups for purposes of compensation and relative TSR.

✓ For the 2019 compensation program, we have identified two separate peer groups for compensation and performance: (1) a compensation peer group that takes into account our competition for executive talent among oil and gas exploration and production companies that, like Apache, operate in the United States and internationally; and (2) a TSR performance peer group that takes into account a balanced view of market competition for the production and sale of crude oil, natural gas, and natural gas liquids from conventional and unconventional resources.

✓ The newly constituted compensation peer group required the removal of two compensation peers from our current peer group that do not have international operations. We have added in their place a single peer that operates in the United States and internationally.

✓ The new TSR performance peer group consists of independent E&P companies that explore for, produce, and sell the full hydrocarbon value stream, representing a balanced mix of those that favor crude oil production and those that favor the production of natural gas and natural gas liquids, thus augmenting the current peer group, which is heavily weighted toward crude oil production and therefore does not capture Apache’s market competition for our increased production of natural gas and natural gas liquids from Alpine High. With respect to size, Apache falls in the middle band of the new TSR peer group.

✓ During our outreach efforts, our shareholders generally reacted positively to the new peer groups based on the rationale presented above and suggested that we include a description of our rationale when announcing the change.

APACHE CORPORATION - 2019 Proxy Statement	29

The changes to our 2018 and 2019 compensation programs are responsive to the feedback we received from our shareholders. Our compensation programs reflect our shareholders’ preferences, generating strong alignment between our corporate incentives and our shareholders’ interests. We will continue to engage proactively with our shareholders in 2019 and beyond.

HIGHLIGHTS: OUR RESPONSE TO SHAREHOLDER FEEDBACK

20% & 25% Weighting of 1YR CROIC	50% Weighting of 3YR CROIC	55% Weighting of Performance Awards
ANNUAL RETURNS METRIC 2018 & 2019, RESPECTIVELY	LONG-TERM RETURNS METRIC 2019	LONG-TERM INCENTIVE COMPENSATION PLAN, 2019

83% Quantitative	10X CEO Salary	TSR CAP at Target
ANNUAL GOALS 2018	CEO STOCK OWNERSHIP 2019	FOR NEGATIVE ABSOLUTE TSR 2019

ESG Metrics	SCORECARD Disclosure	FLAT CEO Pay
SCORING METHANE EMISSIONS INTENSITY, FRESH WATER USE 2018 & 2019	TRANSPARENT RATIONALE, WEIGHTING, & SCORING 2018 & 2019	CEO SALARY, TARGET BONUS, & TARGET EQUITY 2018 & 2019

Compensation Best Practices

Our compensation best practices include:

▶

Significant Performance-Based Pay: For our CEO and President, as well as our other NEOs, 53 percent and 49 percent of their ongoing pay mix is variable and performance-based, respectively. In the 2018 plan in aggregate, 50 percent of the target compensation for our CEO and President and the other NEOs is variable and performance-based. We use multiple metrics to evaluate company performance in our compensation programs.

▶

Long-Term Vesting: Our equity-based compensation vehicles have multi-year vesting periods of a minimum of three years. The performance share program has a three-year performance period, after which 50 percent of the shares vest, while the remaining 50 percent vests in the fourth year. These vesting periods reward long-term performance and deter inappropriate risk taking.

▶

Performance Share Unit (PSU) Vesting Cap for Negative TSR: Beginning in 2019, the relative TSR portion of PSUs will be capped at target if absolute shareholder returns over the performance period are negative. For the historic 2017 and 2018 performance share programs, the MD&C Committee can exercise negative discretion. For the 2019 plan, the cap augments negative discretion. In other words, the MD&C Committee can exercise negative discretion even if the cap applies.

30	APACHE CORPORATION - 2019 Proxy Statement

▶

Strong Risk Mitigating Provisions; Ownership Requirements: We have stock ownership requirements for our directors and officers, anti-hedging and pledging policies, and a clawback policy. This includes a new stock ownership requirement for the CEO and President equal to 10x his base salary, increased from 6x.

▶

Best in Class Change in Control and Severance Provisions: We have a formal policy of requiring a double trigger to receive cash severance and to receive accelerated vesting of equity awards upon a change in control. We maintain a policy that standardizes executive separation terms and minimizes the risk of excessive payouts. All of our employees, including our NEOs, are employed “at will,” with no employment contracts.

▶	No Repricing: Our stock options cannot be repriced, reset, or exchanged for cash if under water without shareholder approval.

About Apache

Apache Corporation explores for, develops, and produces crude oil, natural gas, and natural gas liquids. In 2018 worldwide, we leased 15.4 million gross acres of oil, gas and mineral interests, operated an average of 32 drilling rigs, and drilled 367 gross operated oil and gas wells.

Our exploration and production operations span four continents. Our global acreage holdings are extensive, roughly 1,000 times the size of Manhattan Island:

▶	Permian Region, based in Midland, Texas, which operates our Permian Basin, Midland Basin, and Central Basin Platform assets in West Texas and New Mexico;

▶

North American Unconventional Resources Region (NAUR), based in San Antonio, Texas, which operates Alpine High and other assets in the Delaware Basin as well as unconventional exploration opportunities throughout the United States;

▶	Houston Region, based in Houston, Texas, which operates our mid-continent assets in Texas and Oklahoma as well as our assets in the Gulf of Mexico and south Louisiana;

▶	Egypt Region, based in Cairo, Egypt, which operates our extensive assets in the Western Desert of Egypt;

▶	North Sea Region, based in Aberdeen, Scotland, which operates our assets offshore in the United Kingdom North Sea, including manned platforms; and

▶

Suriname, which offers exploration potential in South America, offshore Blocks 53 and 58, adjacent to recent discoveries offshore Guyana, a region where energy production has recently emerged as a major potential resource.

APACHE CORPORATION - 2019 Proxy Statement	31

We are one of only 11 independent E&P companies of any size operating both in the United States and internationally. A multinational E&P business is far more complex than a pure-play onshore U.S. business, including with respect to geography (land and sea), geology (conventional and unconventional rock), foreign labor markets, the availability of equipment and supplies in foreign ports, geopolitics, downstream markets (including local markets for natural gas in the absence of takeaway capacity for liquefied natural gas), taxes, time zones, international travel, safety case regimes, security concerns, governing laws and regulations, and economic conditions. We must attract and retain executive talent with international experience and a proven track record of handling these complex risks and opportunities.

During the period 2015-2018, our transformation has been dramatic. Prior to 2015, Apache was known as an “acquire and exploit” E&P company. We purchased assets from major oil and gas companies that were not attracting their investment dollars and gave those assets new life. Beginning in 2015, we shifted to an organic growth model, recognizing that long-term success depended on our ability to explore for new resources.

Our Strategic Focus

✓  Safety

✓  Environmental responsibility

✓  Competitive returns

✓  Cash flow neutrality

✓  Returning value to shareholders

✓  High impact exploration

✓  Production and reserves growth

✓  Leading technology

✓  Balanced portfolio

This has resulted in a complete transformation of our portfolio:

1Q2015 CEO/CFO Announcement April 2015 LNG Exit: Australia and Canada June 2015 Australia Exit Sept. 2016 Alpine High Discovery Announced June 2017 Canada Exit Nov. 2018 Altus Midstream Transaction Closed 2019 Suriname Block 58 Exploration

During this period of time, we maintained our dividend payments, repurchased shares, reduced our debt, avoided shareholder dilution, increased our Permian Region production, sustained robust free cash flow from our Egypt and North Sea regions, developed differential exploration opportunities in the U.S. lower 48 and Suriname, created a new U.S. midstream entity anchored by our Alpine High assets, and strategically balanced our portfolio through the divestment of noncore assets. In addition, Apache is on track to achieve long-term, sustainable double-digit CROIC, as well as steady reserves and production growth utilizing enhanced technology strategies. In our 2018 Sustainability Report, we show the many ways we have achieved these milestones sustainably, including with the reduction of methane emissions intensity and fresh water usage and a more diverse and inclusive workforce.

2018 Business Highlights

Apache has a clear vision, mission, and strategy:

▶	Our VISION is to be the premier exploration and production company, contributing to global progress by helping meet the world’s energy needs.

▶	Our MISSION is to grow in an innovative, safe, environmentally responsible and profitable manner for the long-term benefit of our stakeholders.

▶

Our STRATEGY is to take a differentiated approach to the exploration and production of cost advantaged hydrocarbons through innovation, technology, optimization, continuous improvement, and relentless focus on costs to deliver top–tier, long-term returns.

The U.S. Permian Basin was a key focus for us in 2018, with total production up 34 percent. In the Midland and Delaware Basins, part of the prolific Permian Basin, full-pattern development generated significant cost and productivity improvements, which in turn contributed to oil production growth. We also introduced industry-leading well completion methods, which helped lower costs.

32	APACHE CORPORATION - 2019 Proxy Statement

PERMIAN BASIN GROWTH Our top-tier Permian Basin position serves as a key foundation for long-term growth
34% Overall Production Growth (Mboe/d) 158 Mboe/d to 211 Mboe/d	17% Oil Production Growth (Mboe/d) 78 Mboe/d to 91 Mboe/d

As a strategic part of our Permian Basin story, Alpine High is expected to deliver significant future returns and growth, following a multi-year period of testing, delineation, and infrastructure investment. The production ramp to date has already been substantial, and we have identified thousands of drilling locations, creating decades of development runway. We are initially targeting the highly economic liquids-rich natural gas zones.

ALPINE HIGH Progress & Outlook
Big Production Ramp Average net production of approximately 41.5 Mboe/d in 2018, a 337 percent increase over 2017
More Wells on Production Nearly doubled the number of wells placed on production in 2018 versus 2016 and 2017 combined
Well Costs Down, Productivity Up Delivered more than 25 percent cost reduction in 2018, on a per lateral foot basis, and productivity improved
Robust Development Model To support optimization of project economics within a variable product and pricing environment
5,000+ Locations Drilling locations identified to date, with an unprecedented hydrocarbon column more than 5,000’ thick

In 2018, Apache announced the creation of Altus Midstream Company, a pure-play, Permian to Gulf Coast midstream C-corporation, which upon closing on November 9, 2018, took ownership of certain midstream assets at Alpine High related to gathering, processing, and transporting natural gas and natural gas liquids (taking the products from wellhead to market):

ALTUS MIDSTREAM A New, Premier Midstream Enterprise in the Permian Basin
Prime Location for Midstream Assets Pure-play Permian midstream company situated in the southern Delaware Basin, at the crossroads of significant E&P activity

Innovative C-corporation Structure

Publicly traded company (NASDAQ: ALTM) formed with Kayne Anderson Acquisition Corp. in the midst of a challenging IPO environment; Apache owns approximately 79 percent of the 325 million shares outstanding

No Debt at Closing

Market cap of approximately $2.7 billion, with $625 million cash on hand and zero debt as of the October 1, 2018 effective date; up to $800 million five-year credit facility; access to credit accretive capital sources (preferred equity, asset level financing, and structured equity); future debt to remain non-recourse to Apache

Freed Up Capital

Altus Midstream to invest between $2.2 - $2.5 billion in aggregate facilities and joint venture pipeline projects throughout 2019-2021, freeing up Apache’s capital for our core exploration and production activities

Premium Market Connections

New third-party transportation pipelines to deliver Alpine High production to premium markets (including major hubs Waha, Mont Belvieu, Corpus Christi, Katy, and Agua Dulce), with substantial equity ownership options available

Apache’s U.S. assets are complemented by our international assets in Egypt and the North Sea, each of which added to its deep inventory of exploration and development opportunities in 2018. The significant free cash flow in excess of current capital investments generated by these two international regions has facilitated our ability to develop our assets in the Permian Basin, including Alpine High, while maintaining financial flexibility. For example, in Egypt, we have greatly expanded our acreage position through new concessions adjacent to our legacy acreage. We are in the process of acquiring state-of-the-art seismic data across more than 50 percent of our footprint in Egypt. In the North Sea, we

APACHE CORPORATION - 2019 Proxy Statement	33

accelerated initial production of the Garten discovery well, bringing the well online only seven months after its discovery and increasing Apache’s net production from the region to a two-year high.

As a result of these activities across our regions, we had a strong year operationally:

2018 OPERATIONAL HIGHLIGHTS
13% Adjusted Production Growth	152% Reserve Replacement

Our activities also resulted in a strong year of financial performance:

2018 FINANCIAL HIGHLIGHTS
Exceeded Plan Target of 18% CROIC	~ $1 billion Capital Returned to Investors (dividends, share repurchases, and debt reduction)

The Board and management will continue to take steps to position Apache for future success in every commodity price environment and to further our vision of being the premier exploration and production company, contributing to global progress by helping meet the world’s energy needs.

NEO Compensation

The compensation structure for our CEO and President and the other NEOs is specifically designed so that a large portion of their compensation directly aligns their interests with those of our shareholders:

As shown in the chart above for the CEO and President, 78 percent of his 2018 target compensation was long-term (equity-based), and 90 percent of his 2018 target compensation was at-risk, the value of which is determined by a combination of company, individual, and stock price performance. For the other NEOs in the aggregate, 69 percent of their 2018 target compensation was long-term (equity-based), and 83 percent of their 2018 target compensation was at-risk.

34	APACHE CORPORATION - 2019 Proxy Statement

The CEO and President’s base salary, target bonus, and target equity were held flat in 2018 and 2019. His year-over-year change primarily relates to the valuation method used for the performance shares (Monte Carlo). Year-over-year changes for the other NEOs reflect market adjustments related to the specific role as well as the effect of the equity valuation. For all NEOs, annual incentive compensation payouts reflect a higher corporate achievement factor in 2018 compared to 2017:

Named Executive Officer	Base Salary ($)	Annual Incentive Earned ($)	Perf. Share ($)	RSUs ($)	Stock Options ($)	2018 Total Direct Pay ($)	2017 Total Direct Pay ($)	Year-Over- Year Change (%)
John J. Christmann IV	1,300,000	2,327,130	5,780,082	3,708,216	1,589,243	14,704,672	13,812,383	6.5
Stephen J. Riney	725,000	998,325	2,096,238	1,344,838	576,365	5,740,766	5,425,841	5.8
P. Anthony Lannie	675,000	743,580	1,472,950	944,973	404,994	4,241,496	3,619,985	17.2
Timothy J. Sullivan	625,000	688,500	1,193,364	765,584	328,119	3,600,567	3,336,833	7.9
Grady L. Ables	575,000	593,831	1,035,144	758,966	189,741	3,152,683	2,818,364	11.9

Reported Pay vs Realized Pay

A significant portion of the CEO and President’s compensation is long-term and equity-based. As a result, the amount shown in the table above is not the same as his realized pay. Realized pay is defined as base salary, earned bonus, all other compensation as reported in the summary compensation table, and equity that vested that year valued as of the vesting date:

Year	Reported Pay	Realized Pay	Difference
2015	$15,139,831	$4,203,485	-72.2%
2016	$13,416,196	$6,670,753	-50.3%
2017	$14,433,373	$8,916,797	-38.2%
2018	$15,201,447	$10,178,741	-33.0%
Total Difference			-48.5%

The CEO and President’s realized total pay during his four-year tenure is 48.5 percent lower than his reported pay during that time period averaging $7.4 million per year. This is the result of a combination of lower stock price, underwater stock options, and performance-based equity awards that were either forfeited or earned at or below target, specifically with respect to programs that vested during the period 2015 to 2018. For example, payout of the performance share programs has averaged 67.5 percent (zero for 2012-2014, 70 percent for 2013-2015, and 100 percent for each of 2014-2016 and 2015-2017).

Realized Pay vs Stock Price Performance

Though we do not like to see realized pay fall below reported pay because that necessarily means our stock is underperforming, the compensation program is working as intended:

▶   2015-2018: Realized pay of -48.5 percent vs stock price performance of -58.1 percent, excluding dividends

▶   2018: Realized pay of -33.0 percent vs stock price performance of -37.8 percent, excluding dividends

There is pay for performance alignment between our compensation program and our shareholders’ experience, as designed. To reinforce this alignment, we have increased the CEO and President’s stock ownership requirement to 10x his base salary. For a discussion of actual pay versus stock price performance, see page 52.

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Elements of the 2018 Compensation Program

Our executive compensation program primarily consists of base salary, annual incentive compensation, and long-term incentive compensation.

Base Salary

The base salaries of our NEOs were not changed in 2018. The only increase to the base salary of our CEO and President during his tenure in the role (2015 to the present) occurred following the September 2016 announcement of the Alpine High discovery.

2018 BASE SALARY
Named Executive Officer	January 1, 2018 Salary ($)	December 31, 2018 Salary ($)
John J. Christmann IV	1,300,000	No Change
Stephen J. Riney	725,000	No Change
P. Anthony Lannie	675,000	No Change
Timothy J. Sullivan	625,000	No Change
Grady L. Ables	575,000	No Change

Our base salary program is designed to help us recruit and retain executive talent with experience in oil and gas E&P companies operating in the United States and internationally. We review base salaries annually, unless circumstances require a more frequent review.

We begin with an analysis of base pay relative to the market. We target base pay at peer median and then evaluate the need to make any adjustments based on vertical variables such as pay parity relative to other officers and internal accountability. For all officers, we solicit input from our independent compensation consultant. For non-CEO NEO salaries, we also solicit input from our CEO and President.

Annual Incentive Compensation

Our annual incentive compensation plan is designed to motivate and reward our NEOs and employees to create long-term value by achieving key business objectives. We set annual incentive compensation targets hierarchically starting with a multiple of base salary. Actual annual bonus payouts are based on the achievement of operational and strategic goals (the “corporate performance element”), each officer’s individual achievement and impact (the “individual performance element”), and any needed exceptional adjustments.

Corporate Performance Element

Our corporate objectives represent our key operational and strategic goals for the year, weighted 60 percent and 40 percent, respectively. The operational goals include the fundamental aspects of our business aimed to focus employee efforts on increasing production and reserves in a safe and environmentally responsible manner, while prudently managing costs. Beginning in 2018, operational goals also include a CROIC measure, weighted 20 percent in 2018 (increased to 25 percent in 2019).

The strategic goals, which comprise 40 percent of the annual incentive compensation plan, include a list of specific objectives designed to support the execution of our plan. The MD&C Committee determined the weighting of each goal based on its relative impact on the Company’s long-term strategy.

Points attributed to each operational goal range from zero below threshold, 50 percent at threshold, 100 percent at target, and 200 percent at maximum, with interpolation for results between threshold and target and between target and maximum. No points are awarded for achievement below threshold. Points attributed to each strategic goal range from zero to 200 percent at maximum, with target scored at 100 percent.

36	APACHE CORPORATION - 2019 Proxy Statement

Based on the combined results of the operational and strategic goals, the MD&C Committee determines an achievement factor, which is then used to calculate a corporate bonus pool. This year, in direct response to valuable shareholder feedback, the MD&C Committee introduced a comprehensive scorecard, detailing how each goal has been weighted and scored to arrive at the overall achievement factor.

2018 Business Rationale and Weighting for Each Goal

The goals in the Company’s 2018 annual incentive compensation plan are designed to align with our strategic focus, setting us up for long-term success. Our 2018 goals position the Company for long-term success by incentivizing safety and environmental responsibility, competitive returns, cash flow neutrality, returning value to shareholders, high impact exploration, production and reserves growth, leading technology, and a balanced portfolio:

OUR STRATEGIC FOCUS = OUR GOAL FOCUS
✓ Safety	✓ Returning value to investors	✓ High impact exploration

✓ Environmental responsibility	▶ Dividend payments	✓ Production & reserves growth

✓ Competitive returns	▶ Share repurchases	✓ Leading technology

✓ Cash flow neutrality	▶ Debt reduction	✓ Balanced portfolio

In line with this overarching strategy, a number of our goals related to the recent Alpine High discovery in the Permian Basin. Alpine High represents substantial production and reserve growth potential. It is a large-scale, relatively early-stage “greenfield” project that requires significant capital investment. Because of the field’s location and potential, it is important for the Company to focus on achieving key milestones relating to the development of Alpine High. These include preparing a full-field development plan, building midstream assets to connect the field’s wells to multiple downstream markets, and sustaining free cash flow in the Company’s other operating regions, including Egypt and the North Sea, that can be used to fund the Alpine High project. For some time to come, Alpine High will have a direct impact on the value investors attribute to the Company’s stock price.

The development of a large discovery like Alpine High requires phased planning and implementation:

ALPINE HIGH DEVELOPMENT PHASES
2014-2016	2016-2017	2018	2019 & Beyond

Formulation and confirmation of concept	Areal and vertical delineation	Optimization and transition to full field development	Focused near-term development and setting up the long-term

▶ Seismic acquisition and processing ▶ Acreage acquisition ▶ Exploration drilling	▶ High-graded acreage position ▶ Commenced infrastructure buildout ▶ Extensive geologic and stratigraphic delineation

▶  Multi-well drilling pads

▶  Spacing, pattern, and completions tests

▶  Investment in water handling facilities

▶  Cryogenic processing plant site preparation and installation

▶  Altus Midstream Company transaction

▶  Volume ramp in rich (high energy content) gas

▶  Economies of scale drive lifting cost efficiencies

▶  Leverage water handling infrastructure

▶  Margin uplift from cryogenic processing expected to commence 2H 2019

▶  Preparing for rich gas and oil development

APACHE CORPORATION - 2019 Proxy Statement	37

With this backdrop in mind, the business rationale and weighting (shown in parentheses) for each 2018 operational goal is as follows:

▶

CROIC of 18 Percent (20%): E&P companies have historically focused on production and revenue growth. However, the investment community has requested a greater focus on competitive returns on capital from the entire E&P industry. Our CROIC metric emphasizes Apache’s focus on generating shareholder returns through disciplined capital management. This goal evaluates Apache’s cash flow from operations relative to average debt and equity.

▶

Health, Safety, Security, and Environmental (10%): As a core value, Apache is committed to providing a safe, secure, healthy, and environmentally responsible workplace. Programs such as our “Aim for Zero” initiative (a reference to zero incidents) and our aggressive reductions in methane emissions intensity and fresh water usage empower our employees to maintain a sustainable culture where everyone conducts business with minimal impact to the environment and returns home safely at the end of each day.

▶

Achieve a Before Tax Rate of Return on 2018 Drilling Program of 15 Percent (10%): Apache is in the business of drilling oil and gas wells. A return metric rewards the efficiency of capital allocation to profitable drilling activities. This goal is measured on a fully burdened basis and includes the cost of drilling, completion, facilities, seismic, land, infrastructure, and all region and corporate overhead associated with the drilling program.

▶

Maximize Cash Flow per Barrel Sold through Cost Management (5% for LOE; 5% for G&A): A per-unit cash flow metric ensures maximum profitability from production operations through management of costs that are within our control. Cash flow per barrel sold is impacted by lease operating expenses (LOE) and general and administrative expenses (G&A).

▶

Production of 391 Thousand Barrels of Oil Equivalent/Day (5%): Production is one of the key drivers of value in our business. This measure is included in our annual cash incentive plan to ensure executives focus on protecting and delivering base production and executing the drilling program with maximum efficiency and a high success rate.

▶

Economic Reserve Replacement of 135 Percent of 2018 Production at $14.14 (2.5% for Percent of Production; 2.5% for Finding & Development Cost/BOE): This metric ensures efforts to replenish our hydrocarbon reserve base through excellence in exploration and well development while being ever-mindful of our capital-spend discipline.

The business rationale and weighting (shown in parentheses) for each 2018 strategic goal is as follows:

▶

Midstream – Develop a plan to optimize the structure of the Alpine High midstream assets to provide maximum benefit to shareholders (10%): Midstream assets relate to how we gather, process, transport, store, and market the full hydrocarbon value stream consisting of crude oil, natural gas, and natural gas liquids. Building a midstream enterprise from the ground up requires billions of dollars in capital. In 2018, it was critical that the Company develop a plan to optimize the structure of our strategically located Alpine High midstream assets in a way that is both capital efficient and scalable, especially in light of the E&P industry’s substantial increase in hydrocarbon production in the Delaware Basin of Texas and, more broadly, the Permian Basin.

▶

Returns – Implement a multi-year plan to attain and sustain double-digit ROCE while also growing the value of Apache and the long-term cash distribution capacity for shareholders (8%): While Apache’s 2018 plan includes a positive CROIC and a positive ROCE, we included this strategic goal so that we could, for the first time, have a clear view to generating competitive ROCE down to the asset (well) level in each of our operating regions across the Company. This direct line of sight helps the Company better measure each business opportunity, whether it be drilling a new well or purchasing a new oil and gas lease, as a competitive investment and returns-focused proposition.

▶

Alpine High – Clearly demonstrate Apache’s ability to execute full-field development at Alpine High in a highly economic manner (8%): Alpine High is a complex, unconventional (source rock) discovery in Reeves County, Texas. Before developing this vast resource, we have had to test and delineate multiple hydrocarbon-bearing zones in order to optimize well spacing, completion methods, water usage and storage, and location of facilities such as pipelines, processing units, and service roads.

38	APACHE CORPORATION - 2019 Proxy Statement

▶

Portfolio – Actively assess and manage asset portfolio utilizing the long-term view of our integrated planning mode (5%): Apache seeks to maintain a balanced – and continuously refreshed – portfolio while focusing capital on the Company’s highest quality assets. As illustrated below, assets in our balanced portfolio move through various development phases, each accompanied by different levels of returns and costs:

MOVING ASSETS THROUGH OUR BALANCED PORTFOLIO

Active portfolio management is a primary contributor to value creation in our business and demonstrates to investors the progress made toward the Company’s long-term strategic plan and investment proposition. For example, in 2017 we divested our Canada region, and within one year of that divestment we replaced our Canadian volumes with higher quality and lower cost production from Alpine High. Because of the value that can be achieved through active portfolio management, we have invested in long-term modeling tools that expand our capabilities.

Proactively balancing our portfolio and optimizing the timing of dispositions and leasing initiatives creates meaningful incremental value and, in our view, must be incentivized and rewarded as part of our compensation program.

▶

Cash Flow – Sustain free cash flow capacity from Egypt and the North Sea (5%): Strong cash flow from our international regions helps to fund the buildout of Alpine High and our other global exploration programs, including our exploration program in offshore Suriname, without requiring us to issue additional debt or equity. The cash flow and returns profiles of Egypt and the North Sea benefit from the exposure to premium Brent crude oil pricing and higher realizations for natural gas and natural gas liquids. Strong, sustained free cash flow from Egypt and the North Sea also positively influences our asset valuation and underscores the Company’s strong belief in maintaining fiscal and capital discipline.

▶

Technology – Develop energy technology strategies that advance Apache’s engineering, geoscience, and operational capabilities and efficiencies (4%): Achieving and maintaining premier performance in terms of costs, productivity, and capital efficiency in the rapidly evolving world of unconventional (and conventional) exploration and production requires a top-down energy technology strategy and dedicated resources and focus. We saw an opportunity in 2018 to incentivize strategies that will advance our development and use of transformational, cutting-edge technology.

While we classify these goals as strategic, they are not all discretionary or subjective in nature. We have increased the proportion of the annual incentive compensation plan that is tied to quantitative goals. Along with the new CROIC goal, which comprises 20 percent of the 2018 program, three of our six 2018 strategic goals comprise 23 percent of the total target award. These three strategic goals are quantitative in that they relate directly to financial performance against our pre-set corporate plan (ROCE and free cash flow) or are clearly accomplished or not (creating a midstream optimization plan). The remaining three goals, comprising 17 percent of the total target award, are based on the MD&C Committee’s subjective yet judicious assessment of performance against the objective, in the context of the Company’s long-term

APACHE CORPORATION - 2019 Proxy Statement	39

strategy. The goal composition for the 2018 annual incentive compensation plan can be illustrated in three ways, as follows:

How We Establish Our Targets

Targets are set at the beginning of the year based on our pre-set corporate plan, which represents our expectations for the year. We use a bottom-up approach to develop our plan, using data submitted from each operating region and department. Because we conduct business in an industry that is driven by volatile commodity prices, our plan is reviewed regularly so that we are able to adapt our operations to changing conditions as necessary. The plan is in line with our strategic focus. To execute on this strategy, the targets for our operational goals were set rigorously as follows:

▶

Production, reserve replacement, and rate of return on drilling program targets were set at or above plan to align with our capital budget and focus on projects that are economic in a low commodity price environment.

▶	LOE and G&A per barrel of oil equivalent (BOE) targets were established at plan, based on adjusted production and anticipated third party costs for drilling rigs and other services.

▶

We raised the bar on our HSSE measures. This includes a meaningful assessment of the progress we are making in reducing methane emissions intensity and fresh water usage. We also engage in a comprehensive qualitative assessment of leading and lagging measures in order to drive excellence beyond safety, to include health, security, and the environment.

All 2018 goal targets were set above 2017 actual results. The 2018 targets related to cost (F&D/BOE, LOE/BOE, and G&A/BOE) were set higher than our 2017 results primarily due to the planning price environment in 2018 versus the 2017 actual price environment. In 2017, we used an average West Texas Intermediate (WTI) crude oil price of $51 versus a 2018 plan WTI price of $58. The 2018 plan assumed the impact on costs from this higher price environment, which drove the cost targets higher than 2017 actual results.

How We Assessed 2018 Annual Incentive Compensation Achievement

The MD&C Committee was directly involved in setting the 2018 goals. Once the goals were set, the MD&C Committee received updates from management regarding goal achievement at each regularly scheduled meeting throughout the year. The MD&C Committee was therefore able to monitor progress, ask questions, and challenge assumptions. At year-end, the MD&C Committee received a vast amount of information concerning each goal. The internal process is fully transparent.

The operational goals are based on hard data as reflected in the Company’s financials, except that the HSSE goal also has an important overarching qualitative element to it that can result in upward or downward adjustment. Three of the strategic goals are quantitative, and three are qualitative. We highlight below the key data and considerations that resulted in our scorecard for the 2018 annual incentive compensation achievement.

40	APACHE CORPORATION - 2019 Proxy Statement

In 2018, our operational goals yielded the following results:

Operational Goals	Threshold	Target	Maximum	Results	Achievement
CROIC	15%	18%	21%	22%	Maximum
Health, Safety, Security, and Environmental	Details Below				Below Target
Production (Mboe/d)	367	391	414	395	Between Target and Maximum
Economic Reserve Replacement:
• Quantity (x% of production)	115%	135%	155%	152%	Between Target and Maximum
• Quality (F&D cost/BOE)	$16.63	$14.14	$12.16	$13.29	Between Target and Maximum
Maximize Cash Flow per Barrel Sold through Cost Management:
• LOE per BOE	$11.22	$10.20	$9.18	$10.41	Between Threshold and Target
• G&A per BOE (Cash G&A Spend/BOE)	$5.25	$4.77	$4.30	$4.38	Between Target and Maximum
Before Tax Rate of Return on 2018 Drilling Program	10%	15%	25%	14.5%	Between Threshold and Target

The MD&C Committee considered a substantial volume of quantitative and qualitative HSSE data in scoring the HSSE goal, including the following:

▶

Environmental: The Company continues to reduce fresh water usage. For example, at Alpine High we did so by increasing the use of recycled (non-potable) water from 80 percent in 2017 to 90 percent in 2018. The recycled water is used for drilling and completing oil and gas wells. We also reduced methane emissions intensity, and remain on track to meet our ONE Future 2025 target. With enhanced technologies, we improved the accuracy of our greenhouse gas emissions measurements. Our spill count was 20 percent below target. We replaced high bleed devices, reduced manual unloading, and conducted leak detection and repair.

We donated an additional 50,000 trees in partnership with 59 non-profits, bringing our total to more than 4.6 million trees since program inception. We participated in wildlife habitat and wetland conservation projects, including on acreage we own, manage, and conserve along the Gulf Coast of Louisiana as one of that state’s largest private landowners.

▶

Health and Security: Importantly, in 2018 we successfully maintained security for our workforce and facilities in Egypt and throughout the world. In our ongoing effort to promote wellness, we established a new health facility and wellness clinic in the Midland office, on-boarded new medical and wellness staff in Egypt, and conducted extensive crisis management and communications training, including oil spill response preparedness and corporate crisis drills relating to identified risks and appropriate mitigation measures.

▶

Safety: Our total recordable incident rate (TRIR) was 13 percent above target, but improved as the year progressed. Our days away restricted time (DART) was 23 percent above target. Our vehicle incident rate (VIR) was 10 percent above target. All were above threshold.

While our employee rates with respect to these three lagging measures were quite good, our independent contractors did not perform as well, in part because of the number of persons now employed by contractors who are new to the industry. To address this issue, we increased management field visits (45 percent above target), conducted more contractor audits and engagements (41 percent above target), and implemented enhanced learning and training programs, operating procedures, and safety systems. We also introduced safety tools to better assess a contractor’s safety performance and qualifications against established criteria.

For employees and independent contractors alike, we want all workers to return home safely at the end of each day. Accordingly, despite outstanding environmental achievements and significant health, security, and safety accomplishments, the HSSE goal was scored below target.

APACHE CORPORATION - 2019 Proxy Statement	41

In 2018, our strategic goals yielded the following results:

Quantitative Strategic Goals	Weight	Achievement
Midstream – Develop a plan to optimize the structure of the Alpine High midstream assets to provide maximum benefit to shareholders.	10.0	Maximum

Returns – Implement a multi-year plan to attain and sustain double-digit ROCE while also growing the value of Apache and the long-term cash distribution capacity for shareholders.	8.0	At Target

Cash Flow – Sustain free cash flow capacity from Egypt and the North Sea.	5.0	Maximum
Qualitative Strategic Goals	Weight	Achievement
Alpine High – Clearly demonstrate Apache’s ability to execute full-field development at Alpine High in a highly economic manner.	8.0	Below Target

Portfolio – Actively assess and manage asset portfolio utilizing the long-term view of our integrated planning model.	5.0	At Target

Technology – Develop energy technology strategies that advance Apache’s engineering, geoscience and operational capabilities and efficiencies.	4.0	At Target

The MD&C Committee considered a substantial volume of quantitative and qualitative data in scoring the strategic goals. This included the following factors, regarded by the MD&C Committee as most impactful:

▶

Midstream: Apache not only developed a plan to optimize our midstream structure, but also attracted a level of investor interest that enabled the Company to execute the plan in 2018. Apache, together with third party investor Kayne Anderson, created Altus Midstream Company, a publicly-traded C-corporation, which as of closing on November 9, 2018, assumed ownership of substantially all of the midstream assets related to Alpine High. Altus Midstream has the capacity to self-finance and is controlled by Apache, which at closing held a 79 percent ownership interest. The Altus Midstream transaction, completed despite a challenging IPO/business combination market, was a unique way for the Company to fund midstream obligations while maintaining operational control. The valuation of this entity upon inception was significantly higher than Apache’s historical Alpine High midstream asset investment. Along with executing the Altus Midstream transaction, Apache:

✓	Increased total processing capacity at Alpine High.

✓	Completed construction and installation of two compressor stations under budget at Alpine High.

✓	Progressed on schedule with the construction of three cryogenic plants, which will significantly enhance the extraction and sale of high-value natural gas liquids at Alpine High.

✓

Secured equity ownership options for Altus Midstream on five new third–party pipelines in West Texas that connect the Altus Midstream facilities – and therefore Alpine High upstream production – to major U.S. (and global) markets.

The MD&C Committee, whose members include two persons with substantial midstream business experience, determined that maximum achievement for this goal was warranted.

▶

Returns: We identified and communicated region-level drivers of strong ROCE, including a focus on improved margins, capital efficiency, and portfolio optimization. As a result, ROCE for 2018 was significantly higher than the 2018 plan, due to higher production and lower costs, as well as strong commodity prices. The MD&C Committee reviewed 2018 outlook versus 2022 plan for ROCE, which is projected to improve over the next five years on a consolidated basis and for each of Permian, NAUR, Egypt, and the North Sea, in line with target for this strategic goal. This will help the Company maintain long-term cash distribution capacity.

▶

Cash Flow: Total 2018 free cash flow from the international regions was $1.1 billion, compared to $890 million in 2017. This is approximately 15 percent higher than the 2018 corporate plan ($929 million). Free cash flow from both Egypt and the North Sea improved year-over-year, and both regions are well positioned to generate free cash flow under our current plan. For example, in Egypt we secured new concessions adjacent to our legacy acreage over which we are running state of the art seismic technology, and in the North Sea we announced a

42	APACHE CORPORATION - 2019 Proxy Statement

new discovery (the Garten well). This goal would have been scored at target had cash flow equaled plan, and it would have been scored below target had cash flow been lower than plan.

▶

Alpine High: With respect to this goal, in 2018 the Company demonstrated the economic viability of the rich gas play in Alpine High by proving substantial economic potential in key (proprietary) formations. This enables material rich gas development in 2019. We also created future development programs for this area through successful strategic testing and delineation results, and we advanced development programs across the region by driving well costs down and reducing lifting costs.

We began construction of three cryogenic units, which will further the economic potential of the rich gas play. Despite significant progress, the market has not yet fully embraced the value potential of Alpine High. As a result, the MD&C Committee scored this goal below target.

▶

Portfolio: We have made significant improvements to our portfolio, driven by our overarching strategic repositioning from an “acquire and exploit” business model to one based on organic growth. The improvements include the following:

	Houston (Midcontinent): Added inventory in a central Texas field through low-cost leasing efforts, near existing infrastructure.		North Sea: Connected a major new discovery (Garten) to market, which de-risked similar prospects; divested isolated, capital intensive prospects.

United States	Permian (Midland): Developed a robust and predictable development drilling program in the Midland Basin based on systematic landing zone and spacing tests; de-risked future locations across the basin.	International	Egypt: Increased our footprint by 3.4 million acres and acquired state-of-the-art broadband 3D seismic across four distinct basins, resulting in additional inventory ahead of expectations.

	NAUR (Alpine High): Implemented pad drilling, added landing zones, refined spacing patterns and completion designs, and increased drilling inventory and reserves.		Suriname: Conducted advanced seismic mapping and prospect generation in Blocks 53 and 58 that will result in at least one exploration well drilled in 2019.

In addition, we:

✓	Explored the exit of certain funding-challenged projects, and divested other isolated and capital-intensive projects.

✓	Expanded our exploration portfolio in the U.S., which will remain confidential for competitive reasons.

The management of our portfolio in 2018 fell in line with target for this goal, keeping the Company poised for long-term success with a deep, high-graded portfolio.

▶	Technology: To hit target with respect to this strategic goal, the Company in 2018 transformed this space by:

✓	Assessing, reorganizing, and consolidating technical and technological capabilities and functions across the various parts of the business to maximize efficiencies and leverage expertise.

✓

Creating global technical working groups with subject matter leaders from across our central and regional functions to address key energy technology issues such as well spacing, completion optimization, and operations excellence, through implementation of best practices Company-wide.

✓	Creating a dedicated data analytics team and engaging a leading energy data analytics expert.

✓	Achieving proprietary advancements in data science and technology, which will remain confidential for competitive reasons.

Other Considerations

In formulating and assessing the annual incentive compensation plan, we consider whether the elements of the plan advance the Company’s long-term objectives. Further, in measuring achievement, we consider whether the Company’s

APACHE CORPORATION - 2019 Proxy Statement	43

long-term strategy has been advanced, and to what degree. While share price performance is considered, our annual incentive compensation program is not an annual TSR program, and we remain focused on the drivers of long-term value creation.

During the MD&C Committee’s assessment of the 2018 annual incentive compensation plan results, the MD&C Committee reviewed recent stock performance relative to West Texas Intermediate (WTI) crude oil pricing and 2018 TSR peers.

The MD&C Committee observed that for the period May 30, 2018 through October 9, 2018, Apache began to outperform peers. During this period, the Company announced solid quarterly results and the Altus Midstream transaction with Kayne Anderson:

News regarding an increase in global crude oil supply interrupted the climb from mid-October through year-end 2018, a period in which Apache underperformed generally in line with a significant drop in WTI crude oil pricing. Apache’s peers also underperformed, though on average they fared somewhat better than Apache during this two and one-half month stretch. At the start of the year, however, Apache again started to outperform peers through February 4, 2019:

During its meeting on February 6, 2019, the MD&C Committee considered this market data and the Company’s stock performance generally as additional context in reviewing the 2018 annual incentive compensation plan.

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Our Scorecard for 2018 Annual Incentive Compensation

After a comprehensive evaluation of the results as described in detail above, the MD&C Committee completed a scorecard resulting in the annual cash incentive program scoring 137.7 percent of target as follows:

THE MD&C COMMITTEE’S FINAL SCORECARD 2018 Annual Incentive Compensation Plan
Goal	Target (Weight)	Score

CROIC	20.0	40.0

Health, Safety, Security, and Environmental	10.0	7.5

Production (Mboe/d)	5.0	5.9

Economic Reserve Replacement:

• Quantity (x% of production)	2.5	4.6

• Quality (F&D cost/BOE)	2.5	3.6

Maximize Cash Flow per Barrel Sold through Cost Management:

• LOE per BOE	5.0	4.5

• G&A per BOE (Cash G&A Spend/BOE)	5.0	9.1

Before Tax Rate of Return on 2018 Drilling Program	10.0	9.5

Operational Goal Achievement	60.0	84.7

Midstream — Develop a plan to optimize the structure of the Alpine High midstream assets to provide maximum benefit to shareholders.	10.0	20.0

Returns — Implement a multi-year plan to attain and sustain double-digit ROCE while also growing the value of Apache and the long-term cash distribution capacity for shareholders.	8.0	8.0

Cash Flow — Sustain free cash flow capacity from Egypt and the North Sea.	5.0	10.0

Alpine High — Clearly demonstrate Apache’s ability to execute full-field development at Alpine High in a highly economic manner.	8.0	6.0

Portfolio — Actively assess and manage asset portfolio utilizing the long-term view of our integrated planning model.	5.0	5.0

Technology — Develop energy technology strategies that advance Apache’s engineering, geoscience and operational capabilities and efficiencies.	4.0	4.0

Strategic Goal Achievement	40.0	53.0

Total Achievement	100.0	137.7

Individual Performance Element

Using the corporate objectives as a foundation, the MD&C Committee receives input from the CEO and President for all other officers and assesses the annual incentive compensation target for each executive against market conditions. Where needed, the MD&C Committee further tailors an executive’s annual incentive compensation to their responsibilities and performance, the executive’s impact on 2018 results, and internal alignment.

Our CEO and President evaluates region and corporate officers based on these same criteria, and includes an assessment of region and corporate department goals and performance. Our independent compensation consultant is involved in the determination of targets and recommended awards for all officers. It is a rigorous process, with multiple checks and balances. With respect to the NEOs and all other executive officers, the MD&C Committee makes the final call, subject to providing a report of the MD&C Committee’s actions to the full Board of Directors.

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Annual Incentive Compensation Awarded for 2018

The CEO and President’s annual incentive compensation award is determined by the MD&C Committee and recommended to the Board for approval. The MD&C Committee accepted the CEO and President’s recommendation with respect to the annual incentive compensation awards for the other NEOs. The annual incentive compensation awarded to the NEOs for 2018 were:

Named Executive Officer	2018 Target Annual Incentive Compensation (%)	2018 Target Annual Incentive Compensation ($)	2018 Actual Annual Incentive Compensation ($)	Actual as Percent of Target (%)
John J. Christmann IV	130	1,690,000	2,327,130	137.7

Stephen J. Riney	100	725,000	998,325	137.7

P. Anthony Lannie	80	540,000	743,580	137.7

Timothy J. Sullivan	80	500,000	688,500	137.7
Grady L. Ables	75	431,250	593,831	137.7

Long-Term Incentive Compensation

Our long-term incentive compensation plan is intended to align the long-term interests of our NEOs and employees with the long-term interests of our shareholders. We make long-term, equity-based compensation available to substantially all of our employees to instill a sense of ownership, innovation, and entrepreneurialism throughout the organization. We utilized a portfolio approach to our awards for 2018 comprising performance shares, restricted stock units (RSUs), and stock options. For the majority of the NEOs, the 2018 long-term compensation awards were based 50 percent in performance shares, 35 percent in RSUs, and 15 percent in options. The awards for Mr. Ables were based 50 percent in performance shares, 40 percent in RSUs, and 10 percent in stock options. Our long-term incentive compensation plan has retentive value, with specific stock ownership and retention requirements for all officers.

Performance Shares

The performance share program was designed to align executive pay with achievement of operational and financial metrics that are the most impactful to the shareholders. For this reason, these awards comprise the largest portion of our long-term incentive awards (50 percent in the 2018 plan, increased to 55 percent in the 2019 plan). Our program incorporates both relative and absolute metrics to provide a more comprehensive and balanced evaluation of our long-term business performance. Performance shares target a percentage of base salary.

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Performance shares vest (if achievement warrants and the executive remains employed by the Company) 50 percent at the end of the three-year performance period, with the remaining 50 percent vesting one year later. The shares are subject to similar double-trigger requirements as our other change-in-control provisions. For the 2018 program, the shares are based on three different measures of performance:

2018 Performance Shares

Relative TSR	50%	▶ Measured relative to our 11 peer companies over a rolling three-year period ▶ No payout for bottom quartile performance ▶ Maximum performance payout is 2.0x the target award

Cash Flow from Operations	25%

▶ Evaluated annually during a three-year performance period against performance targets set at the beginning of the year

▶ Average performance over the three-year period is measured as a percentage above or below target

▶ Threshold payout of 50 percent achieved at 10 percent below the target, and the maximum payout of 200 percent is achieved at 10 percent above target

Reserve Adds per Debt Adjusted Share	25%

These awards are eligible for dividend equivalents that accumulate during the performance period (if dividends are declared and paid by the Company during such period), subject to the resulting performance multiple. Dividends will be paid in cash following the end of the performance period based on the same vesting schedule as the underlying awards, if a payout is warranted, or forfeited, if the underlying awards are forfeited.

Our 2019 performance share program has a new long-term return measure (CROIC) that replaces the cash flow from operations and reserve adds per debt adjusted share measures:

2019 Performance Shares

Relative TSR	50%

▶ Measured relative to a new TSR Performance Peer Group over a rolling three-year period

▶ Balanced payout scale

▶ Maximum performance payout is 2.0x the target award

▶ New cap at 1x target if absolute TSR is negative

NEW Cash Return on Invested Capital (CROIC)	50%

▶ Measured over a three-year period against a target that is set at the beginning of the period

▶ Threshold payout of 50 percent achieved at 21 percent below the target, and the maximum payout of 200 percent is achieved at 21 percent above target

APACHE CORPORATION - 2019 Proxy Statement	47

Relative TSR (50 Percent)

To maintain our focus on total shareholder return, half of the measure of performance for the 2018 Performance Share program is based on relative TSR performance. In the 2018 performance share program, our TSR performance was measured relative to our eleven peer companies over a rolling three-year period:

TSR Rank	1	2	3	4	5	6	7	8	9	10	11	12
Payout	2.00	2.00	1.75	1.50	1.25	1.00	0.80	0.60	0.40	0.00	0.00	0.00

Payouts and potential results under the relative TSR component of our performance share program closely align with our ability to create long-term shareholder value and directly reflect challenging stock price performance in 2018. As of December 31, 2018, and using the average per share closing price for the month of December immediately preceding the beginning and end of the performance period to calculate the beginning and end prices, Apache ranks 11th in the 2017 performance share program (two year results) and 10th in the 2018 performance share program (one year results), which would result in a zero payout for the TSR portion of the program.

Cash Flow from Operations and Reserve Adds per Debt Adjusted Share (25 percent each)

To provide a balance between market-based measures of performance (relative TSR) and internal financial and operational measures, cash flow from operations and reserve adds per debt adjusted share were retained in the 2018 performance share program. For the period, it was determined that the combination of these metrics most closely contributed to generating returns. We consider these two metrics the internal drivers of our absolute TSR performance. These metrics are evaluated annually during a three-year performance period against respective performance targets determined at the beginning of each year.

Average performance over the three-year period is measured as a percentage above or below target. The threshold payout of 50 percent is achieved at 10 percent below target, and the maximum payout of 200 percent is achieved at 10 percent above target. This range around target was established at +/-10 percent as this percent represented the point at which a material change in execution of Apache’s plan would be required. As of December 31, 2018, results of the 2017 Performance Share Program were $2,748MM against a target of $2,724MM for cash flow from operations, and 0.56 against a target of 0.70 for reserve adds per debt adjusted share, and results of the 2018 Performance Share Program were $3,532MM against a target of $3,100MM for cash flow from operations, and 0.65 against a target of 0.58 for reserve adds per debt adjusted share.

We recognize that using a three-year average of annual periods for a long-term compensation program is uncommon; however, this structure has allowed us the ability to set more accurate targets in the current commodity price environment. We have said in prior years that this is not intended to be a long-term solution, and indeed we have now replaced these measures with a true long-term CROIC measure for the 2019 performance share program.

Performance share vesting and performance achievement to date

As of December 31, 2018, year-three overall results under the 2016 Performance Share program resulted in a 100 percent payout. The TSR over the 2016 through 2018 performance period was negative 29.18 percent. With a ranking of tenth, the TSR performance metric achievement was zero. The financial and operational results were as follows:

Performance Metric	Average Variance	50% Threshold	100% Target	200% Max	Achievement of Target
Cash Flow from Operations ($MM)	23.09%	-10%	0%	10%	200%
Reserve Adds per Debt Adjusted Share	43.93%	-10%	0%	10%	200%

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Accordingly, the overall achievement was determined as follows:

Performance Metric	Achievement of Target	50% Threshold	100% Target
Total Shareholder Return	0%	50%	0%
Cash Flow from Operations	200%	25%	50%
Reserve Adds per Debt Adjusted Share	200%	25%	50%
Overall Achievement			100%

A cap applied to the 2016 performance share program in the event of negative TSR, but did not come into play as the TSR rank among peers did not result in a payout.

As of December 31, 2018, year-one overall results would have resulted in a 72 percent payout under the 2018 performance share program had it been vested. As of December 31, 2018, year-two overall results under the 2017 performance share program would have resulted in a 59 percent payout had it been vested.

Restricted Stock Units

Restricted stock units (RSUs) are granted to substantially all employees and vest ratably over three years. Grantees receive common stock for a portion of the RSU award that vests. The remaining portion of the RSUs are cash-based units under the 2016 Omnibus Compensation Plan and will be paid in cash once the RSU vests. The number and value of the performance shares and RSUs we granted to our NEOs in 2018 are shown in the following chart:

	Performance Shares		RSUs
Named Executive Officer	(#)	Value* ($)	(#)	Value* ($)
John J. Christmann IV	114,491	5,780,082	80,143	3,708,216
Stephen J. Riney	41,522	2,096,238	29,065	1,344,838
P. Anthony Lannie	29,176	1,472,950	20,423	944,973
Timothy J. Sullivan	23,638	1,193,364	16,546	765,584
Grady L. Ables	20,504	1,035,144	16,403	758,966

Stock Options

Generally, our stock options are granted to our executives based on a target percentage of base salary. Awards become exercisable ratably over three years and expire 10 years after grant. Stock options cannot be repriced, reset, or exchanged for cash if underwater without shareholder approval. All stock options granted in the 10 years from 2009-2018 have zero value as of December 31, 2018, with strike prices ranging from $41.24 to $135.83. The number and value of stock options we granted to our NEOs in 2018, based on a strike price of $46.27, are shown below:

Named Executive Officer	Shares (#)	Value* ($)
John J. Christmann IV	120,855	1,589,243
Stephen J. Riney	43,830	576,365
P. Anthony Lannie	30,798	404,994
Timothy J. Sullivan	24,952	328,119
Grady L. Ables	14,429	189,741

*Note: Values shown above reflect the amounts in the Grants of Plan-based Awards table. Note that the targeted grant date values of long-term compensation and the actual grant date values shown vary somewhat due to the prospective nature of targets. The amounts that will be realized by the NEOs from these awards may differ substantially from the grant date values.

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LTI Grants in 2018

The 2018 long-term compensation awards were held flat from 2017 for the CEO and President, with minor increases driven by an increase in the Monte Carlo valuation of the performance share awards from the prior year. Mr. Riney, Mr. Lannie, and Mr. Ables experienced increases in their equity award values in 2018 ranging from six to 16 percent due to their base salary increases effective January 1, 2018, as the target value of our equity awards are based on a fixed multiple of salary.

Named Executive Officer	Perf. Shares ($)	RSUs ($)	Stock Options ($)	Total 2018 LTI ($)	Total 2017 LTI ($)	Change (%)
John J. Christmann IV	5,780,082	3,708,216	1,589,243	11,077,541	10,906,883	1.6
Stephen J. Riney	2,096,238	1,344,838	576,365	4,017,441	3,582,334	12.1
P. Anthony Lannie	1,472,950	944,973	404,994	2,822,917	2,431,985	16.1
Timothy J. Sullivan	1,193,364	765,584	328,119	2,287,067	2,251,832	1.6
Grady L. Ables	1,035,144	758,966	189,741	1,983,851	1,868,359	6.2

Benefits

Our NEOs receive the standard benefits received by all employees, including: group health (medical, dental, pharmacy, and vision), group life, accidental death and dismemberment, business travel accident, disability plans, defined contribution retirement plans (a Money Purchase Retirement Plan and a 401(k) Savings Plan), paid family leave, and vacation.

General Executive Policies

As part of their total compensation, our NEOs are eligible for additional benefits that are designed to maintain market competitiveness. These include a comprehensive annual physical examination, an individual cash-value-based variable universal life insurance policy of two times base salary, an enhanced individual long-term disability policy for 75 percent of eligible earnings, and continued Apache and employee tax deferred contributions to a non-qualified retirement/savings plan once limits are reached in qualified retirement plans. In 2017, our CEO and President’s enhanced life insurance benefit was reduced by 75 percent to better align with market practices.

Use of Property

Our operations are spread around the globe, including locations that present a variety of physical and geo-political risks. For both business efficiency and security reasons, we require the chief executive officer to use Apache’s aircraft for all air travel, unless good business judgment would require otherwise. More details on the above benefits are presented under “All Other Compensation” following the “Summary Compensation Table.”

Elements of the 2019 Compensation Program

Annually in December, the MD&C Committee receives executive compensation benchmarking data from our independent compensation consultant, Longnecker & Associates (the “Consultant”), to ensure market alignment with our peers. Additionally, our Board evaluates any feedback provided by shareholders regarding potential changes to our compensation program. After review of this information in 2018, and in an effort to continually refine our compensation programs, the MD&C Committee made the following changes for 2019:

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2019 Base Salary

The base salary for our CEO and President remained flat for 2019. The base salaries of three other NEOs were adjusted in order to maintain market alignment:

2019 BASE SALARY
Named Executive Officer	December 31, 2018 Salary ($)	January 1, 2019 Salary ($)	Percent Change

John J. Christmann IV	1,300,000	No Change	0.0%

Stephen J. Riney	725,000	795,000	9.7%

P. Anthony Lannie	675,000	695,000	3.0%

Timothy J. Sullivan	625,000	No Change	0.0%

Grady L. Ables	575,000	600,000	4.3%

2019 Annual Incentive Compensation

We increased the CROIC metric weighting in the annual incentive plan from 20 percent to 25 percent to continue to emphasize our focus on delivering shareholder returns.

In addition, because Apache recognizes the value of a diverse and inclusive work environment, we have added a strategic goal relating to diversity and inclusion in science, technology, engineering, and math disciplines. This builds on the Company’s successful efforts more broadly since 2015 when the CEO and President stepped into the role, as exemplified by a 20 percent increase in the number of female employees as a share of Apache’s U.S.-based engineering and geoscience disciplines* and also by the following:

WORKFORCE DEMOGRAPHICS
Group	% Change as Share of Employees on Apache U.S. Payroll*
Asian	+35%
Black or African American	+11%
Hispanic/Latino	+30%
Overall	+27%
*Data for the period January 1, 2015 through December 31, 2018. As of year-end 2018, 748 employees on Apache’s U.S. payroll self-identified as belonging to an ethnic minority group.

2019 Long-Term Incentive Award Mix

We increased the weighting of long-term performance awards for all executives from 50 to 55 percent for 2019.

2019 Long-Term Compensation Awards

2019 Performance Share Program

The 2019 performance share program has two metrics, with a long-term CROIC metric replacing the 2018 metrics (cash flow from operations and reserve adds per debt adjusted share). As described above, the two measures in the 2019 program are:

▶	Relative TSR weighted 50 percent

▶	CROIC weighted 50 percent

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The CROIC metric was selected in order to emphasize Apache’s focus on shareholder returns. It is a three-year measure, with target set at the beginning of the performance period, designed to incentivize the sustained generation of returns to shareholders over the long-term.

Accordingly, the entire 2019 performance share program will be based on multi-year performance goals. For the relative TSR portion of the program, we will utilize the new TSR performance peer group, as described below under “2019 Peer Groups”, comprised of 17 peer companies. We will also utilize the following revised TSR ranking scale:

TSR Rank	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18
Payout	2.00	2.00	2.00	1.85	1.70	1.55	1.40	1.25	1.10	0.90	0.75	0.60	0.45	0.30	0.15	0.00	0.00	0.00

These awards are eligible for dividend equivalents that accumulate during the performance period (if dividends are declared and paid by the Company during such period), subject to the resulting performance multiple. Dividends will be paid in cash following the end of the performance period, based on the same vesting schedule as the underlying awards, if a payout is warranted, or alternatively they will be forfeited if the underlying awards are forfeited.

The awards will vest 50 percent at the end of the three-year performance period, with the remaining 50 percent vesting in the fourth year. They will be paid in cash. In addition, the awards include a 1x cap for the 50 percent TSR portion of the awards in the event Apache’s absolute TSR for the three-year performance period is negative. The cap augments the MD&C Committee’s negative discretion. The awards allow continued vesting upon retirement after attaining age 55 and a certain combination of age and years of service, provided that such retirement occurs after the first three months of the performance period (and not before).

Stock Options and Altus Midstream Restricted Stock Units

We replaced stock option awards with RSUs tied to the stock of Altus Midstream Company to ensure that the Company remains focused on the successful launch of Altus Midstream, which is majority-owned by Apache. These awards are cash-based units under the 2016 Omnibus Compensation Plan (to be paid in cash once the RSUs vest). The Altus Midstream RSUs comprise 10 percent of the 2019 long-term incentive compensation program.

2019 Stock Ownership Requirements

The CEO and President holds the number of Apache shares that have vested during his tenure in the role. We therefore increased the stock ownership requirement of the CEO and President from 6x base salary to 10x base salary in order to ensure ongoing alignment with our shareholders’ interests. His actual pay, defined as base salary, earned bonus, all other compensation as reported in the summary compensation table, and equity that vested that year valued as of December 31, 2018, averages $5.7 million per year for the four-year period 2015 through 2018. This is 61.1 percent lower than his reported pay during that period, which is consistent with the stock price performance of -58.1 percent, excluding dividends, during that same period. This stock ownership change therefore reinforces the pay for performance alignment between our CEO and President and our shareholders. For a discussion of realized pay versus stock price performance, see page 35.

Decision-Making Process

Our Approach to Pay

Our approach to compensation takes into account external market and internal parity concerns as well as recruitment, retention, and long-term performance goals, which drive shareholder value.

Our Compensation Philosophy

Our executive compensation philosophy is to design compensation programs that:

✓	Attract, retain, and reward top talent;

52	APACHE CORPORATION - 2019 Proxy Statement

✓	Align our executives’ interests with those of our shareholders by paying for performance; and

✓

Provide a substantial portion of our compensation in long-term, equity-based compensation to reward performance over the long-term and align the compensation of our top executives with the shareholder experience.

Peer Groups and Data

Peer group data contributes to our external market parity, recruitment, retention, and performance analysis. To assemble the right peer group, our MD&C Committee considered the following:

▶	Industry: companies with our 6-digit GICS code (101020 – Oil, Gas and Consumable Fuels)

▶	Market Capitalization: companies +/-2.5x Apache’s market cap

▶	Revenues: companies +/-2.5x Apache’s revenues

▶	Assets: companies +/-2.5x Apache’s assets

▶	Compete with Apache for talent

▶	Headquartered in the United States

▶	List Apache as a peer in their 2018 proxy statement

▶	List a peer of Apache as a peer in their 2018 proxy statement

▶	Considered an Apache peer by proxy advisory firms

In addition, we use the most recent compensation data provided by our Consultant, industry size-based surveys, and our own labor market data.

The MD&C Committee believes that, in combination, the above criteria generate a tailored peer group that reflects the size and complexity of Apache’s business, as well as the labor market in which we compete for talent. We also relied on this peer group for the relative TSR measurement within our active performance share programs for the period 2018 and prior.

2018 COMPENSATION PEER GROUP AND TSR PERFORMANCE PEER GROUP
Anadarko Petroleum Corporation	EOG Resources, Inc.	Noble Energy Inc.
Chesapeake Energy Corporation	Hess Corporation	Occidental Petroleum Corporation
ConocoPhillips Company	Marathon Oil Corporation	Pioneer Natural Resources Company
Devon Energy Corporation	Murphy Oil Corporation

2019 Peer Groups

Due to Apache’s financial strength, operational characteristics, size, and scope, the MD&C Committee requested a comprehensive review and analysis of the 2018 peer group. In reviewing the 2018 peer group, and after considering all of the inputs described above under “Peer Groups and Data”, as well the results of the comprehensive review and analysis, the MD&C Committee has selected a separate Compensation Peer Group and TSR Performance Peer Group for 2019. In the E&P business, these two groups serve different objectives and allow the MD&C Committee to take into account complexity of our operations with respect to compensation and production mix with respect to share performance. The 2019 peer groups and the key factors that led to their composition are as follows:

Compensation Peer Group

The MD&C Committee refers to data regarding compensation awarded to similarly-situated officers by companies in the Compensation Peer Group to ensure that our NEOs’ base salaries, target annual incentive compensation award opportunities, and equity grants are competitive. The Compensation Peer Group is intended to reflect E&P companies that

APACHE CORPORATION - 2019 Proxy Statement	53

operate in the United States and internationally, compete with Apache for executive talent, and have comparable activity and scope of operations. This group was developed taking into consideration metrics including revenue, market capitalization, enterprise value, investment strategy, earnings before interest, taxes, depreciation and amortization (EBITDA), leverage and liquidity, production, capital budget, comparability of asset portfolio, and the availability of compensation data. The 2019 Compensation Peer Group is as follows:

2019 COMPENSATION PEER GROUP
Anadarko Petroleum Corporation	EOG Resources, Inc.	Noble Energy Inc.
ConocoPhillips Company	Hess Corporation	Occidental Petroleum Corporation
Devon Energy Corporation	Marathon Oil Corporation
Encana Corporation	Murphy Oil Corporation

The newly constituted 2019 Compensation Peer Group required the removal of two compensation peers from the 2018 Compensation Peer Group that do not have international operations (Chesapeake Energy Corporation and Pioneer Natural Resources Company). We have added in their place a single peer that operates in the United States and internationally (Encana Corporation).

INTERNATIONAL OPERATIONS
Compensation Peer	Africa	Asia	Australia	Europe	North America (non-U.S.)	South America
A	X					X

B	X	X	X	X	X	X

C					X

D					X

E		X		X	X	X

F	X	X		X	X	X

G	X	X		X

H		X	X		X	X

I	X	X

J		X				X

Apache	X			X		X

*Location data as of September 11, 2018, the date the MD&C Committee approved the compensation peer group. All of these peer companies also operate in the United States. The composition of this peer group will be reviewed annually.

TSR Performance Peer Group

The MD&C Committee refers to the TSR Performance Peer Group to evaluate our relative TSR performance for purposes of the performance-based awards. Unlike the Compensation Peer Group, the 2019 TSR Performance Peer Group generally reflects a relevant industry cross section of E&P companies that compete with Apache in the commodity marketplace as follows:

2019 TSR PERFORMANCE PEER GROUP
Anadarko Petroleum Corporation	Devon Energy Corporation	Marathon Oil Corporation
Antero Resources Corp.	Diamondback Energy, Inc.	Murphy Oil Corporation
Cabot Oil & Gas Corporation	Encana Corporation	Noble Energy Inc.
Cimarex Energy Co.	EOG Resources, Inc.	Occidental Petroleum Corporation
Concho Resources Inc.	EQT Corporation	Pioneer Natural Resources Co.
ConocoPhillips Company	Hess Corporation

54	APACHE CORPORATION - 2019 Proxy Statement

The new 2019 TSR Performance Peer Group consists of independent E&P companies that produce the full hydrocarbon value stream, representing a balanced mix of those that favor crude oil production and those that favor the production of natural gas and natural gas liquids, thus augmenting the current peer group, which is heavily weighted toward crude oil production and therefore does not capture Apache’s market competition for our increased production of natural gas and natural gas liquids from Alpine High, as shown in the chart below:

OIL > 55%				RELATIVELY BALANCED				OIL < 45%
TSR Peer	Oil	Gas	NGLs	TSR Peer	Oil	Gas	NGLs	TSR Peer	Oil	Gas	NGLs
A	63%	22%	14%	F	55%	30%	15%	L	34%	49%	17%

B (new)	74%	12%	14%	G	55%	39%	6%	M (new)	30%	45%	25%

C (new)	62%	38%	0%	Apache ‘18	53%	35%	12%	N (new)	24%	59%	17%

D	58%	28%	14%	H	53%	32%	15%	O (new)	4%	96%	0%

E	58%	22%	20%	I	52%	40%	8%	P (new)	2%	72%	26%

				J	51%	35%	14%	Q (new)	1%	87%	12%

				K	45%	37%	18%

With respect to size, Apache falls in the middle band of the new TSR Performance Peer Group:

TSR PEER	REVENUE ($Billions)	TSR PEER	MARKET CAP ($Billions)	TSR PEER	ENTERPRISE VALUE ($Billions)
I	37.1	I	76.2	I	84.6

A	17.7	F	60.0	F	65.1

F	16.0	A	53.1	A	60.4

K	14.5	H	26.7	H	45.1

H	13.0	C	26.0	C	30.1

E	8.3	E	25.2	E	26.0

Apache	7.2	D	16.0	Apache	22.3

J	6.2	J	13.9	D	21.1

D	6.1	Apache	13.3	Q	18.5

L	5.0	K	12.7	L	18.1

Q	4.8	L	11.3	J	17.8

N	4.8	B	11.2	K	15.6

P	4.1	N	8.5	B	13.5

C	3.9	M	7.8	N	13.5

O	3.2	G	5.5	P	10.4

G	2.4	Q	4.8	M	8.5

M	2.3	P	4.2	G	7.5
B	1.9	O	3.0	O	4.0

*Data in the two tables shown above as of December 11, 2018, the date the MD&C Committee approved the TSR peer group. The composition of the TSR peer group will be reviewed annually.

Role of the Board of Directors

Executive compensation decision-making is a core Board responsibility. The independent members of the Board review, modify as needed, and approve the MD&C Committee’s recommendations for the CEO and President’s total compensation. The entire Board is responsible for this same process in establishing the other NEOs’ compensation.

APACHE CORPORATION - 2019 Proxy Statement	55

Role of the MD&C Committee

The MD&C Committee, which met six times in 2018, assesses the effectiveness of our compensation programs. Its key responsibilities are to:

▶

Review our goals and objectives, evaluate performance in light of such goals, and recommend the CEO and President’s compensation to the Board for approval by the independent directors. This review is handled in independent sessions.

▶	Make recommendations to the Board concerning the base salary, incentive, and equity-based compensation plans for executive officers other than the CEO and President.

▶	Review and recommend to the Board broad-based, long-term compensation programs for executive and non-executive employees.

▶	Ensure compensation does not incentivize excessive risk.

▶	Review, and discuss with management, succession planning for the organization and management development.

▶	Administer our equity-based plans and approve, award, and administer grants under the same, including certification of performance goals and their achievement.

▶	Make recommendations to the Board regarding our equity-based compensation plans.

▶	Prepare a summary of the grants and awards made under our equity-based compensation plans and programs for the MD&C Committee for use in our proxy statement.

▶	Address any other duties or responsibilities expressly delegated to the MD&C Committee by the Board relating to our equity-based compensation plans and programs.

Each of the MD&C Committee’s four members meets the independence requirements of the New York Stock Exchange and the NASDAQ listing standards. Each member of the MD&C Committee also is an outside director within the meaning of Section 162(m) of the Internal Revenue Code. The MD&C Committee’s charter is available on our website.

Role of the Compensation Consultant

The Board has authorized the MD&C Committee to retain an independent compensation consultant. The MD&C Committee engaged the Consultant to provide independent compensation advice and data. The Consultant annually assesses our compensation program’s potential for risk and its competitiveness relative to our peers. The Consultant received de minimis compensation for limited advisory services provided with respect to broad-based compensation in 2018.

Each year the MD&C Committee reviews the independence of the Consultant and obtains written certification that the Consultant complies with its own independence rules. The MD&C Committee determined that the Consultant was independent during 2018.

Role of Management

In addition to the use of the Consultant, the MD&C Committee receives compensation recommendations and evaluations of the executive group from the CEO and President. The MD&C Committee, along with each of the independent directors, is authorized by the Board to obtain information from, and work directly with, any employee in fulfilling its responsibilities. Our senior vice president of human resources prepares materials for the CEO and President and the MD&C Committee for the exercise of their distinct, but interrelated, compensation responsibilities. The MD&C Committee also utilizes the data provided by the Consultant, including recommendations for the associated compensation values derived from their reports. The MD&C Committee carefully considers the recommendations of the CEO and President, management, and the Consultant to reach final determinations in order to recommend actions to the Board.

56	APACHE CORPORATION - 2019 Proxy Statement

Risk Considerations in Compensation Programs

The MD&C Committee does not believe our compensation programs encourage inappropriate risk taking. The MD&C Committee, with assistance from the Consultant, arrived at this conclusion for the following reasons:

▶

Our employees receive both fixed and variable compensation. The fixed portion provides a steady income regardless of the Company’s stock performance. This allows executives to focus on the Company’s business without an excessive focus on the Company’s stock price performance.

▶

The goals and objectives for the annual incentive compensation plan are set to avoid overweighting any single factor that, if not achieved, would result in the loss of a large percentage of compensation.

▶

Our equity awards for executives generally vest over three- to four-year periods, which discourages short-term risk taking. Our substantial equity holding requirements extend these time frames further.

▶	Our equity ownership requirements encourage a long-term perspective by our executives.

▶

Our equity compensation plan provides that, unless otherwise specifically provided in an award agreement for certain events, like retirement, our executives’ unvested long-term equity compensation is forfeited upon voluntary termination.

▶	Our incentive programs have been in place for many years, and we have seen no evidence that they encourage excessive risk taking.

▶	Essentially all of our employees participate in our equity-based compensation programs, regardless of business unit, which encourages consistent behavior across the Company.

Tax Legislation Related to Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a limit, with certain exceptions, on the amount that a publicly-held corporation may deduct in any tax year commencing on or after January 1, 1994, for the compensation paid to certain highly-compensated employees. The MD&C Committee periodically reviews our compensation plans based upon these regulations to determine what further actions or changes, if any, would be appropriate.

Our 2005 Stock Option Plan, 2007 Omnibus Equity Compensation Plan, 2011 Omnibus Equity Compensation Plan, and 2016 Omnibus Compensation Plan were approved by our shareholders and grants made under such plans qualify as “performance-based” under the regulations. Our existing annual cash incentive compensation plan and special achievement bonuses do not meet the requirements of the regulations, as the shareholder approvals necessary for exemption were not sought. However, these plans operate similarly to prior or other existing plans and are designed to reward the contribution and performance of employees and to provide a meaningful incentive for achieving Apache’s goals, which in turn enhances shareholder value. No further grants can be made under the 2005 Stock Option Plan, 2007 Omnibus Equity Compensation Plan, or 2011 Omnibus Equity Compensation Plan.

On December 22, 2017, the President signed H.R. 1, the “Tax Cuts and Jobs Act” into law. The new law repeals certain exceptions to the deductible limit for performance-based compensation for tax years beginning after 2017. In addition, the new law requires compensation of the principal executive officer, principal financial officer and three highest compensated officers (“covered employees”) to be subject to the limit. Once an employee is treated as a covered employee in a tax year after December 31, 2016, the individual remains a covered employee for all future years, including once they are no longer employed by the corporation or with respect to payments made after the death of a covered employee. The new law does provide for a transition rule to these Section 162(m) changes whereby the expansion of the rules mentioned above does not apply to remuneration paid under a written, binding contract in effect on November 2, 2017, which is not materially modified on or after this date. While the MD&C Committee cannot predict how our compensation policies may be further affected by these limitations, it is anticipated that executive compensation paid or accrued pursuant to our compensation plans that have not met the requirements of the regulations will not result in any material loss of tax deductions in the foreseeable future.

Internal Revenue Code Section 409A requires “nonqualified deferred compensation plans” to meet requirements in order to avoid acceleration of the recipient’s federal income taxation of the deferred compensation. The Internal Revenue Service issued final regulations in April 2007 regarding the application of Section 409A, which were generally effective

APACHE CORPORATION - 2019 Proxy Statement	57

January 1, 2009. Prior to effectiveness, companies were expected to comply in “good faith” with the statute, taking note of the interim guidance issued by the Internal Revenue Service. We amended several of our benefit plans in order for them to be exempt from Section 409A, while we continue to provide benefits through several plans that remain subject to Section 409A. The terms of these plans were amended before January 1, 2009, as necessary, and are intended to meet the requirements of the final regulations.

MD&C Committee Report

The Management Development and Compensation Committee of the Board of Directors of Apache Corporation reviewed and discussed with management the Compensation Discussion and Analysis set forth above, and based upon such review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

March 27, 2019	Members of the Management Development and Compensation Committee
William C. Montgomery, Chairman
Annell R. Bay
Rene R. Joyce
Daniel W. Rabun

58	APACHE CORPORATION - 2019 Proxy Statement

Summary Compensation Table

The table below summarizes the compensation for the individuals listed below for all services rendered to the Company and its subsidiaries during fiscal years 2018, 2017, and 2016. The persons included in this table are the Company’s principal executive officer, principal financial officer, and the three other most highly compensated executive officers (the “NEOs”) who served as executive officers of the Company during 2018.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards(1) ($) (e)	Option Awards(1) ($) (f)	Non-Equity Incentive Plan Compensation(2) ($) (g)		Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($) (h)	All Other Compensation(4) ($) (i)	Total ($) (j)
John J. Christmann IV Chief Executive Officer and President	2018	1,300,000	—	9,488,299	1,589,243	2,327,130		—	496,775	15,201,447
	2017	1,300,000	—	9,317,645	1,589,238	1,605,500		—	620,990	14,433,373
	2016	1,100,000	—	7,984,860	1,345,497	2,459,600		—	526,239	13,416,196
Stephen J. Riney Executive Vice President and Chief Financial Officer	2018	725,000	—	3,441,076	576,365	1,265,523		—	224,782	6,232,746
	2017	725,000	—	3,060,354	521,981	1,118,506	(5)	—	291,652	5,717,493
	2016	675,000	—	2,680,668	425,248	1,161,000		—	225,497	5,167,413
P. Anthony Lannie Executive Vice President and General Counsel	2018	675,000	—	2,417,923	404,994	743,580		—	181,926	4,423,423
	2017	675,000	—	2,077,622	354,363	513,000		—	238,392	3,858,377
	2016	675,000	—	2,836,784	354,373	916,000		—	208,147	4,990,304
Timothy J. Sullivan Executive Vice President, Operations Support	2018	625,000	—	1,958,948	328,119	688,500		—	343,018	3,943,585
	2017	625,000	—	1,923,710	328,123	460,000		—	191,237	3,528,070
	2016	625,000	—	2,101,185	328,122	825,000		—	382,978	4,262,285
Grady L. Ables Senior Region Vice President, North Sea, Egypt, and Houston Operations	2018	575,000	—	1,794,111	189,741	593,831		—	486,517	3,639,199
	—	—	—	—	—	—		—	—	—
	—	—	—	—	—	—		—	—	—

(1)

Value of RSU and stock option awards made during the fiscal year based upon aggregate grant date fair value, determined in accordance with applicable FASB ASC Topic 718. The discussion of the assumptions used in calculating the aggregate grant date fair value of the RSU awards can be found in the footnotes to the Grants of Plan Based Awards Table below and in Note 11 of the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for the year ended December 31, 2018. For stock options, the estimated fair value is based upon principles of the Black-Scholes option pricing model. The Black-Scholes model utilizes numerous arbitrary assumptions about financial variables such as interest rates, stock price volatility, and future dividend yield. The value of the RSU and stock option awards is expensed ratably over the term of the award.

(2)

Amounts reflected under column (g) are paid pursuant to the Company’s incentive compensation plan as described under “Annual Incentive Compensation” in the Compensation Discussion and Analysis, except as described in footnote (5) below.

(3)	Earnings from the Non-Qualified Deferred Compensation Table are not included as they are not above-market or preferential earnings.

(4)	For additional information on All Other Compensation, see discussion, table, and footnotes below.

(5)

Includes the amount paid under the 2015 performance contingent cash plan. Because Mr. Riney joined the Company after the start date of the 2015 Performance Share performance period, he received a performance contingent cash plan in place of performance shares. The payout of his award was based on the same metrics and targets used in the 2015 Performance Share program.

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All Other Compensation

Officers participate in two qualified retirement plans. The 401(k) Savings Plan provides a match up to the first eight percent of base pay and incentive bonus, and the Money Purchase Retirement Plan provides an annual six percent Company contribution. Additionally, officers can elect to participate in the Non-Qualified Retirement/Savings Plan to defer beyond the limits in the 401(k) Savings Plan and continue Company contributions, which exceed the limits in the qualified plans. The Deferred Delivery Plan allows officers the ability to defer income in the form of deferred units from the vesting of RSUs under the Company’s 2007 Omnibus Equity Compensation Plan, 2011 Omnibus Equity Compensation Plan, and 2016 Omnibus Compensation Plan. The contributions into both non-qualified plans are reported in the Non-Qualified Deferred Compensation Table. The Company does not have a defined benefit plan for U.S. employees.

Apache provides U.S. employees with two times their base salary under group term life insurance. Executives receive the first $50,000 of coverage under the same group term life insurance plan, and the remaining amount to bring them up to two times salary is provided in the form of universal life insurance policies.

During 2016-2018, the Board required John J. Christmann IV to use the Company’s aircraft for all air travel for security reasons and to facilitate efficient business travel, unless good business judgment required otherwise. Even though the Company considers these costs a necessary business expense rather than a perquisite for Mr. Christmann, in line with SEC guidance, the following table includes the amounts attributable to each NEO’s personal aircraft usage. Executives are not reimbursed for the taxes on the income attributable to the personal use of corporate aircraft. The methodology for the valuation of non-integral use of corporate aircraft for disclosure in the Summary Compensation Table, in compliance with SEC guidance, calculates the incremental cost to the Company for personal use of the aircraft based on the cost of fuel and oil per hour of flight; trip-related inspections, repairs and maintenance; crew travel expenses; on-board catering; trip-related flight planning services; landing, parking, and hangar fees; supplies; passenger ground transportation; and other variable costs. Additionally, the value of trips attributable to philanthropic interests was included, even though they are seen as contributing to the goodwill of the Company. In addition, Standard Industry Fare Level tables, published by the Internal Revenue Service, are used to determine the amount of compensation income that is imputed to the executive for tax purposes for personal use of corporate aircraft.

In addition to the benefits for which all employees are eligible, the Company also covers the cost of a comprehensive annual physical and the full cost of enhanced long-term disability coverage for executive officers.

The Company provides various forms of compensation related to expatriate assignment that differ according to location and term of assignment, including: foreign service premium, foreign assignment tax equalization, location pay, housing and utilities, home leave and travel, goods and services allowance, relocation expense, and tax return and visa preparation. These items have been reflected in the following table under Foreign Assignment Allowances for the amounts that pertain to Mr. Sullivan and Mr. Ables. Mr. Sullivan, as region vice president—Canada, resided in Canada from January 2013 to June 2015, and Mr. Ables, as region vice president—Canada resided in Canada from July 2015 to July 2016.

60	APACHE CORPORATION - 2019 Proxy Statement

The following table provides a detailed breakdown of the amounts for fiscal years 2018, 2017, and 2016 under “All Other Compensation” in the Summary Compensation Table:

Name	Year	Company Contributions Retirement Plans ($)	Company Contributions Non-Qualified Plans ($)	Life Insurance Premiums ($)	Use of Company Property ($)		Enhanced Long-Term Disability Coverage & Annual Physicals ($)	Dividend Equivalents on Unvested Restricted Stock Units ($)	Foreign Assignment Allowances ($)		Domestic Relocation Allowance and Expenses ($)	Total ($)
John J. Christmann IV	2018	36,500	370,270	10,698	51,517	(a)	27,790	—	—		—	496,775
	2017	36,000	490,344	766	66,465	(a)	25,915	1,500	—		—	620,990
	2016	35,000	351,274	56,791	62,795	(a)	15,879	4,500	—		—	526,239
Stephen J. Riney	2018	36,500	161,425	10,334	672	(a)	15,851	—	—		—	224,782
	2017	36,000	228,040	9,862	2,713	(a)	15,037	—	—		—	291,652
	2016	35,000	164,500	9,399	2,444	(a)	14,154	—	—		—	225,497
P. Anthony Lannie	2018	36,500	129,820	421	—		15,185	—	—		—	181,926
	2017	36,000	186,740	421	—		15,231	—	—		—	238,392
	2016	35,000	157,500	421	—		15,226	—	—		—	208,147
Timothy J. Sullivan	2018	36,500	115,400	10,241	—		13,415	—	167,462	(b)(c)	—	343,018
	2017	36,000	167,000	9,626	—		12,054	—	(33,443)	(b)(c)	—	191,237
	2016	35,000	129,500	10,084	—		15,182	—	193,212	(b)(c)	—	382,978
Grady L. Ables	2018	36,500	100,000	6,780	—		11,482	—	331,755	(b)(c)	—	486,517
	2017	—	—	—	—		—	—	—		—	—
	2016	—	—	—	—		—	—	—		—	—

(a)	These amounts for 2018, 2017, and 2016 are for use of corporate aircraft.

(b)

Executives assigned to foreign countries typically incur a change in their overall tax liability because most of the components of assignment compensation that are provided in addition to base salary are taxable in the United States and in the foreign country. Therefore, the Company’s expatriate assignment policy provides that it will be responsible for any additional foreign or U.S. taxes due as a direct result of the international assignment and the executive remains financially responsible for the tax which he/she would have incurred if he/she had continued to live and work in the United States.

(c)

For Mr. Sullivan, the 2018 amount includes ($127,124) for tax equalization, $293,836 for foreign taxes paid and $750 for tax return preparation. The 2017 amount includes ($34,193) for tax equalization and $750 for tax return preparation. The 2016 amount includes $192,462 for tax equalization and $750 for tax return preparation. For Mr. Ables, the 2018 amount includes $16,385 for federal income tax, ($191,983) for tax equalization, $506,602 for foreign taxes paid and $750 for tax return preparation.

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Grants of Plan Based Awards Table

The table below provides supplemental information relating to the Company’s grants of RSUs and stock options during fiscal year 2018 to the NEOs. There were no stock appreciation rights granted during fiscal year 2018. Also included, in accordance with SEC rules on disclosure of executive compensation, is information relating to the estimated grant date fair value of the grants. Neither the values reflected in the table nor the assumptions utilized in arriving at the values should be considered indicative of future stock performance.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)		All Other Option Awards: Number of Securities Underlying Options (#)(5) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($)(5) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)		Maximum ($) (e)		Threshold (#) (f)	Target (#)(2) (g)	Maximum (#) (h)
John J. Christmann IV		—	1,690,000	(1)	3,380,000	(1)	—	—	—	—		—	—	—

	01/16/2018	—	—		—		0	114,491	228,982	—		—	—	5,780,082

	01/16/2018	—	—		—		—	—	—	32,057	(3)	—	—	1,483,277

	01/16/2018	—	—		—		—	—	—	48,086	(4)	—	—	2,224,939

	01/16/2018	—	—		—		—	—	—	—		120,855	46.27	1,589,243

Stephen J. Riney		—	725,000	(1)	1,450,000	(1)	—	—	—	—		—	—	—

	01/16/2018	—	—		—		0	41,522	83,044	—		—	—	2,096,238

	01/16/2018	—	—		—		—	—	—	11,626	(3)	—	—	537,935

	01/16/2018	—	—		—		—	—	—	17,439	(4)	—	—	806,903

	01/16/2018	—	—		—		—	—	—	—		43,830	46.27	576,365

P. Anthony Lannie		—	540,000	(1)	1,080,000	(1)	—	—	—	—		—	—	—

	01/16/2018	—	—		—		0	29,176	58,352	—		—	—	1,472,950

	01/16/2018	—	—		—		—	—	—	8,169	(3)	—	—	377,980

	01/16/2018	—	—		—		—	—	—	12,254	(4)	—	—	566,993

	01/16/2018	—	—		—		—	—	—	—		30,798	46.27	404,994

Timothy J. Sullivan		—	500,000	(1)	1,000,000	(1)	—	—	—	—		—	—	—

	01/16/2018	—	—		—		0	23,638	47,276	—		—	—	1,193,364

	01/16/2018	—	—		—		—	—	—	6,618	(3)	—	—	306,215

	01/16/2018	—	—		—		—	—	—	9,928	(4)	—	—	459,369

	01/16/2018	—	—		—		—	—	—	—		24,952	46.27	328,119

Grady L. Ables		—	431,250	(1)	862,500	(1)	—	—	—	—		—	—	—

	01/16/2018	—	—		—		0	20,504	41,008	—		—	—	1,035,144

	01/16/2018	—	—		—		—	—	—	6,561	(3)	—	—	303,577

	01/16/2018	—	—		—		—	—	—	9,842	(4)	—	—	455,389

	01/16/2018	—	—		—		—	—	—	—		14,429	46.27	189,741

(1)

Reflects estimated possible payouts under the Company’s annual incentive compensation plan. The estimated amounts are calculated based on the applicable annual bonus target and base salary earnings for each NEO in effect for the 2018 measurement period. The maximum payout under the plan is 200 percent of target. The Company’s annual incentive compensation plan does not contain thresholds. Actual incentive bonus awards granted for 2018 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	For the grants made on January 16, 2018, the number of RSUs granted is shown as the target number, while the maximum number assumes a multiple of 2.0. The threshold level shown is zero.

62	APACHE CORPORATION - 2019 Proxy Statement

On January 16, 2018, pursuant to the 2016 Omnibus Compensation Plan, the Company established the 2018 Business Performance Program Specifications for corporate and regional executives and key employees who were employed on or before December 31, 2017. These employees, including the executives named in the Summary Compensation Table, were granted the right to receive RSUs, the number of which will be determined based on the Company’s achievement of three different measures of performance:

-	Total shareholder return (“TSR”) as compared to a peer group of 11 companies (weighted 50%) – discussed below.

-

Cash flow from operations and reserves added per debt adjusted share (weighted 25% each) – evaluated annually during the performance period against respective performance targets determined at the beginning of each year, with performance measured as a percentage above or below target. The threshold payout is established with achievement ten percent below target, and the maximum payout is set at achievement ten percent above target.

At the conclusion of the three-year performance period, which began on January 1, 2018, and will end on December 31, 2020, a calculation of the Company’s achievement of the performance measures will be made and the resulting percentage achievement will be applied to the target shares to derive the number of shares awarded. If achievement warrants, vesting will begin on January 1, 2021, with 50 percent of the adjusted number of RSUs vesting immediately and 50 percent vesting as of January 1, 2022. Employees must be employed during the entire performance period and on the date of vesting.

For the TSR performance measure, at the conclusion of the three-year performance period, the Company’s performance will be directly ranked within the peer group. If the Company’s TSR ranks from 1 to 9, this will result in the application of a single multiplier to 50% of the target number of RSUs as follows:

TSR Rank	1	2	3	4	5	6	7	8	9	10	11	12
Payout Multiple	2.00	2.00	1.75	1.50	1.25	1.00	0.80	0.60	0.40	0.00	0.00	0.00

However, if the Company ranks 10 – 12, there will be no achievement for this portion of the award.

TSR is determined by dividing (i) the sum of the cumulative amount of a company’s dividends for the performance period (assuming same-day reinvestment into the company’s common stock on the ex-dividend date) and the share price of the company at the end of the performance period minus the share price at the beginning of the performance period by (ii) the share price at the beginning of the performance period.

(3)

These awards reflect the number of RSUs granted under the terms of the 2016 Omnibus Compensation Plan. The grant date fair value of these awards, calculated in accordance with FAS 123R, is based on a closing price of the Company’s common stock on the date of grant. Except as discussed below, the RSUs are generally non-transferable and no dividends are paid on such units until vested. The RSUs vest ratably over three years and may only be paid in cash.

The 2016 Omnibus Compensation Plan is administered by the MD&C Committee of the Company’s Board of Directors. RSUs granted under the 2016 Omnibus Compensation Plan are subject to appropriate adjustment in the event of reorganization, stock split, stock dividend, combination of shares, merger, consolidation, or other recapitalization of the Company. Upon both a change of control of the Company and termination of employment, all outstanding RSUs become automatically vested as of the date of such change of control. A change of control occurs when a person, partnership, or corporation acting in concert, or any or all of them, acquires more than 20 percent of the Company’s outstanding voting securities. A change of control shall not occur if, prior to the acquisition of more than 20 percent of the Company’s voting securities, such persons, partnerships, or corporations are solicited to do so by the Company’s Board of Directors.

(4)

These awards reflect the number of RSUs granted under the terms of the 2016 Omnibus Compensation Plan. The grant date fair value of these awards, calculated in accordance with FAS 123R, is based on a closing price of the Company’s common stock on the date of grant. Except as discussed below, the RSUs are generally non-transferable and no dividends are paid on such units until vested. The RSUs vest ratably over three years.

The 2016 Omnibus Compensation Plan is administered by the MD&C Committee of the Company’s Board of Directors. RSUs granted under the 2016 Omnibus Compensation Plan are subject to appropriate adjustment in the event of reorganization, stock split, stock dividend, combination of shares, merger, consolidation, or other recapitalization of

APACHE CORPORATION - 2019 Proxy Statement	63

the Company. Upon both a change of control of the Company and termination of employment, all outstanding RSUs become automatically vested as of the date of such change of control. A change of control occurs when a person, partnership, or corporation acting in concert, or any or all of them, acquires more than 20 percent of the Company’s outstanding voting securities. A change of control shall not occur if, prior to the acquisition of more than 20 percent of the Company’s voting securities, such persons, partnerships, or corporations are solicited to do so by the Company’s Board of Directors.

(5)

This column sets forth the number of shares of the Company’s common stock subject to options granted under the terms of the 2016 Omnibus Compensation Plan. For stock options, the estimated fair value is based upon principles of the Black-Scholes option pricing model. The Black-Scholes model utilizes numerous arbitrary assumptions about financial variables such as interest rates, stock price volatility, and future dividend yield.

The options granted under the terms of the 2016 Omnibus Compensation Plan are generally non-transferable and become exercisable ratably over three years. The options were granted for a term of ten years, subject to earlier termination in specific circumstances related to termination of employment, and are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. The exercise price and any withholding tax requirements may be paid by cash and/or delivery or attestation of already-owned shares of the Company’s common stock.

Options granted under the 2016 Omnibus Compensation Plan are subject to appropriate adjustment in the event of reorganization, stock split, stock dividend, combination of shares, merger, consolidation, or other recapitalization of the Company. Upon both a change of control of the Company and termination of employment, all outstanding options become automatically vested so as to make all such options fully vested and exercisable as of the date of such change of control. A change of control occurs when a person, partnership, or corporation acting in concert, or any or all of them, acquires more than 20 percent of the Company’s outstanding voting securities. A change of control shall not occur if, prior to the acquisition of more than 20 percent of the Company’s voting securities, such persons, partnerships, or corporations are solicited to do so by the Company’s Board of Directors.

64	APACHE CORPORATION - 2019 Proxy Statement

Outstanding Equity Awards at Fiscal Year-End Table

The table below provides supplemental information relating to the stock-based awards held by the NEOs as of December 31, 2018:

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($) (j)
John J. Christmann IV	3,200	—		—	82.55	05/06/2019	12,500	(2)	328,125	131,170	(8)	3,443,213	(8)

	5,357	—		—	99.30	05/05/2020	25,376	(3)	666,120	83,754	(9)	2,198,543	(9)

	5,230	—		—	126.61	05/04/2021	10,241	(4)	268,826	114,491	(10)	3,005,389	(10)

	11,704	—		—	82.63	05/22/2022	39,086	(5)	1,026,008

	26,114	—		—	80.89	05/16/2023	48,086	(6)	1,262,258

	86,416	43,208	(3)	—	41.24	02/03/2026	32,057	(7)	841,496

	27,344	54,670	(5)	—	63.25	01/05/2027

	—	120,855	(11)	—	46.27	01/16/2028

Stephen J. Riney	—	—		—	—	—	18,000	(12)	472,500	41,456	(8)	1,088,220	(8)

	—	—		—	—	—	8,020	(3)	210,525	27,509	(9)	722,111	(9)

	—	—		—	—	—	5,711	(4)	149,914	41,522	(10)	1,089,953	(10)

	27,312	13,656	(3)	—	41.24	02/03/2026	12,838	(5)	336,998

	8,978	17,956	(5)	—	63.25	01/05/2027	17,439	(6)	457,774

	—	43,830	(11)	—	46.27	01/16/2028	11,626	(7)	305,183

P. Anthony Lannie	5,600	—		—	82.55	05/06/2019	6,684	(3)	175,455	34,547	(8)	906,859	(8)

	10,463	—		—	99.30	05/05/2020	10,000	(13)	262,500	18,675	(9)	490,219	(9)

	8,836	—		—	126.61	05/04/2021	5,317	(4)	139,571	29,176	(10)	765,870	(10)

	18,258	—		—	82.63	05/22/2022	8,716	(5)	228,795

	34,110	—		—	80.89	05/16/2023	12,254	(6)	321,668

	22,760	11,380	(3)	—	41.24	02/03/2026	8,169	(7)	214,436

	6,095	12,190	(5)	—	63.25	01/05/2027

	—	30,798	(11)	—	46.27	01/16/2028

Timothy J. Sullivan	1,370	—		—	82.55	05/06/2019	6,189	(3)	162,461	31,988	(8)	839,685	(8)

	2,089	—		—	99.30	05/05/2020	4,923	(4)	129,229	17,292	(9)	453,915	(9)

	1,851	—		—	126.61	05/04/2021	8,070	(5)	211,838	23,638	(10)	620,498	(10)

	2,601	—		—	82.63	05/22/2022	9,928	(6)	260,610

	18,992	—		—	80.89	05/16/2023	6,618	(7)	173,723

	21,704	10,537	(3)	—	41.24	02/03/2026

	5,643	11,288	(5)	—	63.25	01/05/2027

	—	24,952	(11)	—	46.27	01/16/2028

Grady L. Ables	1,370	—		—	82.55	05/06/2019	1,000	(14)	26,250	19,740	(8)	518,188	(8)

	1,880	—		—	99.30	05/05/2020	4,365	(3)	114,581	14,347	(9)	376,609	(9)

	1,663	—		—	126.61	05/04/2021	4,332	(4)	113,715	20,504	(10)	538,230	(10)

	2,387	—		—	82.63	05/22/2022	7,652	(5)	200,865

	8,670	4,335	(3)	—	41.24	02/03/2026	9,842	(6)	258,353

	3,121	6,244	(5)	—	63.25	01/05/2027	6,561	(7)	172,226

	—	14,429	(11)	—	46.27	01/16/2028

(1)	Based on the per share closing price of the Company’s common stock of $26.25 on 12/31/2018.

(2)	Vests on 02/18/2019.

(3)	Vests on 02/03/2019.

(4)	Vests on 01/01/2020.

APACHE CORPORATION - 2019 Proxy Statement	65

(5)	Vests ratably on 01/05/2019 and 01/05/2020.

(6)	Vests ratably on 02/01/2019, 01/16/2020, and 01/16/2021.

(7)	Vests ratably on 02/01/2019, 01/16/2020, and 01/16/2021. These units may only be paid in cash.

(8)

Final amount vested based on the Company’s TSR and business performance from 01/01/2016 — 12/31/2018, as certified by the committee in January 2019. As a result, 50% of the shares granted vested and 50% will vest on the first anniversary of the first day following the performance period.

(9)

Amount that vests will be based on the Company’s TSR and business performance from 01/01/2017 — 12/31/2019; no payout unless vesting occurs. As of 12/31/2018, one-year results would have resulted in a 59% payout under the 2017 Performance Share Program had it been vested.

(10)

Amount that vests will be based on the Company’s TSR and business performance from 01/01/2018 — 12/31/2020; no payout unless vesting occurs. As of 12/31/2018, one-year results would have resulted in a 72% payout under the 2018 Performance Share Program had it been vested.

(11)	Vests ratably on 01/16/2019, 01/16/2020, and 01/16/2021.

(12)	Vests ratably on 02/18/2019 and 02/18/2020.

(13)	Vests on 10/01/2019.

(14)	Vests on 07/15/2019.

Option Exercises and Stock Vested Table

The table below provides supplemental information relating to the value realized upon the exercise of stock options and upon the vesting of RSUs and conditional grants during fiscal year 2018 for each NEO:

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#)(1) (d)	Value Realized on Vesting ($)(1) (e)
John J. Christmann IV	—	—	128,563(2)	5,394,796(2)
Stephen J. Riney	—	—	30,890	1,283,305
P. Anthony Lannie	—	—	33,188	1,408,139
Timothy J. Sullivan	—	—	23,922(3)	1,017,582(3)
Grady L. Ables	—	—	12,631	548,481
(1)	Reflects RSUs vested under the terms of the 2007 Omnibus Equity Compensation Plan, the 2011 Omnibus Equity Compensation Plan, and/or the 2016 Omnibus Compensation Plan.
(2)	For Mr. Christmann, includes compensation of $666,105 that was deferred under the terms of Apache’s Deferred Delivery Plan related to the vesting of 16,534 RSUs.
(3)	For Mr. Sullivan, includes compensation of $40,930 that was deferred under the terms of Apache’s Deferred Delivery Plan related to the vesting of 1,000 RSUs.

66	APACHE CORPORATION - 2019 Proxy Statement

Non-Qualified Deferred Compensation Table

The table below provides supplemental information relating to compensation deferred during fiscal year 2018 under the terms of the Non-Qualified Retirement/Savings Plan and/or the Deferred Delivery Plan by the NEOs:

Name (a)		Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)		Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
John J. Christmann IV	(1)	259,940	370,270	(1,063,089	) (3)	0	2,076,398
	(2)	666,105	0	44,044	(3)	0	1,351,899
Stephen J. Riney	(1)	145,150	161,425	(253,803	) (3)	0	638,649
	(2)	0	0	0		0	0
P. Anthony Lannie	(1)	70,540	129,820	(495,775	) (3)	0	1,091,872
	(2)	0	0	0		0	0
Timothy J. Sullivan	(1)	246,750	115,400	(309,885	) (3)	0	2,419,040
	(2)	40,930	0	6,347	(3)	0	175,893
Grady L. Ables	(1)	170,500	100,000	(220,576	) (3)	0	1,010,147
	(2)	0	0	0	(3)	0	0
(1)

Non-Qualified Retirement/Savings Plan — see discussion under “All Other Compensation” above. The amounts in column (b) are also included in the Summary Compensation Table under Salary and Non-Equity Incentive Plan Compensation, as appropriate, for 2018. The amounts in column (c) are also included in the Summary Compensation Table under All Other Compensation for 2018. The amounts in column (f) were previously reported in prior Summary Compensation Tables as follows: Mr. Christmann — $2,234,600; Mr. Riney — $677,676; Mr. Lannie — $1,645,662; and Mr. Sullivan — $1,004,738.

(2)

Deferred Delivery Plan — see discussion under “All Other Compensation” above and footnote (2) to the table under “Equity Compensation Plan Information” above, as well as under footnotes (2) and (3) to the table under “Option Exercises and Stock Vested Table.” The amounts in column (b) are not included in the Summary Compensation Table for 2018. No amounts in column (f) were previously reported in prior Summary Compensation Tables.

(3)	Earnings not included in column (h) of the Summary Compensation Table as they are not above-market or preferential earnings.

APACHE CORPORATION - 2019 Proxy Statement	67

Potential Payments Upon Termination or Change in Control

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to NEOs of the Company in the event of a termination of employment or a change in control of the Company. The amount of compensation payable to each NEO in each situation is listed in the following table for fiscal year 2018, assuming termination had occurred on December 31, 2018. All equity awards have been valued as of December 31, 2018.

Name	Retirement or Voluntary Termination (3) ($)	For Cause Termination ($)	Termination without Cause (4) ($)	Change in Control Termination (5) ($)	Death ($)
John J. Christmann IV
Cash Benefits	0	0	4,290,000	10,881,390	0
Benefits Continuation
Health	0	0	23,039	45,073	0
Life	0	0	0	19,960	0
Unvested & Accelerated
Restricted Stock Units (1)	0	0	9,248,594	14,093,496	14,093,496
Stock Options	0	0	0	0	0
TOTAL	0	0	13,561,633	25,039,919	14,093,496
Stephen J. Riney
Cash Benefits	0	0	1,993,750	3,446,650	0
Benefits Continuation
Health	0	0	1,256	2,442	0
Life	0	0	0	19,868	0
Unvested & Accelerated
Restricted Stock Units (2)	0	0	3,104,405	4,833,188	4,833,188
Stock Options	0	0	0	0	0
TOTAL	0	0	5,099,411	8,302,148	4,833,188
P. Anthony Lannie
Cash Benefits	0	0	1,721,250	2,837,160	0
Benefits Continuation
Health	0	0	15,716	30,666	0
Life	0	0	0	96	0
Unvested & Accelerated
Restricted Stock Units	2,108,295	0	2,498,179	3,782,827	3,782,827
Stock Options	0	0	0	0	0
TOTAL	2,108,295	0	4,235,145	6,650,749	3,782,827
Timothy J. Sullivan
Cash Benefits	0	0	1,593,750	2,627,000	0
Benefits Continuation
Health	0	0	14,274	27,859	0
Life	0	0	0	19,792	0
Unvested & Accelerated
Restricted Stock Units	1,558,358	0	1,970,326	2,997,529	2,997,529
Stock Options	0	0	0	0	0
TOTAL	1,558,358	0	3,578,350	5,672,180	2,997,529

68	APACHE CORPORATION - 2019 Proxy Statement

Name	Retirement or Voluntary Termination (3) ($)	For Cause Termination ($)	Termination without Cause (4) ($)	Change in Control Termination (5) ($)	Death ($)
Grady L. Ables
Cash Benefits	0	0	1,293,750	2,337,662	0
Benefits Continuation
Health	0	0	15,531	30,383	0
Life	0	0	0	12,924	0
Unvested & Accelerated
Restricted Stock Units	1,218,230	0	1,493,619	2,436,459	2,436,459
Stock Options	0	0	0	0	0
TOTAL	1,218,230	0	2,802,900	4,817,428	2,436,459
(1)

On February 18, 2015, Mr. Christmann was granted a promotional award of 50,000 RSUs. The RSUs vested 12,500 on March 1, 2016, 12,500 on February 18, 2017, 12,500 on February 18, 2018, and 12,500 on February 18, 2019. Upon vesting, Apache will issue one share of common stock for each RSU, and 7,500 out of each 12,500 shares will not be eligible for sale by Mr. Christmann until such time as he retires or terminates employment with the Company. If Mr. Christmann is terminated by the Company without cause and not by reason of becoming disabled or if he terminates employment for good reason, then all RSUs shall vest and the above restrictions shall lapse.

(2)

On February 18, 2015, Mr. Riney was granted 45,000 RSUs. The RSUs vested 9,000 on March 1, 2016, 9,000 on February 18, 2017, 9,000 on February 18, 2018, 9,000 on February 18, 2019, and the remaining 9,000 will vest on February 18, 2020. Upon vesting, Apache will issue one share of common stock for each RSU, and 5,400 out of each 9,000 shares will not be eligible for sale by Mr. Riney until such time as he retires or terminates employment with the Company. If Mr. Riney is terminated by the Company without cause and not by reason of becoming disabled or if he terminates employment for good reason, then all RSUs shall vest and the above restrictions shall lapse.

(3)

The awards allow continued vesting upon retirement after attaining age 55 and a certain combination of age and years of service. This provision also applies to performance share awards for eligible participants, provided that such retirement occurs after the first three months of the performance period (and not before). Three of the five current NEOs meet the age and service requirements to qualify for continued vesting of all or a portion of their outstanding awards beyond retirement, subject to certain conditions.

(4)	Reflects amounts in accordance with the Executive Termination Policy effective on February 18, 2015.

(5)

In addition to the foregoing, the Company has established an income continuance plan. The plan provides that all officers of the Company, including the NEOs, and all employees who have either reached the age of 40, served the Company for more than ten years, or have been designated for participation based upon special skills or experience, will receive monthly payments approximating their monthly income and continued health and life benefits from the Company for up to two years, if their employment is terminated as a result of a “change in control” of the Company (as defined in the plan). In this event, continued health benefit premiums would be paid so that the after-tax income would equal what it would have if the amount of the coverage were withheld on a pre-tax basis.

Payments Made Upon Death or Disability

In addition to the benefits listed in the preceding table, payments will also be made under the Company’s life insurance plan in the event of death for the officers listed above. In the event of disability, these executive officers would benefit under the Company’s disability insurance plan.

CEO Pay Ratio

The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee.

The annual total compensation of our median employee for the calendar year 2018 was $158,214 USD. As disclosed in the Summary Compensation Table, our Chief Executive Officer’s annual total compensation for 2018 was $15,201,447 USD. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 96:1, down from 99:1 in 2017.

APACHE CORPORATION - 2019 Proxy Statement	69

We did not have any substantial changes in our workforce population that we believe would significantly impact our pay ratio calculation. Therefore, we utilized the same median employee that we identified in our 2018 pay ratio analysis. (The original median employee identified began employment part-way through the year in 2017. Therefore, a similarly situated employee was selected as the median employee to reflect compensation for a full year.) The median employee is located in Houston, Texas, in a senior analyst role within corporate land administration. We evaluated gross compensation, excluding equity. The median employee’s compensation consists of approximately 64 percent base salary, 19 percent equity, seven percent annual incentive compensation, and 10 percent benefits and other compensation. No cost of living adjustment was applied. We excluded the CEO in determining the median employee.

Our CEO’s 2018 compensation was 73 percent long-term and equity-based, the ultimate value of which is related directly to common stock performance. As a result of this emphasis on equity and shareholder alignment, the CEO pay ratio is 32:1 when utilizing the same methodology that we used for determining the median employee, which excludes equity.

We determined that, as of December 31, 2017, our employee population consisted of 3,343 individuals (excluding the CEO), which included full-time and part-time employees that received taxable compensation located in the United States, Egypt, and the United Kingdom.

Our employee population has the following characteristics (the figures are rounded):

•	99 percent full-time and one percent part-time

•	74 percent U.S., 17 percent U.K., and nine percent Egypt

•	34 percent technical functions, 36 percent administrative/center functions, and 28 percent field operations, with the balance of approximately 1 percent in executive or other roles

•	Apache hires temporary employees to cover essential functions when employees are on leave of absence. Apache does not hire seasonal employees.

To stay competitive with the market, Apache participates in numerous benchmarking surveys relevant to the oil and gas industry, locations where we maintain offices, and functional areas.

This information is being provided for compliance purposes. Neither the MD&C Committee nor the executives of our company use the pay ratio measure in making compensation decisions.

Compensation Committee Interlocks and Insider Participation

During 2018, William C. Montgomery, Annell R. Bay, Rene R. Joyce, and Daniel W. Rabun served on the MD&C Committee of the Company’s Board of Directors.

No executive officer of the Company serves, or in the past year has served, as a member of the compensation (or similar) committee or on the board of directors of another entity, one of whose executive officers served on the Company’s MD&C Committee or as a member of the Company’s Board of Directors. During fiscal year 2018, no member of the MD&C Committee (i) was an officer or employee of the Company, (ii) was formerly an officer of the Company, or (iii) had any business relationship or conducted any business with the Company other than as an independent director of the Company. The Board evaluated each member’s independence under the independence standards promulgated by NYSE and NASDAQ for compensation committees and determined that each member was independent for purposes of serving on the Company’s MD&C Committee.

Certain Business Relationships and Transactions

The Company’s Board of Directors has adopted a Code of Business Conduct and Ethics, which was last revised in September 2017. The Code of Business Conduct prohibits conflicts of interest between any director, officer, or employee and the Company. The Code of Business Conduct requires directors, officers, and employees to inform the Company of any transaction that involves related parties and that may give rise to a conflict of interest. Pursuant to its charter, the CG&N Committee reviews related party transactions on an ongoing basis to prevent conflicts of interest. The CG&N Committee reviews a transaction in light of the affiliations of the director, officer, or employee and the affiliations of such person’s immediate family. Transactions are presented to the CG&N Committee for approval before they are entered into or, if this is not possible, for ratification after the transaction has occurred. If the CG&N Committee finds that a conflict of interest exists, then it will determine the appropriate remedial action, if any. The CG&N Committee approves or ratifies a transaction if it determines that the transaction is consistent with the best interests of the Company. The determination of the CG&N Committee is documented in the Committee’s minutes. The Board of Directors reviews transactions to determine whether a transaction impairs the independence of a director and such determination is documented in the Board’s minutes. The Code of Business Conduct and the CG&N Committee charter are available on the Company’s website (www.apachecorp.com).

70	APACHE CORPORATION - 2019 Proxy Statement

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(PROPOSAL NO. 11)

The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the work of the independent auditor employed by the Company and establishes guidelines for the retention of the independent auditor for any permissible services. In performing these responsibilities, among other things, the Audit Committee (i) reviews the qualifications, performance, and independence of the independent auditor, (ii) reviews and evaluates the lead partner of the independent auditor having primary responsibility for the Company’s audit and ensures the rotation of such partners as required by law, and (iii) considers whether the audit firm should be rotated in order to maintain the independence between the independent auditor and the Company.

The Audit Committee has appointed Ernst & Young LLP, an independent registered public accounting firm (the “independent auditors”), to audit the Company’s financial statements for fiscal year 2019. Ernst & Young LLP served as the Company’s independent auditors for fiscal year 2018 and reported on the Company’s consolidated financial statements for that year, as well as the effectiveness of the Company’s internal control over financial reporting. Ernst & Young LLP has served as the Company’s independent auditors since 2002. The Board believes that the continued retention of Ernst & Young LLP to serve as the Company’s independent auditor is in the best interests of the Company and its stockholders and, at the request of the Audit Committee, is asking you to ratify that appointment.

Representatives of Ernst & Young LLP will be present at the annual meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions regarding Apache’s business.

Although shareholder ratification is not required, the appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal year 2019 is being submitted for ratification at the annual meeting because the Board believes doing so is a good corporate governance practice. Furthermore, the Audit Committee will take shareholders’ opinions regarding the appointment of Ernst & Young LLP into consideration in future deliberations. If Ernst & Young LLP’s appointment is not ratified at the annual meeting, the Audit Committee will consider the engagement of other independent accountants. The Audit Committee may terminate Ernst & Young LLP’s engagement as the Company’s independent auditors without the approval of the Company’s shareholders whenever the Audit Committee deems appropriate.

The fees paid to Ernst & Young LLP for 2018 and 2017 were as follows:

	(amounts in thousands)
Description	2018 ($)	2017 ($)
Audit Fees	4,479	4,924
Audit-Related Fees	723	1,018
Tax Fees	481	324
All Other Fees	—	—

Audit Fees were for professional services rendered for the annual audit of the consolidated financial statements included in the Form 10-K, including the audit of the effectiveness of the Company’s internal controls over financial reporting, the reviews of the financial statements included in the Forms 10-Q, statutory audits, issuance of comfort letters, consents, and assistance and review of documents filed with the SEC. Ernst & Young LLP also served as the independent auditor of Altus Midstream Company (ALTM) for 2018. Fees for the audit of Altus Midstream Company’s annual consolidated financial statements were $585,000 for 2018, which were not included in the table above. The financial results of Altus Midstream Company were not consolidated into Company’s financial statements in 2017.

Audit-Related Fees were for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. Audit-related services include consultations related to accounting, financial reporting or disclosure matters not classified as “audit services,” and agreed upon or expanded audit procedures.

Tax Fees were for services related to tax planning and compliance, tax-related and structuring-related consultation, and tax services related to potential acquisitions/dispositions.

All audit, audit-related, tax, and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with that firm’s independence in the conduct of its auditing functions. The Audit Committee has taken into consideration whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining auditor independence.

None of the services described above were approved pursuant to de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

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Approval of Independent Auditor Services and Fees

To ensure the independence of our independent auditors and to comply with the applicable securities laws, the listing standards of the New York Stock Exchange and the NASDAQ Stock Market, and the Audit Committee charter, the Audit Committee has established a policy and related procedures with respect to services that may be performed by the Company’s independent auditors (the “Pre-Approval Policy”).

The Pre-Approval Policy provides that the Company’s independent auditors may not perform any service for Apache, subject to those exceptions that may be permitted by applicable law, unless: (i) the service has been pre-approved by the Audit Committee or (ii) the Company engaged the independent auditors to perform the service pursuant to the pre-approval provisions of the Pre-Approval Policy. In addition, the Pre-Approval Policy prohibits the Audit Committee from pre-approving certain non-audit services that are prohibited from being performed by the Company’s independent auditors by applicable securities laws.

Pursuant to the Pre-Approval Policy, the Audit Committee has pre-approved certain categories of services to be performed by the independent auditors and a maximum amount of fees for each category. The Audit Committee reassesses these service categories and the associated maximum fee limits annually. Individual projects within the approved service categories have been pre-approved only to the extent that the fees for each individual project do not exceed a specified dollar limit, which amount is reassessed annually. The Committee also considers on a case-by-case basis specific engagements that are not otherwise pre-approved or that exceed pre-approved fee amounts. The Audit Committee grants pre-approval, subject to fee limits, for services that fall within that “All Other Fees” category on an engagement-by-engagement basis.

At least annually, the Audit Committee designates a member of the Audit Committee to whom it delegates its pre-approval responsibilities. That member has the authority to approve interim requests to pre-approve services and maximum fee limits, provided that the member informs the Audit Committee of his or her decision at the Audit Committee’s next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR FISCAL YEAR 2019.

72	APACHE CORPORATION - 2019 Proxy Statement

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(PROPOSAL NO. 12)

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) and Section 14A of the Securities Exchange Act of 1934, as amended, the Company is asking its shareholders to cast an advisory vote to approve the compensation of the Company’s named executive officers (our “NEOs”) as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K. This proposal, commonly known as “say-on-pay,” gives our shareholders the opportunity to express their views on the design and effectiveness of our executive compensation programs.

As described in detail in the section of this proxy statement titled “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our executive officers (including our NEOs), who are critical to our success. Under these programs, our NEOs are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased shareholder value. Please read the section of this proxy statement titled “Compensation Discussion and Analysis,” and the compensation tables that follow it, for additional details about our executive compensation programs.

At each of the Company’s annual meetings since the 2011 annual meeting of shareholders, the Company’s shareholders have cast an advisory vote on the compensation of the Company’s NEOs, as disclosed in the proxy statement for such meeting, and the Board and the MD&C Committee have considered the result of these shareholder votes in setting compensation policies and making compensation decisions for each of the fiscal years that has followed.

At the 2017 annual meeting of shareholders, the Company’s shareholders again determined, on an advisory basis, that the say-on-pay vote should be held on an annual basis. In accordance with this determination, we are asking our shareholders to indicate their support for the compensation of our NEOs as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this proxy statement. Accordingly, we ask our shareholders to vote FOR the following resolution:

RESOLVED, that the compensation paid to the NEOs, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion, is hereby approved.

The say-on-pay vote is advisory and, therefore, not binding on the Company, the MD&C Committee, or our Board of Directors. Our Board of Directors and our MD&C Committee value the opinions of our shareholders, and to the extent there is a significant vote against the compensation paid to our NEOs, as disclosed in this proxy statement, we will consider our shareholders’ concerns and will evaluate what, if any, further actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

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FUTURE SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Shareholders are entitled to submit proposals on matters appropriate for shareholder action at next year’s annual meeting consistent with regulations of the SEC and the Company’s bylaws.

Proposals for Inclusion in Next Year’s Proxy Statement

The SEC rules permit shareholders to submit proposals (other than director nominations) for inclusion in our proxy statement for next year’s annual meeting if the shareholder and the proposal meet the requirements specified in SEC Rule 14a-8.

•	When to send these proposals. Any shareholder proposal submitted in accordance with SEC Rule 14a-8 must be received by the Company’s corporate secretary on or before December 11, 2019.

•	Where to send these proposals. Proposals should be addressed to the Company’s corporate secretary at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400.

•	What to include. Proposals must conform to and include the information required by SEC Rule 14a-8.

Director Nominees for Inclusion in Next Year’s Proxy Statement (Proxy Access)

Our bylaws permit a shareholder or a group of shareholders (up to 20) who have owned an aggregate of at least 3% of Apache’s outstanding common stock continuously for at least three years the ability to submit director nominees (up to 25% of the Board) for inclusion in our proxy statement, if the shareholder(s) and the nominee(s) satisfy the requirements set forth in Article IV, Section 14 of our bylaws.

•

When to send these proposals. Notice of director nominees submitted under Article IV, Section 14 of our bylaws must be received no earlier than November 11, 2019, and no later than the close of business on December 11, 2019.

•	Where to send these proposals. Proposals should be addressed to the Company’s corporate secretary at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400.

•

What to include. Notice must include the information required by Article IV, Section 14 of our bylaws. Our bylaws are filed as an exhibit to the Company’s most recent annual report on Form 10-K filed with the SEC, or a printed copy of our bylaws is available free of charge by writing to the Company’s corporate secretary at the address above.

Other Proposals of Nominees for Presentation at Next Year’s Annual Meeting

Our bylaws also provide that any shareholder proposal, including any director nomination, that is not submitted for inclusion in next year’s proxy statement (either under SEC Rule 14a-8 or our proxy access bylaws, each as described above), may instead be presented directly at next year’s annual meeting if the submitting shareholder satisfies the requirements set forth in Article IV, Section 13 (with respect to director nominations) or Article IV, Section 12 (with respect to other proposals) of our bylaws.

•

When to send these proposals. Shareholder proposals, including director nominations, submitted under these bylaw provisions must be received by the Company’s corporate secretary not less than 120 days prior to the meeting, which is expected to be held in May 2020.

•	Where to send these proposals. Proposals should be addressed to the Company’s corporate secretary at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400.

•

What to include. Proposals must include the information required by Article IV, Section 13 of our bylaws (with respect to director nominations) or Article IV, Section 12 of our bylaws (with respect to other proposals). Our bylaws are filed as an exhibit to the Company’s most recent annual report on Form 10-K filed with the SEC, or a printed copy of our bylaws is available free of charge by writing to the Company’s corporate secretary at the address above.

•

Discretion to vote proxies on these proposals. If any shareholder proposal, including any director nomination, is properly presented directly at next year’s annual meeting, proxies will be voted on such proposals in accordance with the judgment of the management representatives who shall have been granted the authority to vote such proxies.

The Company’s annual report on Form 10-K and our other reports filed with the SEC are made available on our website at www.sec.gov or are made available to read or copy at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549. You may obtain information about the Public Reference Room by contacting the SEC at 1-800-SEC-0330.

74	APACHE CORPORATION - 2019 Proxy Statement

SHAREHOLDERS WITH THE SAME LAST NAME AND ADDRESS

The SEC rules permit companies and intermediaries (such as brokers) to implement a delivery procedure known as “householding.” Under this procedure, multiple Apache shareholders who reside at the same address may receive a single set of proxy materials, unless one or more of the shareholders has provided contrary instructions. This procedure reduces printing costs and postage fees and saves natural resources.

If you hold your shares in “street name” (your shares are held in a brokerage account or by a bank or other nominee), you may revoke your consent to householding at any time by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or calling Broadridge at 1-800-542-1061. You can also request information about householding from your broker or bank.

If you are a shareholder of record (your shares are held in your own name and not held in a brokerage account) who received a household mailing this year, and you would like to have additional copies of proxy materials mailed to you or if you would like to opt out of householding for future mailings, please send your written request to EQ Shareowner Services, Attn: Householding/Apache Corporation, P. O. Box 64854, St. Paul, Minnesota 55164-0854.

APACHE CORPORATION - 2019 Proxy Statement	75

SOLICITATION OF PROXIES

Solicitation of proxies for use at the annual meeting may be made in person or by mail, telephone, or other electronic means by directors, officers, and regular employees of the Company. These persons will receive no special compensation for any solicitation activities. The Company has requested banking institutions, brokerage firms, custodians, trustees, nominees, and fiduciaries to forward solicitation materials to the beneficial owners of shares of the Company’s common stock for whom they are record holder, and the Company will, upon request, reimburse reasonable forwarding expenses. The Company has retained Georgeson LLC to assist in soliciting proxies from brokers, bank nominees, and other institutional holders for a fee not to exceed $14,500 plus expenses. All costs of the solicitation will be borne by the Company.

By order of the Board of Directors

APACHE CORPORATION

Rajesh Sharma

Corporate Secretary

NOTE: Shareholders are requested to promptly vote their shares using one of the methods explained on pages 2 and 3 of this proxy statement.

76	APACHE CORPORATION - 2019 Proxy Statement

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

MAY 23, 2019

AND PROXY STATEMENT

APACHE CORPORATION | 2000 POST OAK BOULEVARD, SUITE 100 | HOUSTON, TEXAS 77056-4400 | 713.296.6000 | WWW.APACHECORP.COM

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and Indicate changes below: ☐	TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

QR CODE

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL PROPOSALS

BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote “FOR” Proposals 1 through 12.

Proposals 1-10.	Election of Directors:

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

1.	Annell R. Bay	☐	☐	☐	6.	John E. Lowe	☐	☐	☐

2.	John J. Christmann IV	☐	☐	☐	7.	William C. Montgomery	☐	☐	☐

ò Please fold here – Do not separate ò

3.	Juliet S. Ellis	☐	☐	☐	8.	Amy H. Nelson	☐	☐	☐

4.	Chansoo Joung	☐	☐	☐	9.	Daniel W. Rabun	☐	☐	☐

5.	Rene R. Joyce	☐	☐	☐	10.	Peter A. Ragauss	☐	☐	☐

11.	Ratification of Ernst & Young LLP as Apache’s Independent Auditors	☐	For	☐	Against	☐	Abstain

12.	Advisory Vote to Approve Compensation of Apache’s Named Executive Officers	☐	For	☐	Against	☐	Abstain

13.	The Proxies are authorized to vote in their best judgment upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1 THROUGH 12.

Date	Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc.
should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

APACHE CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 23, 2019

10:00 a.m.

Hilton Houston Post Oak

2001 Post Oak Boulevard

Houston, Texas 77056

Important Notice Regarding Internet Availability of Proxy Materials for this Annual Meeting:

The Notice and Proxy Statement and Annual Report on Form 10-K are available at

http://www.proxydocs.com/APA

proxy

APACHE CORPORATION – 2019 PROXY

This proxy is solicited on behalf of the board of directors

for use at the Annual Meeting on May 23, 2019

By signing this proxy, you revoke all prior proxies and appoint John J. Christmann IV, Stephen J. Riney, and P. Anthony Lannie as Proxies, with full power of substitution, and authorize them to represent the undersigned at the annual meeting of stockholders to be held May 23, 2019, or any adjournment thereof, and to vote all the shares of common stock of Apache Corporation held of record by the undersigned on March 25, 2019.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 THROUGH 12.

For participants in the Apache 401(k) Savings Plan, if this proxy, is properly executed, then the shares credited to your account will be voted in the manner directed by the undersigned. If no direction is given, if the card is not signed, or if the card is not received by May 20, 2019, then the shares credited to your account will be voted in proportion to directions received by Fidelity Management Trust Company, the trustee for the Apache 401(k) Savings Plan.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE www.proxypush.com/apa	PHONE 1-866-883-3382	MAIL
Use the Internet to vote your proxy until 11:59 p.m. (central time) on May 22, 2019. Scan code below for mobile voting.	Use a touch-tone telephone to vote your proxy until 11:59 p.m. (central time) on May 22, 2019.	Mark sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.